Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

BETWEEN

RTI SURGICAL HOLDINGS, INC.

AND

ARDI BIDCO LTD.

Dated as of January 13, 2020

Specific terms in the exhibits to this Exhibit 2.1 have been redacted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed. These redacted terms have been marked in this Exhibit 2.1 with three asterisks [***].

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Exhibit

Exhibit A	Transition Services Agreement

Exhibit B	Distribution Agreement (Hardware)

Exhibit C	Reorganization Certificate

Exhibit D	Form of German Transfer Deed

Exhibit E	IP Cross License

Exhibit F	Term Sheet for Equity Investment

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EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of January 13, 2020, between RTI Surgical Holdings, Inc., a Delaware corporation (“Parent”), and Ardi Bidco Ltd., a Delaware corporation (“Buyer”).

PRELIMINARY STATEMENT:

WHEREAS, Parent is the indirect owner of all of (a) the issued and outstanding membership interests (the “Interests”) of RTI OEM, LLC, a Delaware limited liability company (“RTI OEM”) and (b) the issued and outstanding shares (together with the Interests, the “Securities”) of Tutogen Medical GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) (the “German Subsidiary” and, together with RTI OEM, the “Companies”);

WHEREAS, prior to the Closing, Parent will effect the Reorganization;

WHEREAS, Parent and its Subsidiaries are, among other things, and following the Reorganization the Group Companies will be, engaged in the Business;

WHEREAS, Parent desires to cause its Subsidiaries to sell to Buyer, and Buyer desires to purchase from the Subsidiaries of Parent, all of the Securities (other than the Rollover Securities), all on the terms and subject to the conditions set forth herein;

WHEREAS, immediately following the sale of the Securities (other than the Rollover Securities), (a) Parent desires to cause its Subsidiaries to contribute to Buyer the Rollover Securities, free and clear of all Encumbrances other than those Encumbrances created by Buyer or imposed by Requirements of Law, in exchange for newly issued shares in Buyer in the amount necessary to consummate the remainder of the Rollover Transactions, which contribution is intended to qualify as an exchange described in Section 351 of the Code, (b) immediately thereafter, Parent desires to cause its Subsidiaries to contribute all of its shares in Buyer to Buyer’s direct parent (“Buyer TopCo”) in exchange for newly issued shares in Buyer Topco in the amount necessary to consummate the remainder of the Rollover Transactions, which contribution is intended to qualify as an exchange described in Section 351 of the Code, (c) immediately thereafter, Parent desires to cause its Subsidiaries to contribute all of its shares in Buyer TopCo to Buyer TopCo’s direct parent (“Buyer Aggregator”) in exchange for the Aggregator Securities, pursuant to a Contribution Agreement in form and substance mutually agreed upon by Parent and Buyer and such other necessary documents in form and substance mutually agreed upon by Parent and Buyer, which contribution is intended to qualify as an exchange described in Section 721 of the Code (together, the “Contribution Agreements”), and (d) the Persons acquiring at Closing interests in Buyer Aggregator shall execute and deliver the Limited Partnership Agreement of Buyer Aggregator on substantially the terms set forth in the Term Sheet attached as Exhibit F hereto (together with the Contribution Agreements, the “Contribution Documents”), with such changes to terms as shall be mutually agreed upon by the parties (the transactions described in this Recital, the “Rollover Transactions”);

WHEREAS, in connection with the Contemplated Transactions, concurrently with the execution and delivery of this Agreement, Montagu V L.P, Montagu V (US) L.P., Montagu V (Non-US) L.P. and Montagu V (D) L.P. have delivered to Parent a fully executed Equity Commitment Letter with respect to certain of Buyer’s obligations under this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) and the board of directors of Buyer (“Buyer Board”) have each unanimously approved this Agreement and the acquisition of the Securities by Buyer on the terms and subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Contemplated Transactions may be deemed to constitute a sale of all or substantially all of the assets of Parent and, therefore, approval of the Contemplated Transactions by Parent’s stockholders will be sought under Section 271 of the Delaware General Corporation Law;

WHEREAS, the Parent Board has resolved that the Contemplated Transactions constitute a sale of all or substantially all of the assets and properties of RTI Surgical;

WHEREAS, the Parent Board has (a) resolved that the entry into this Agreement and the consummation of the Contemplated Transactions are expedient and for the best interests of Parent, (b) approved and adopted this Agreement and the consummation by Parent and its Subsidiaries of the Contemplated Transactions, on the terms and subject to the conditions set forth in this Agreement, subject to the Required Parent Vote, (c) recommended that the Contemplated Transactions be approved by Parent’s stockholders, and (d) directed that the Contemplated Transactions be submitted to Parent’s stockholders for approval.

WHEREAS, as inducement to Buyer to enter into this Agreement, concurrently with the execution and delivery hereof, WSHP Biologics Holdings, LLC, Camille Farhat and Jonathon Singer are each entering into a voting agreement (collectively, the “Voting Agreements”) with the Buyer, pursuant to which each such stockholder of Parent has agreed, among other things and subject to the terms thereof, to vote the stock of Parent beneficially held by such stockholder of Parent in favor of the Contemplated Transactions; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Parent and Buyer as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Accounting Firm” has the meaning specified in Section 4.5(b).

“Acquisition Agreement” has the meaning specified in Section 7.6(e).

“Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Parent or any of its Subsidiaries which would result in any Person owning, directly or indirectly, twenty per cent (20%) or more of any class of equity securities of Parent or any of its Subsidiaries, (b) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, twenty per cent (20%) or more of any class of equity securities of Parent or any of its Subsidiaries, or twenty per cent (20%) or more of the consolidated total assets, measured either by book value or fair market value (including equity securities of its Subsidiaries) of Parent or (c) any combination of the foregoing having a similar effect to those described in clauses (a) and (b), provided, however, that in no event shall an Acquisition Proposal include any inquiry, offer or proposal, or any indication of interest solely with respect to the sale or other disposition or acquisition of any Subsidiary or business unit not included in the Business.

“Adjustment Amount” means (a) the Closing Date Working Capital minus $93,000,000, plus (b) the Closing Date Cash, plus (c) the DePuy Synthes Capex Amount, minus (d) the Transaction Expenses, minus (e) the Closing Date Indebtedness.

“Adjustment Report” has the meaning specified in Section 4.5(a).

“Adjustment Report Finalization Date” means the date which is forty-five (45) days after the date on which the Adjustment Report is delivered by Parent to Buyer; provided, however, that if Buyer or Buyer’s Accountant delivers a notice of exception within such forty-five (45) day period, and if any change to the Adjustment Report is agreed to by Buyer and Parent in accordance with Section 4.5, then the date on which Buyer and Parent agree in writing to such change shall be the Adjustment Report Finalization Date; provided, further, that if Parent and Buyer cannot agree upon the Adjustment Amount, then the date on which the Accounting Firm delivers its decision with respect to such dispute in accordance with Section 4.5 shall be the Adjustment Report Finalization Date.

“Adverse Recommendation Change” has the meaning specified in Section 7.6(e).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, “control” means the power to direct the management or affairs of a Person through the ownership of more than fifty per cent (50%) of the voting equity securities of such Person.

“Aggregator Securities” means the newly issued Units (as defined in the Term Sheet attached as Exhibit F hereto, “Units”) of Buyer Aggregator, which shall (a) be the same class and series of interests, and issued at the same price (the “Unit Purchase Price”), as the interests in Buyer Aggregator that will be concurrently issued to Montagu V L.P, Montagu V (US) L.P., Montagu V (Non-US) L.P., and Montagu V (D) L.P. or their Affiliates (“Montagu”) in connection with the Closing, and (b) be an amount of Units equal to the Rollover Amount divided by the Unit Purchase Price (and which shall be subject to dilution at Closing arising out of transaction expenses of Buyer incurred in connection with the Contemplated Transactions, any additional amounts funded by Montagu in connection with the Closing, as well as incentive interests to be issued to members of management of the Business, in each case in accordance with the Term Sheet attached as Exhibit F hereto).

“Agreed Accounting Principles” means GAAP, and to the extent consistent with GAAP, applied in a manner consistent with the accounting principles, policies, procedures and methodologies applied in the preparation of the audited, consolidated financial statements of RTI Surgical and its Subsidiaries as of, and for the fiscal year ended, December 31, 2018, as included in RTI Surgical’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 5, 2019, provided however, that in calculating Closing Date Working Capital, amounts shall be calculated as if ASC 606 had not yet taken effect.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Applicable Consents” has the meaning specified in Section 7.3(d).

“Appraisal” has the meaning specified in Section 8.2(f)(iii).

“Appraiser” has the meaning specified in Section 8.2(f)(iii).

“ArbnErfG” has the meaning specified in Section 5.10(g).

“Assumed Liabilities” means all Liabilities of Parent or any of its Subsidiaries (including, the Group Companies) to the extent arising from or relating to the Business, Transferred Equity Interests or the Contribution Assets, whether direct or indirect, known or unknown, fixed or contingent, accrued or unaccrued, matured or unmatured, or asserted or unasserted, and irrespective of whether the same shall arise prior to, on or following the Closing Date, excluding the Excluded Liabilities (for example, if a Liability exists which is 80% relating to the Business and 20% relating to Parent or any of its Subsidiaries excluding the Group Companies (and not the Business), 80% of such Liability will be an Assumed Liability). Without limiting the generality of the foregoing, the following Liabilities (other than Excluded Liabilities) shall be included among the Assumed Liabilities:

(i) all Liabilities (A) arising under any of the Contracts that constitute Contribution Assets, including the Contracts set forth on Schedule 1.4 (“Transferred Contracts”), and with respect to any Shared Contracts, only to the extent of Buyer’s portion of the contractual Liabilities under such Shared Contracts, in each case whether arising prior to, on or after the Closing, or (B) arising under any other Contract to the extent arising out of the Business whether arising prior to, on or after the Closing (the Liabilities contemplated by clauses A and B, the “Contract Liabilities”);

(ii) all Liabilities of the Business to the extent they are reflected in the Financial Statements;

(iii) all Liabilities for Taxes (A) to the extent such Liabilities were taken into account as a liability for Taxes in Closing Date Working Capital, (B) for which Buyer is liable pursuant to Section 8.2(a) and (C) (whether assessed or unassessed) applicable to the Business or any Contribution Asset for taxable years beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (collectively, “Assumed Taxes”);

(iv) all Liabilities relating to any claim by a third party to the extent relating to the ownership or operation of the Business, the Contribution Assets or the other Assumed Liabilities;

(v) subject to Section 8.6, all Liabilities of Parent or any of its Affiliates to pay or perform pursuant to any guaranty or obligation or Encumbrance, security interest or other encumbrance on, or in respect of, any collateral of Parent or any of its Affiliates to ensure performance given or made by Parent or any of its Affiliates, in each case, to the extent related to the Business (including pursuant to any letter of credit or surety bond);

(vi) all Liabilities arising from litigation, arbitration, administrative, workers’ compensation or other Proceedings, audits, regulatory inspections, investigations or inquiries pending or threatened against the Business or the Contribution Assets, including those Proceedings listed on Schedule 5.12, and all performance obligations under any non-financial settlement obligation to the extent relating to the Business or the Contribution Assets;

(vii) the Assumed Plans along with all Liabilities under or with respect thereto;

(viii) all Liabilities relating to Business Employees except as otherwise provided in Section 8.3;

(ix) all liabilities to the extent included in Closing Date Working Capital; and

(x) all Liabilities arising from any regulatory or administrative obligation associated with products manufactured by the Business.

“Assumed Plans” has the meaning specified in Section 8.3(e).

“Assumed Taxes” has the meaning specified under the defined term “Assumed Liabilities.”

“Balance Sheet Date” means December 31, 2018.

“Base Purchase Price” means Four Hundred Ninety Million Dollars ($490,000,000).

“Business” means the business of (a) providing original equipment manufacturing (“OEM”), including the design, development and manufacture, of private label and custom biological-, metal- and polymer-based implants and instruments that are used in spine, sports medicine, plastic and reconstructive, urology, gynecology and trauma surgical procedures, and (b) processing donated human musculoskeletal and other tissue and bovine and porcine animal tissue in producing allograft and xenograft implants using BIOCLEANSE®, TUTOPLAST® and

CANCELLE® SP sterilization processes (i) as represented by Parent’s “Sports” line of business and (ii) as otherwise described in RTI Surgical’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 5, 2019, in each case for clauses (a) and (b), as currently produced at Parent’s facilities in Alachua, Florida; Marquette, Michigan; Greenville, North Carolina; and the German Subsidiary’s facility in Neunkirchen, Germany. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the “Business” shall not be deemed to include the marketing, sale or direct distribution of surgical implants, instruments, or biologics used in the treatment of conditions affecting the spine (x) as represented by Parent’s “Spine” or “International” lines of business and (y) as otherwise described in RTI Surgical’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 5, 2019.

“Business Agreements” has the meaning specified in Section 5.15.

“Business Employee” means each individual who, with respect to (A) each Group Company other than the German Subsidiary both (i) is listed on Schedule1.1(c), as amended after the date hereof in accordance with Section 5.18(c), and (ii) is employed by a Group Company as of the Closing Date, and (B) the German Subsidiary, is employed by the German Subsidiary as of the Closing Date.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Aggregator” has the meaning specified in the Recitals.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or any of its respective Affiliates (including, following the Closing, the Group Companies) under this Agreement or in connection herewith.

“Buyer Board” has the meaning specified in the Recitals.

“Buyer Credit Agreement” has the meaning specified in Section 7.1(c).

“Buyer Indemnified Persons” has the meaning specified in Section 12.2.

“Buyer Related Persons” has the meaning specified in Section 11.3(c).

“Buyer TopCo” has the meaning specified in the Recitals.

“Buyer’s Accountant” has the meaning specified in Section 4.5(b).

“Cash” means, as of the date and time of determination, the aggregate amount of cash and cash equivalents (available for use in no more than ten (10) days) and marketable securities (with an original maturity of three (3) months or less), in each case calculated in accordance with the Agreed Accounting Principles and calculated on a consolidated basis; provided that “Cash” shall include all deposits in transit (including checks or drafts deposited prior to Closing but not cleared as of immediately prior to Closing) less outstanding checks, and exclude (a) restricted cash and trapped cash (including all amounts held in escrow or which are otherwise subject to an Encumbrance or held as security deposits or collateral), (b) the cost (including Taxes) of repatriating any cash held by any non-U.S. Group Company to Buyer, and (c) amounts included in Working Capital and, for the avoidance of doubt, the DePuy Synthes Capex Amount.

“CE Mark” means a marking by which a manufacturer indicates that a medical device is in conformity with the applicable requirements set out in all applicable Requirements of Law providing for its affixing.

“Certain Funds Terms” has the meaning specified in Section 7.1(c).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means that any of the following shall have occurred: (i) the review period under the DPA, commencing on the date that the CFIUS Notice is accepted by CFIUS, shall have expired and the parties shall have received written notice from CFIUS that such review has been concluded and that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions; (ii) an investigation shall have been commenced after such review period and CFIUS shall have determined to conclude all deliberative action under the DPA without sending a report to the President of the United States, and the parties shall have received written notice from CFIUS that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Contemplated Transactions shall have expired without any such action being threatened, announced or taken, or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Contemplated Transactions.

“CFIUS Notice” means a joint voluntary notice with respect to the Contemplated Transactions prepared by the parties and submitted to CFIUS in accordance with the requirements of the DPA.

“CFIUS Turndown” means (a) CFIUS shall have notified the parties, orally or in writing, that CFIUS intends to send a report to the President of the United States recommending that he act to suspend or prohibit the Contemplated Transactions, and (b) the parties shall have made a determination in good faith that CFIUS Clearance is unlikely to be obtained.

“Claim Notice” has the meaning specified in Section 12.5.

“Closing” means the closing of the transfer of the Securities from Parent to Buyer in accordance with the terms and conditions of this Agreement.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Cash” means the aggregate amount of all Cash of the Group Companies, on a consolidated basis, as of the close of business on the day immediately before the Closing Date.

“Closing Date Indebtedness” means, without duplication, the sum of the aggregate amount of all (a) Indebtedness of the Group Companies, on a consolidated basis, as of immediately prior to Closing (after giving effect to the Contemplated Transactions as if they have been consummated), and (b) Assumed Liabilities to the extent that they constitute Indebtedness, in each case calculated in accordance with the Agreed Accounting Principles.

For the avoidance of doubt, Closing Date Indebtedness shall not include Indebtedness under the Credit Agreements; the Group Companies will be discharged from all Liabilities thereunder in connection with and at Closing and the Indebtedness thereunder will be paid off in connection with and at Closing.

“Closing Date Working Capital” means Working Capital as of the close of business on the day immediately before the Closing Date.

“COBRA” has the meaning specified in Section 5.16(d).

“Code” means the Internal Revenue Code of 1986.

“Companies” has the meaning specified in the first recital of this Agreement.

“Company IT Systems” means all computer and information technology systems, devices, equipment, platforms and networks, hardware, software, databases and websites used by and under the control of the Group Companies in connection with the Business.

“Competition Law” means any Requirements of Law that provide for merger control or are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain letter agreement dated October 31, 2019 between Piper Jaffray & Co. (on behalf of Parent) and Montagu Private Equity SAS.

“Confidential Information of Parent” means, as of Closing, all confidential or proprietary information and data exclusively relating to the operation of Parent’s and its Subsidiaries’ retained business (following consummation of the Contemplated Transactions). Notwithstanding the foregoing, Confidential Information of Parent shall not include information or data that (a) is or becomes generally available to the public other than as a result of disclosure by Buyer or its Subsidiaries in violation of this Agreement, (b) is disclosed to Buyer or its Subsidiaries after Closing by a third party which has, or is reasonably believed by Buyer or its Subsidiaries to have, a legal right to make such disclosure without requiring Buyer or its Subsidiaries to maintain the confidentiality thereof, or (c) is independently developed by or for Buyer or its Subsidiaries after Closing, without reliance on or reference to any Confidential Information of Parent.

“Confidential Information of the Business” means, as of Closing, all confidential or proprietary information and data exclusively relating to the operation of the Business. Notwithstanding the foregoing, Confidential Information of the Business shall not include information or data that (a) is or becomes generally available to the public other than as a result of disclosure by Parent or its Subsidiaries in violation of this Agreement, (b) is disclosed to Parent or its Subsidiaries after Closing by a third party which has, or is reasonably believed by Parent or its Subsidiaries to have, a legal right to make such disclosure without requiring Parent or its Subsidiaries to maintain the confidentiality thereof, or (c) is independently developed by or for Parent or its Subsidiaries after Closing, without reliance on or reference to any Confidential Information of the Business.

“Consolidated Tax Group” means, as to any Group Company, any “affiliated group” (as defined in Section 1504(a) of the Code) that includes Parent or its Affiliates (other than the Group Companies) and one or more Group Companies, and any similar group of entities filing Tax Returns on a combined, consolidated or unitary basis that, at any time on or before the Closing Date, includes or has included Parent and such Group Company.

“Contemplated Transactions” means any and all transactions contemplated by this Agreement, the Parent Ancillary Agreements and/or the Buyer Ancillary Agreements, as the context so requires, including the Rollover Transactions.

“Continuing Employee” has the meaning specified in Section 8.3(a).

“Contract” means any written legally binding contract, agreement, arrangement, bond, note, indenture, mortgage, debt instrument, license, franchise, lease or instrument (including any amendments and other modifications thereto).

“Contract Liabilities” has the meaning specified under the defined term “Assumed Liabilities.”

“Contribution Agreements” has the meaning specified in the Recitals.

“Contribution Assets” means all of the right, title and interest in and to, as of the applicable time of the contribution, all of the assets, properties, rights and claims of Parent or its Subsidiaries that (subject to, and without limiting Section 7.3 in relation to Shared Contracts) are set forth on Schedule 1.1(c), or that are otherwise primarily used in the operation of the Business.

“Contribution Documents” has the meaning specified in the Recitals.

“Copyrights” means all copyrights and copyrightable works, , whether or not registered or published, including any “moral” rights, mask works, registered copyrights, and pending applications to register the same and corresponding rights in works of authorship.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“CP Satisfaction Letter” has the meaning specified in Section 7.1(c).

“Credit Agreements” means that certain (a) Credit Agreement, dated as of June 5, 2018, by and among RTI Surgical, Pioneer Surgical Technology, Inc. (“Pioneer”, and together with RTI Surgical, collectively the “Borrowers”), the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent for the other lenders party thereto (as amended by that certain First Amendment to Credit Agreement and Joinder Agreement, dated as of March 8, 2019, by and among Parent, Borrowers, the loan parties party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the other lenders party thereto, as amended by that certain Second Amendment to Credit Agreement, dated as of December 9, 2019, by and among Parent, Borrowers, the loan parties party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the other lenders party thereto and as may be further amended, amended and restated, supplemented and/or otherwise modified from time to time, and (b) Second Lien Credit Agreement, dated as of March 8, 2019, by and among RTI Surgical as borrower, the lenders party thereto from time to time and Ares Capital Corporation, as administrative agent for the other lenders party thereto, as amended, amended and restated, supplemented and/or otherwise modified from time to time.

“D&O Insurance” has the meaning specified in Section 8.5(c).

“Data Privacy Laws” means all applicable Requirements of Law and self-regulatory guidelines (including of any applicable foreign jurisdiction) concerning data security and privacy of data and information, including the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information and the adoption of all appropriate technical and organizational security measures to protect Personal Information against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, including as applicable, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Health Insurance Portability and Accountability Act (HIPAA), Health Information Technology for Economic and Clinical Health Act (HITECH), EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation 2016/679/EU (GDPR) and any and all applicable Requirements of Law relating to breach notification in connection with Personal Information.

“DePuy Synthes Capex Amount” means an amount (up to a maximum of $3,500,000) representing all capital expenditure actually paid by Parent or any of its Subsidiaries prior to delivery to Buyer of the statement pursuant Section 4.2(b) in connection with the acquisition of the new business from DePuy Snythes.

“Distribution Agreement (Hardware)” means the Manufacture and Distribution Agreement (Hardware), dated as of the Closing Date, between RTI OEM and RTI Surgical, in the form attached hereto as Exhibit B.

“Distribution Agreement (Tissue)” means the Processing and Distribution Agreement, dated as of the Closing Date, between RTI OEM and RTI Surgical, in the forms mutually agreed upon by Parent and Buyer.

“Domain Names” means all Internet domain names, website addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing and all social media accounts.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, and all regulations issued and effective thereunder.

“Employee Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA) and (ii) all other employee benefit, Employment Agreement, executive compensation, retention, severance, termination pay, salary continuation, bonus, incentive, change in control, transaction bonus, forms of equity or equity-based compensation, retirement, supplemental retirement, pension, profit sharing, deferred compensation, health or other medical, dental, vision, vacation, life, disability or any other compensation or benefit plans, contracts, programs, agreements or arrangements that are sponsored, maintained or contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any Business Employee, or with respect to which any of the Group Companies have any direct or indirect present or future liability, contingent or otherwise.

“Employment Agreement” has the meaning specified in Section 5.14(j).

“Encumbrance” means any lien, charge, security interest, encumbrance, deed of trust, right of way, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Environmental Laws” means all Requirements of Law concerning pollution or the protection of the environment, natural resources, or human health and safety in respect of exposure to Hazardous Substances (including those relating to the use, generation, handling, transport, treatment, storage, disposal or Release of Hazardous Materials).

“Equity Commitment Letter” means that certain Equity Commitment Letter, dated as of the date hereof, between Montagu V L.P, Montagu V (US) L.P., Montagu V (Non-US) L.P. and Montagu V (D) L.P. and Buyer.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Group Companies, is treated as a single employer under Section 414 of the Code.

“Estimated Adjustment Amount” means (a) the Estimated Closing Date Working Capital minus $93,000,000, plus (b) the Estimated Closing Date Cash, plus (c) the DePuy Synthes Capex Amount, minus (d) the Estimated Transaction Expenses, minus (e) the Estimated Closing Date Indebtedness.

“Estimated Closing Date Cash” means Parent’s good faith estimate of the Closing Date Cash as set forth on the statement delivered pursuant to Section 4.2(b).

“Estimated Closing Date Indebtedness” means Parent’s good faith estimate of the Closing Date Indebtedness as set forth on the statement delivered pursuant to Section 4.2(b).

“Estimated Closing Date Working Capital” means Parent’s good faith estimate of the Closing Date Working Capital as set forth on the statement delivered pursuant to Section 4.2(b).

“Estimated Transaction Expenses” means Parent’s good faith estimate of the Transaction Expenses as set forth on the statement delivered pursuant to Section 4.2(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Liabilities” means (a) the following Liabilities of Parent or any of its Subsidiaries:

(i) any Liability of Parent or any of its Affiliates with respect to an Employee Benefit Plan that is not an Assumed Plan;

(ii) all retention, change in control, transaction or incentive payments, or any other similar payments, in each case, payable to any current or former employees, directors or individual service providers of any of the Group Companies which become payable or due upon and solely as a result of the consummation of the Contemplated Transactions (excluding, for the avoidance of doubt, any payment subject to a “double-trigger” requirement or otherwise contingent upon the occurrence of any subsequent event), including (x) the Continuation Payments and/or (y) any payments made or to be made pursuant to the Special Recognition Bonus Letters entered into between certain Business Employees and Parent, and the amount of the employer’s portion of any employment, payroll or social security Taxes with respect to the amounts set forth in this clause (iii) of this definition;

(iii) all Liabilities of Parent and its Subsidiaries for Taxes, including Taxes (A) (whether assessed or unassessed) applicable to the Business or any Contribution Asset or due and payable by the German Subsidiary for taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date, in each case including Taxes related to or arising as a result of the Reorganization, (B) that result from any election under Section 338 of the Code or any similar provisions of state, local or foreign law made pursuant to Section 8.2(g) and (C) imposed on a Group Company pursuant to Treas. Reg. § 1.1502-6 solely as a result of such Group Company having been a member of a Consolidated Tax Group (collectively, the “Excluded Taxes”); provided, however, that Excluded Taxes shall not include any Assumed Taxes;

(iv) all Liabilities under the Credit Agreements; and

(b) (i) any Liability or costs arising out of or resulting from the Proceedings and matters set forth on Schedule 1.1(a), including (i) attorney’s fees and fees relating to forensic and expert assistance and costs associated with cooperating with the applicable Governmental Body, responding to requests made by such Governmental Body and to subpoenas issued thereby, litigating with such Governmental Body and settling with such Governmental Body, (ii) advancement and indemnification of legal and other expenses to officers and/or directors, (iii) any penalties, disgorgement, or other liability incurred as a result of litigating or settling with such Governmental Body in connection with such Proceeding or matter, and (iv) any costs, including attorney’s fees relating to forensic and expert assistance, or Liability incurred as a result of litigation by shareholders or other stakeholders (including participants in qui tam actions), including to debt holders, arising out of or related to the same facts that are the subject of such Proceeding or matter, whether or not such Proceeding or matter results in any action by such Governmental Body.

“FDA” means the U.S. Food and Drug Administration.

“Final Allocation Schedule” has the meaning specified in Section 8.2(f)(iv).

“Financial Statements” means the Interim Financial Statements and the Historical Financial Statements.

“Fraud” means (a) with respect to Parent, a knowing misrepresentation with respect to any representation or warranty made by Parent in Article V or any certificate required by this Agreement to be delivered by Parent to Buyer at Closing, made with the express intent of inducing Buyer to enter into this Agreement (or with respect to the certificates, to consummate the Closing), and (b) with respect to Buyer, a knowing misrepresentation with respect to any representation or warranty made by Buyer in Article VI or any certificate required by this Agreement to be delivered by Buyer to Parent at Closing, made with the express intent of inducing Parent to enter into this Agreement (or with respect to the certificates, to consummate the Closing). For the avoidance of doubt, the definition of Fraud in this Agreement does not include constructive fraud or any other similar fraud based claim or theory.

“GAAP” means United States generally accepted accounting principles in effect at the date of the financial statement to which it refers.

“German Subsidiary” has the meaning specified in the Recitals.

“German Transfer Deed” means the German law governed transfer deed executed in front of a German notary public effecting the in rem transfer of the shares in the German Subsidiary substantially in the form attached as Exhibit D.

“Governmental Body” means any foreign, federal, state, local, municipal or other government, governmental authority or regulatory body or supervisory authority or self-regulatory body, including any court, tribunal, judicial body or arbitrator (public or private).

“Government Official” means any officer or employee of a Governmental Body, or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Body (including public universities and healthcare institutions) or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Order” means any ruling, order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Body.

“Governmental Permits” has the meaning specified in Section 5.7.

“Group Companies” means the Companies, Tutogen Medical (United States), Inc., a Florida corporation and RTI Donor Services, Inc., a Delaware corporation.

“Guaranties” has the meaning specified in Section 8.6.

“Hazardous Materials” means any material, substance, or waste defined as, listed, characterized, or otherwise regulated as hazardous or toxic or as a contaminant or pollutant under Environmental Laws.

“Healthcare Laws” means (a) all applicable United States and foreign, state and local healthcare laws and regulations, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and implementing regulations, the Public Health Service Act (42 U.S.C. § 201 et seq.) and implementing regulations, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Federal Civil False Claims Act (31 U.S.C. § 3729 et seq.), provisions relating to debarment from participating in any federal healthcare program under 21 U.S.C. § 335a, provisions relating to exclusion from participating in any federal healthcare program pursuant to 42 U.S.C. § 1320a-7 and the National Organ Transplant Act (42 U.S.C. 274 et seq.), and (b) all other applicable Requirements of Law relating to the research, development, testing, manufacture, handling, production, preparation, propagation, compounding, conversion, pricing, labelling, packaging, marketing, promotion, advertising, sale and distribution of a medical device, tissues and cells biological material or combination thereof.

“Held Asset” has the meaning specified in Section 7.10(a)(i).

“Historical Financial Statements” means the unaudited combined balance sheet of the Business as of December 31, 2018, and the unaudited combined consolidated statements of income of the Business for the years ended December 31, 2018 and December 31, 2017, as included in Schedule 5.4.

“HIPAA” has the meaning specified in Section 5.12(a)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICE” has the meaning specified in Section 5.18(e).

“Indebtedness” of any Person as of any date means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, mortgages, debentures, indentures, or other similar instruments or debt securities, (c) all reimbursement, payment or similar obligations under banker’s acceptances, letters of credit, or surety arrangements (in each case, solely to the extent drawn), (d) all capitalized finance lease obligations (recorded as such in accordance with the Agreed Accounting Principles), excluding leases classified as operating leases in the Interim Financial Statements, (e) all Liabilities of such Person for the deferred purchase price of goods or services, including any earn-out, holdback amount with respect to the acquisition of any business, property, assets or services or accounts of any Person, or similar contingent obligations (other than accounts payables incurred in the ordinary course of business) valued at the maximum amount payable with respect thereto on the date of determination, (f) all indebtedness of such Person created or arising under any factoring, conditional sale or other title retention Contract or policy with respect to property acquired by such

Person (even though the rights and remedies of any lender under such Contract or policy in the event of default are limited to repossession or sale of such property, (g) to the extent not an Excluded Liability, all accrued and unpaid severance amounts for any Business Employee terminated prior to the Closing (unless re-hired by a Group Company prior to Closing in connection with the Reorganization), (h) all recourse and nonrecourse liabilities and other similar liabilities arising from any transactions related to the assignment of receivables for financing purposes, (i) all mark-to market value of the Liabilities with respect to any derivative, currency swap and hedging arrangements and similar financial instruments and Contracts, whether optional or committed, whether accrued or not, (j) all dividends or distributions of such Person which have been approved on or before the date of determination and are unpaid, (k) guarantees of such Person in connection with any indebtedness for borrowed money of a type described in clauses (a) through (k) above (other than guarantees issued by any Group Company under the Credit Agreements to the extent released prior to or concurrently with Closing), and (l) in each case with respect to clauses (a) to (k) above, together with all accrued and unpaid interest and accrued and unpaid fees thereon as of the Closing Date and all premiums, prepayment penalties and breakage costs arising from the repayment, liquidation or termination of such Indebtedness, whether or not such amount arises as of the Closing Date or thereafter pursuant to the terms thereof; provided, that Indebtedness shall not include (A) any intercompany indebtedness between or among such Person and any of its wholly-owned Subsidiaries, or (B) Liabilities to the extent considered in the calculation of Working Capital or any Excluded Liabilities.

“Indebtedness Payoff Amount” has the meaning specified in Section 4.4(m).

“Indemnification Claim” has the meaning specified in Section 12.5.

“Indemnified Party” has the meaning specified in Section 12.3.

“Indemnifying Party” has the meaning specified in Section 12.5.

“Insurance Policies” has the meaning specified in Section 5.20.

“Intellectual Property” means all worldwide rights, title and interests arising out of any intellectual property, including Copyrights, Patent Rights, Trademarks, Trade Secrets, Domain Names and all similar, or equivalent intellectual or proprietary rights anywhere in the world.

“Intellectual Property License” means (i) any grant (or covenant not to assert) by Parent or any of its Subsidiaries to another Person of any license right to or under the Owned Intellectual Property; and (ii) any grant (or covenant not to assert) by another Person to Parent or any of its Subsidiaries of any license right to or under any third Person’s Intellectual Property rights, in each case used in connection with the Business.

“Intercompany Agreements” has the meaning specified in Section 7.7(b).

“Interim Financial Statements” means the unaudited combined consolidated balance sheet of the Business as of the Interim Financial Statements Date, and the related statements of income for the nine-months then ended, included in Schedule 5.4.

“Interim Financial Statements Date” means September 30, 2019.

“Intervening Event” means a material event, development, occurrence, state of facts or change (or the magnitude thereof) that was not known to the Parent Board and was not reasonably foreseeable by the Parent Board as of or prior to the date of the execution and delivery of this Agreement, which event, development, occurrence, state of facts or change (or the magnitude thereof) becomes known to the Parent Board before the receipt of the Required Parent Vote; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (a) the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto or the consequences thereof, or (b) any change in the price or trading volume of Parent equity securities (provided that the underlying cause of such change may be taken into account in determining whether there has been an Intervening Event).

“IP Cross License” means the IP Cross License, dated as of the Closing Date, between Parent and RTI OEM in the form attached hereto as Exhibit E.

“Knowledge of Buyer” means, as to a particular matter, the current actual knowledge, as of the date hereof, of the Persons listed on Schedule 1.2.

“Knowledge of Parent” means, as to a particular matter, the current actual knowledge, as of the date hereof, of the Persons listed on Schedule 1.3.

“Leased Real Property” has the meaning specified in Section 5.9.

“Liability” means any debt, loss, damage, claim, liability, assurance, commitment or obligation (whether direct or indirect, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, known or unknown, asserted or unasserted, vested or unvested, liquidated or unliquidated, or due or to become due), whenever or however arising (whether by law, contract, tort, negligence, strict liability or otherwise), and regardless of whether such item would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

“Licensed Intellectual Property” has the meaning specified in Section 5.10(b).

“Material Adverse Effect” means any change, development, condition, event, occurrence or effect that, individually or in the aggregate, (i) has had, or would reasonably be expect to have, in either case, a material adverse effect on the assets, Assumed Liabilities, results of operations or financial condition of the Group Companies, taken as a whole, or the Business, or (ii) materially impairs the ability of Parent to consummate the Contemplated Transactions; provided, however, that in the case of the foregoing clause (i) only, any adverse effect to the extent resulting from the following clauses (a) to (j) shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur if it is any change, development, condition, event, occurrence or effect to the extent arising out of, resulting from or attributable to (either alone or in combination): (a) economic conditions (or general changes after the date hereof in such conditions) in the Group Companies’ industry or industry sector, (b) political conditions generally of the United States or any other foreign jurisdictions in which the Group Companies operate, (c) the securities markets, credit markets, currency markets or other financial markets, (d) the disclosure of the Contemplated Transactions, the negotiation or execution of this Agreement or the consummation of the Contemplated Transactions, (e) changes after the date hereof in Requirements of Law, GAAP or the enforcement or interpretation thereof, (f) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with the written consent of Buyer or any of its Affiliates (to the extent granted in accordance with the terms hereof), (g) any action taken by (or at the express request of) Buyer or its Affiliates, (h) any acts of God, (i) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, or (j) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that with respect to clauses (a), (b), (c), (e), (h) and (i), such matter shall be considered to the extent that it disproportionately adversely affects the Group Companies, taken as a whole, or the Business, as compared to similarly situated participants or businesses in the industries in which the Group Companies or the Business operates.

“Non-Assignable Asset” has the meaning specified in Section 7.9(a).

“Notice Period” has the meaning set forth in Section 7.6(e).

“Omitted Asset” has the meaning specified in Section 7.10(a)(ii).

“Other Guaranties” has the meaning specified in Section 8.6.

“Outside Date” means the six-month anniversary of the date of this Agreement.

“Owned Intellectual Property” means all Intellectual Property owned by, or purported to be owned by, Parent or its Subsidiaries and, in each case, used in connection with the Business.

“Owned Real Property” has the meaning specified in Section 5.8.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

“Parent Board” has the meaning specified in the Recitals.

“Parent Data” means any data or information existing as of the Closing Date of or relating to Parent or its Subsidiaries that is financial in nature or otherwise necessary for Parent and its Subsidiaries to comply with Requirements of Law.

“Parent Indemnified Persons” has the meaning specified in Section 12.3(a).

“Parent Releasor” has the meaning specified in Section 8.8.

“Parent Stockholder Meeting” shall have the meaning specified in Section 7.5(a).

“Patent Rights” means all domestic and foreign patents and patent applications, together with all continuations, continuations-in-part, divisionals, revisions, renewals, extensions, re-examinations or reissues thereof.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in accordance with applicable Requirements of Law and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) Encumbrances identified on Schedule 1.1(b), (d) other Encumbrances or imperfections on property which are not material in amount, either individually or in the aggregate, and do not materially detract from the value of or impair the existing use of the property (other than Intellectual Property) affected by such Encumbrance or imperfection, which are not being violated in any material respect (e) applicable Requirements of Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Owned Real Property or Leased Real Property, which as to the Owned Real Property are not being violated in any material respect, (f) all matters that are shown on surveys of Owned Real Property made available to Buyer, (g) Encumbrances not created by Parent or any of its Subsidiaries that affect the underlying fee interest of the Leased Real Property, and (h) prior to the Closing Date only, Encumbrances imposed in connection with the Credit Agreements.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “personal information”) provided by applicable Data Privacy Laws, or by the Company in any of its privacy policies, notices or contracts, all information that identifies or could be used to identify an individual person or device. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“PHI” has the meaning specified in Section 5.12(f)(i).

“Pre-Closing Taxes” means all Liabilities of Parent and its Subsidiaries for Taxes for any pre-Closing period, including the pre-Closing portion of the Straddle Period, and any Tax imposed on a Group Company pursuant to Treas. Reg. § 1.1502-6 solely as a result of such Group company having been a member of a Consolidated Tax Group, in each case other than Taxes that are Assumed Taxes.

“Preliminary Allocation Schedule” has the meaning specified in Section 8.2(f)(ii).

“Preliminary Purchase Price” has the meaning specified in Section 4.2(a).

“Prior Companies Counsel” has the meaning specified in Section 13.16.

“Proceeding” means any action, Court Order, writ, injunction or any claim, suit, litigation, proceeding, arbitration, audit or investigation, in each case by or before any Governmental Body, or arbitration or mediation.

“Product” has the meaning specified in Section 5.13(a)(i).

“Proxy Statement” has the meaning specified in Section 7.5(a).

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Marks” has the meaning specified in Section 8.1(a).

“Pursue” means the discharge, prosecution, appeal, negotiation, resolution, settlement, compromise or other pursuit or defense of any claims in respect of the Excluded Liabilities, in whole or in part, including by litigation, arbitration, alternative dispute resolution, negotiation, settlement or compromise.

“Quality Agreements” means the one or more Quality Agreements, dated as of the Closing Date, between RTI OEM and RTI Surgical, related to the Distribution Agreement (Hardware) and Distribution Agreement (Tissue), in the forms mutually agreed upon by Parent and Buyer.

“Real Property Leases” has the meaning specified in Section 5.9.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, or discharge of a Hazardous Material into the environment.

“Released Matter” has the meaning specified in Section 8.8.

“Reorganization” means (a) the formation of one or more Subsidiaries of Parent; (b) the capital contributions, distributions, transfers and mergers of certain Subsidiaries of Parent in accordance with the steps plan attached to Schedule 1.1(c) (the “Transferred Equity Interests”); and (c) (i) the contribution by Parent or its applicable Subsidiaries of the Contribution Assets to RTI OEM and (ii) the assumption by RTI OEM, of the Assumed Liabilities.

“Reorganization Agreement” has the meaning specified in Section 7.9(a).

“Reorganization Certificate” means the certificate duly executed by an officer of Parent at Closing substantially in the form attached hereto as Exhibit C.

“Replacement Shared Contract” has the meaning specified in Section 7.3(e).

“R&W Insurance Policy” has the meaning specified in Section 12.11.

“Required Parent Vote” means (a) the affirmative vote of the holders of a majority of the outstanding shares voting together as a single class on a fully converted basis of (i) common stock, par value $0.001 per share, of Parent and (ii) Series A convertible preferred stock, par value $0.001 per share, of Parent, in each case entitled to vote thereon, in favor of the Contemplated Transactions, and (b) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series A convertible preferred stock, par value $0.001 per share, of Parent, voting separately as a class, in favor of the Contemplated Transactions.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes, regulatory guidance or ordinances enacted, adopted, in each case having the force of law, including principles of common law, or issued or promulgated by any Governmental Body.

“Revised Allocation Schedule” has the meaning specified in Section 8.2(f)(iv).

“Rollover Amount” means $10,000,000, which represents the equity value Parent or its Subsidiaries will, following the consummation of the Rollover Transactions, own in Buyer Aggregator as of immediately following the Closing (and subject to dilution as described in the definition of Aggregator Securities).

“Rollover Securities” means the Interests in the amount necessary to consummate the Rollover Transactions; provided, if US Metals LLC is formed pursuant to Section 7.8(a), “Rollover Securities” means the securities in US Metals LLC and/or in RTI OEM in the amount necessary, in the aggregate (with the proportion of securities allocated between US Metals LLC and/or in RTI OEM to be determined by Parent with the consent of Buyer (not to be unreasonably withheld, conditioned or delayed), to consummate the Rollover Transactions.

“Rollover Transactions” has the meaning specified in the Recitals.

“RTI OEM”, subject to Section 7.8, has the meaning specified in the Recitals.

“RTI Surgical” means RTI Surgical, Inc., a Delaware corporation.

“Sale of Parent” means any transaction or series of related transactions pursuant to which any Person or group of Persons, in the aggregate acquires, directly or indirectly, (a) a majority of the equity securities of Parent or the right to appoint a majority of the members of the Parent Board or (b) a majority of Parent’s assets determined on a consolidated basis, in each case whether by merger, consolidation, reorganization, combination, transfer of economic benefit or otherwise.

“Scheduled Intellectual Property” has the meaning specified in Section 5.10(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338 Election” has the meaning specified in Section 8.2(f)(i).

“Section 409A” has the meaning specified in Section 5.16(g).

“Securities” has the meaning specified in the Recitals.

“Security Incident” has the meaning specified in Section 8.1(e).

“Shared Contracts” has the meaning specified in Section 7.3(e).

“Special Indemnification Losses” means any and all Liabilities, Taxes and reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses), in each case that are due and payable; provided, however, that Special Indemnification Losses shall not include (a) lost business opportunities, lost profits, any measure of damages based on diminution in value or based on any multiple of damages, earnings, profits, cash flow or similar concept, (b) consequential, special or punitive damages, except to the extent paid to a third party, or (c) cost and expense allocation for the time employees of Buyer and its Subsidiaries devote to such matter.

“Special Recognition Bonus Letters” has the meaning specified in Schedule 5.16(a).

“SSA” has the meaning specified in Section 5.13(e).

“Steering Committee” has the meaning specified in Section 7.8(d).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any Person of which (a) such party or any other Subsidiary of such party is a general partner or managing member or (b) at least fifty per cent (50%) of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors (or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal (except that for purposes of this definition of “Superior Proposal” references in the definition of “Acquisition Proposal” to “twenty per cent (20%)” shall be replaced by “fifty per cent (50%)”), that the Parent Board determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the Person making the proposal (a) is reasonably likely to be consummated in accordance with its terms and (b) is more favorable from a financial point of view to Parent than the terms of the Contemplated Transactions as determined in good faith (after such consultation as aforesaid and after giving effect to any modifications to the Contemplated Transactions as contemplated in Section 7.6) by the Parent Board.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, social security, unemployment disability, payroll, withholding, alternative or add-on minimum, registration, environmental, escheat or unclaimed property, ad valorem, value added, transfer or excise tax, or any similar tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any Governmental Body, and (b) any liability in respect of any items described in clause (a) payable by reason of transferee or successor liability, operation of Requirements of Law, or Treasury Regulation 1.1502-6 (or any similar provision of Requirements of Law).

“Tax Package” has the meaning specified in Section 8.2(b)(iv).

“Tax Return” means any return, report or similar statement required to be filed with a Governmental Body with respect to any Tax (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Fee” has the meaning specified in Section 11.3(b)(i).

“Third Party Claim” has the meaning specified in Section 12.6.

“Trade Secrets” means all trade secret rights in confidential information and other non-public or proprietary information (whether or not patentable), including ideas, compositions, know-how, concepts, methods, processes, techniques, formulae, reports, data, customer lists, mailing lists, business plans, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, proposals and technical data, business and marketing plans, market surveys and other proprietary information that are protected by Requirements of Law as a “trade secret” or other similar concept under applicable Requirements of Law.

“Trademarks” means all trademarks, service marks, logos, trade names, brand names, corporate names, trade dress, trade styles and other identifiers indicating the business or source of good or services, other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise), and all registrations and pending applications to register, and renewals of, the foregoing anywhere in the world, and all goodwill associated with any of the foregoing.

“Transaction Agreements” means this Agreement or any related Parent Ancillary Agreement or Buyer Ancillary Agreement.

“Transaction Expenses” means, to the extent not an Excluded Liability and to the extent not fully paid prior to Closing, all (a) legal, investment banking, accounting and other advisory or similar fees and expenses incurred by any of the Group Companies in connection with the Contemplated Transactions or the preparation and negotiation of this Agreement, (b) all retention, change in control, transaction or incentive payments, or any other similar payments, in each case, payable to any current or former employees, directors or individual service providers of any of the Group Companies which become payable or due upon and solely as a result of the consummation of the Contemplated Transactions (excluding, for the avoidance of doubt, any payment subject to a “double-trigger” requirement or otherwise contingent upon the occurrence of any subsequent event), and (c) payroll, social security, unemployment or other Taxes required to be paid by or on behalf of any Group Company in connection with any of the payments in clause (b), in each case, as of the close of business on the day immediately before the Closing Date and after giving effect to the Contemplated Transactions as though they have occurred.

“Transfer Taxes” has the meaning specified in Section 8.2(a).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, between Parent and RTI OEM in the form attached hereto as Exhibit A.

“Voting Agreements” has the meaning specified in the Recitals.

“Underwriting Lender” has the meaning specified in Section 7.1(c).

“US Biologics” means that portion of the Business that relates to the design, development and manufacture of products of the Business produced currently produced at Parent’s facilities in Alachua, Florida and Greenville, North Carolina.

“US Metals” means that portion of the Business that relates to the design, development and manufacture of products of the Business currently produced at Parent’s facilities in Marquette, Michigan.

“US Metals LLC” has the meaning specified in Section 7.8(c).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any comparable foreign, state, or local Requirements of Law.

“Wind Down Period” has the meaning specified in Section 8.1(a).

“Working Capital” means the current assets, excluding current deferred and income Tax assets (other than Cash) minus the current liabilities, excluding current deferred and income Tax liabilities (other than Indebtedness) of the Group Companies, in each case for the line items reflected in Schedule 1.5(a), as calculated in accordance with the Agreed Accounting Principles. Schedule 1.5(a) sets forth an illustrative calculation of the Working Capital as of the Interim Financial Statements Date.

Section 1.2. Interpretation. In this Agreement (including in any Schedules):

(a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b) “including” means “including without limitation”;

(c) “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of Paris, France; the United States; or the State of New York;

(d) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement (including any Schedules);

(e) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

(f) all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

(g) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

(h) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear;

(i) references herein to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement;

(j) exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;

(k) the word “or” shall not be exclusive;

(l) the words “made available to Buyer”, “furnished to Buyer” or “supplied to Buyer” (or any phrase of similar import) shall mean (i) uploaded to the online data site, Project Kings, hosted on Intralinks and made accessible to Buyer and its representatives within twenty-four (24) hours prior to the date hereof (and which electronic copies of such online data site, as at each of the date hereof, and the Closing Date, shall be provided to Buyer for its records as soon as reasonably practicable following the Closing) or (ii) with respect to Section 5.16(a), made available in Parent’s public filings prior to the date hereof;

(m) unless the context otherwise requires, references herein, to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and

(n) neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any item or matter in any schedule is intended to imply that such item or matter is or is not material, and no party shall use the fact of the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter described herein or included in any schedule is or is not material for purposes of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale of the Securities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (a) Parent shall cause its Subsidiaries to sell, transfer (including by executing the German Transfer Deed), assign, convey and deliver to Buyer, free and clear of all Encumbrances other than those Encumbrances created by Buyer or imposed by Requirements of Law, and Buyer shall purchase and accept from Parent’s Subsidiaries, all of such Subsidiaries’ right, title and interest in and to the Securities (other than the Rollover Securities), and (b) Parent shall cause its Subsidiaries to contribute to Buyer the Rollover Securities, free and clear of all Encumbrances other than those Encumbrances created by Buyer or imposed by Requirements of Law.

ARTICLE III

PURCHASE PRICE

Section 3.1. Purchase Price. The purchase price for the Securities (other than the Rollover Securities) shall be equal to the Base Purchase Price, plus (or, if a negative amount, minus the absolute value of) the Adjustment Amount, minus the Rollover Amount (the Base Purchase Price, as so adjusted, the “Purchase Price”). The Purchase Price shall be paid by Buyer pursuant to Section 4.2 hereof.

ARTICLE IV

CLOSING

Section 4.1. Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Buyer and Parent, but in no event later than the third (3rd) business day following satisfaction or waiver of all of the closing conditions set forth in Article IX and Article X (other than those to be satisfied at the Closing), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, or remotely via the exchange of executed documents and other closing deliverables, or at such other time and place as shall be agreed upon by Buyer and Parent. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

Section 4.2. Payment on the Closing Date.

(a) Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, (i) Buyer shall pay Parent an amount equal to the Base Purchase Price plus (or, if a negative amount, minus the absolute value of) the Estimated Adjustment Amount, minus the Rollover Amount (the “Preliminary Purchase Price”) by wire transfer of immediately available funds to the bank account or accounts specified by Parent in accordance with Section 4.2(b), and (ii) Parent shall pay, or cause to be paid, the Indebtedness Payoff Amount by wire transfer of immediately available funds to the Persons or bank accounts specified in the payoff letter delivered pursuant to Section 4.4(m).

(b) Not less than five (5) business days prior to the Closing Date, Parent shall prepare and deliver to Buyer a statement setting forth (i) the amount of the Estimated Closing Date Working Capital, (ii) the amount of the Estimated Closing Date Cash, (iii) the DePuy Synthes Capex Amount, (iv) the amount of the Estimated Transaction Expenses, (v) the amount of the Estimated Closing Date Indebtedness, (vi) Parent’s calculation of the Estimated Adjustment Amount, (vii) the amount of the Preliminary Purchase Price and (viii) the wire transfer instructions for Parent’s bank account or accounts, in each case together with any relevant materials reasonably supporting such calculations. Parent shall consider in good faith any comments proposed by Buyer to such statement within two (2) business days prior to the Closing Date.

Section 4.3. Buyer’s Additional Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to Parent all of the following:

(a) certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (i) the resolutions of the Buyer Board authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(b) duly executed original counterparts of the German Transfer Deed;

(c) the certificate contemplated by Section 10.1, duly executed by a duly authorized officer of Buyer;

(d) duly executed original counterparts of the IP Cross License executed by Buyer on behalf of RTI OEM; and

(e) duly executed original counterparts of the Transition Services Agreement executed by Buyer on behalf of RTI OEM;

(f) duly executed original counterparts of the Distribution Agreement (Hardware), Distribution Agreement (Tissue) and the Quality Agreements, each executed by Buyer on behalf of RTI OEM; and

(g) duly executed original counterparts of Contribution Documents, each executed by Buyer or the Buyer Affiliate party thereto (including Montagu V L.P, Montagu V (US) L.P., Montagu V (Non-US) L.P., and Montagu V (D) L.P. or their Affiliates).

Section 4.4. Parent’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing, Parent shall deliver to Buyer all of the following:

(a) certificate of the secretary or an assistant secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the resolutions of the Parent Board authorizing the execution and performance of this Agreement, any Parent Ancillary Agreement to which Parent is a party and the Contemplated Transactions; and (ii) incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement to which Parent is a party;

(b) duly executed equity powers representing the transfer of the Securities (other than the Rollover Securities, which shall be contributed to Buyer pursuant to the Contribution Agreements);

(c) duly executed original counterparts of the German Transfer Deed;

(d) the certificate contemplated by Section 9.1, duly executed by a duly authorized officer of Parent;

(e) duly executed original counterparts of the IP Cross License executed by Parent;

(f) duly executed original counterparts of the Transition Services Agreement executed by Parent;

(g) duly executed original counterparts of the Distribution Agreement (Hardware), Distribution Agreement (Tissue) and the Quality Agreements, in each case executed by RTI Surgical;

(h) the written resignations of each of the members of the board of managers (or equivalent body) of the Group Companies in his or her capacity as such (unless otherwise notified by Buyer to Parent prior to the Closing that any such resignations are not required);

(i) a certification of non-foreign status, for purposes of Section 897 and 1445 of the Code on behalf of the Subsidiary transferring Securities pursuant to this Agreement;

(j) the Reorganization Certificate;

(k) evidence reasonably acceptable to Buyer that record title to all of the Owned Real Property has been transferred by special warranty deed (or local equivalent) to a Group Company;

(l) documentary evidence reasonably acceptable to Buyer that all Transferred Contracts (as defined below), other than Non-Assignable Assets, have been validly assigned and transferred to a Group Company;

(m) a customary payoff letter or similar documentation with respect to the debt facilities under the Credit Agreements (a draft of which shall be provided to Buyer for review no later than five (5) business days prior to the Closing Date) providing for a release of Encumbrances upon payoff at the Closing of all outstanding Indebtedness under the Credit Agreements (such aggregate amount, the “Indebtedness Payoff Amount”) in form and substance reasonably acceptable to Buyer; and

(n) duly executed original counterparts of Contribution Documents, each executed by Parent or the Parent Subsidiary party thereto.

Section 4.5. Determination of the Adjustment Amount.

(a) On or before ninety (90) days following the Closing Date, Parent shall prepare and deliver to Buyer a report (the “Adjustment Report”) setting forth Parent’s computation of (i) the Closing Date Working Capital, (ii) the Closing Date Indebtedness, (iii) the Closing Date Cash, (iv) the Transaction Expenses, and (v) the DePuy Synthes Capex Amount, in each case together with any relevant materials reasonably supporting such calculations. Buyer shall reasonably assist Parent in the preparation of the Adjustment Report and shall provide Parent reasonable access at all reasonable times to the personnel, properties, books and records as reasonably required for such purpose. The parties acknowledge that the sole purpose of the determination of the process in this Section 4.5 is to determine the final Closing Date Working Capital, final Closing Date Cash and final Closing Date Indebtedness and such process is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies in a manner inconsistent with the Agreed Accounting Principles.

(b) After delivery of the Adjustment Report to Buyer, Buyer and/or a firm of independent public accountants designated by Buyer (“Buyer’s Accountants”) will be entitled to reasonable access during normal business hours to the relevant records and working papers of Parent and its accountants (subject to execution of customary access letters) to aid in their review of the Adjustment Report. The Adjustment Report will be deemed to be accepted by Buyer and shall be conclusive for purposes of determining the Adjustment Amount except to the extent, if any, that Buyer or Buyer’s Accountants shall have delivered within thirty forty-five (45) days after the date on which the Adjustment Report is delivered to Buyer, a written notice to Parent stating each and every item to which Buyer takes exception, specifying in reasonable detail the nature and extent of any such exception and Buyer’s claimed value for any such exception (it being understood that any portion of the Adjustment Amounts that is not disputed shall be deemed final). If a change proposed by Buyer is disputed by Parent, then Buyer and Parent shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which Buyer gives Parent notice of any such proposed change, any such proposed change still remains disputed, then Parent and Buyer shall engage Alvarez & Marsal, or another independent firm of public accountants of nationally-recognized standing mutually acceptable to Parent and Buyer (the “Accounting Firm”) to resolve any remaining disputes. The Accounting Firm shall act as an expert (and not as an arbitrator) to determine, based solely on written presentations by Parent and Buyer, and not by independent review, only those issues still in dispute with respect to the Adjustment Amount, and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. All determinations made by the Accounting Firm will be limited to the matters submitted to the Accounting Firm by Parent and Buyer. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the terms and provisions of this Agreement. None of Parent, Buyer or any of their respective Affiliates will seek further recourse from any Governmental Body with respect to such decision, other than to enforce the Accounting Firm’s determination. Judgment may be entered to enforce such determination in any court of competent jurisdiction. All of the fees and expenses of the Accounting Firm shall be paid by Parent and Buyer in inverse proportion as they may prevail on the disputed items resolved by the Accounting Firm, utilizing the values of such items as initially submitted by the parties to the Accounting Firm. Such proportional allocations shall be determined by the Accounting Firm at the time its determination is rendered on the disputed items.

(c) Within five (5) business days following the Adjustment Report Finalization Date, Buyer and Parent shall pay the following amounts as applicable. Any Adjustment Amount shall be paid as follows:

(i) if the Estimated Adjustment Amount equals the Adjustment Amount, no payment shall be made;

(ii) if the Estimated Adjustment Amount exceeds the Adjustment Amount, as calculated in accordance with this Section 4.5, Parent shall pay to Buyer the difference thereof, by wire transfer of immediately available funds to an account specified in writing to Parent by Buyer; and

(iii) if the Adjustment Amount, as calculated in accordance with this Section 4.5, exceeds the Estimated Adjustment Amount, Buyer shall pay to Parent the difference thereof, by wire transfer of immediately available funds to an account or accounts specified in writing to Buyer by Parent.

Section 4.6. Withholding. Buyer (and its Affiliates) shall be entitled to deduct and withhold any amount from the consideration otherwise payable pursuant to this Agreement, as Buyer (or its Affiliates) is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that such amounts that are required to be deducted and withheld, such amounts shall be timely paid over to the applicable Governmental Body and treated for all purposes of the Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth on the Schedules, Parent hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 5.1. Organization of Parent(a) . Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2. Organization; Capital Structure of the Group Companies; Power and Authority.

(a) Each Group Company is a corporation, partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing (or the equivalent thereof) under the laws of the jurisdiction in which it is incorporated or organized. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned, held under lease or operated or the nature of its activities makes such qualifications necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Each Group Company has the requisite organizational power and organizational authority to own or lease and operate the properties and assets owned or leased and operated by it and to carry on the Business in the manner as has been and is currently being conducted. With respect to the German Subsidiary, all facts and other documents required by applicable Requirements of Law to be filed with the competent commercial or other public register have been completely, duly and timely filed, and as of the date hereof, no registrations or applications for registration in any such register are pending.

(b) Schedule 5.2(b) sets forth for each Group Company the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the beneficial and record owner thereof, and the number or shares or membership interests, as applicable, held by such owner, as of the date hereof. As of the date hereof, Parent indirectly owns all of the Securities, free and clear of all Encumbrances, other than Permitted Encumbrances. Following completion of the Reorganization, (i) Parent will own, directly or indirectly, all of the Securities, and (ii) RTI OEM will own, directly or indirectly, all of the issued and outstanding equity interests of the Group Companies (other than the Companies), in each case free and clear of all Encumbrances other than Permitted Encumbrances. All such equity is duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights or similar rights. Except for this Agreement, there are no options, warrants, calls, rights or commitments to issue or sell any shares of capital stock, equity any securities or other instruments or obligations convertible into or exchangeable for, or giving any Person any right to acquire from Parent or any of its Subsidiaries, any shares of capital stock or equity of any of the Group Companies, and no such securities or obligations are outstanding.

(c) No insolvency or similar proceedings have been, or have been threatened to be, opened or applied for regarding the assets of the German Subsidiary, and there are no circumstances that would require or justify the opening of or application for such proceedings. The German Subsidiary is neither illiquid (zahlungsunfähig) nor is illiquidity impending (drohende Zahlungsunfähigkeit) nor is it over-indebted (überschuldet).

(d) Following completion of the Reorganization, no Group Company will have any Subsidiaries (other than other Group Companies).

Section 5.3. Authority of Parent; Conflicts.

(a) Parent has the requisite corporate power and corporate authority to execute and deliver this Agreement and each of the Parent Ancillary Agreements to which it is a party, and, subject to receipt of the Required Parent Vote, to perform its obligations under this Agreement and each of the Parent Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and the performance of this Agreement and each of the Parent Ancillary Agreements have been duly and validly authorized by all requisite corporate action, other than the Required Parent Vote, and do not require any further authorization or consent of Parent or its stockholders. This Agreement has been duly authorized, executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject, in the case of this Agreement and each of the Parent Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors’ rights and to general equity principles.

(b) Except as set forth in Schedule 5.3 neither the execution and delivery of this Agreement or any of the Parent Ancillary Agreements by Parent or the consummation of any of the transactions contemplated hereby or thereby by Parent nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will, and, subject to the receipt of the Required Parent Vote:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.3(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default (or an event which, with or without the giving of notice or the lapse of time or both, would constitute such breach or default) or an event creating rights of acceleration, termination, amendment, cancellation, modification, vesting, or a loss of rights under, or result in the triggering of any payment by Parent or the Group Companies pursuant to, or result in the creation or imposition of any Encumbrance upon any of the Securities, any of the assets of the Group Companies or the Contribution Assets, under (1) the Certificate of Incorporation or Bylaws (or equivalent governing documents) of Parent or any of the Group Companies, (2) any of the Business Agreements, (3) any Court Order to which Parent, any of the Group Companies is a party or by which Parent, any of the Group Companies is bound, (4) any Requirements of Law affecting Parent or any of the Group Companies or (5) any Governmental Permits, other than, in the case of clauses (2), (3), (4) and (5) above, any such breaches, defaults, rights, loss of rights or Encumbrances that would not reasonably be expected to result in a Material Adverse Effect; or

(ii) assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 6.2(b), require the approval, consent, authorization or act of, or the making by Parent or any of the Group Companies of any declaration, filing or registration with, any Person, except (1) in connection, or in compliance, with the provisions of the HSR Act or similar Competition Laws in foreign jurisdictions and (2) such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not reasonably be expected to be material to Parent or its Subsidiaries, taken as a whole, or would not prevent the consummation of any of the transactions contemplated hereby.

(c) The Parent Board has unanimously (i) resolved that the entry into this Agreement and the consummation of the Contemplated Transactions are expedient and for the best interests of Parent, (ii) approved and adopted this Agreement and the consummation by Parent and its Subsidiaries of the Contemplated Transactions, on the terms and subject to the conditions set forth in this Agreement, subject to the Required Parent Vote, (iii) recommended that the Contemplated Transactions be approved by Parent’s stockholders, and (iv) directed that the Contemplated Transactions be submitted to Parent’s stockholders for approval.

(d) Assuming the receipt of the payoff letters contemplated by Section 4.4, the Required Parent Vote is the only vote of the holders of any class or series of capital stock or Indebtedness of Parent necessary to adopt this Agreement and to consummate the Contemplated Transactions under applicable Requirements of Law or under Parent’s certificate of incorporation or bylaws or similar constituent documents.

Section 5.4. Financial Statements. The Business is not a separately reported unit of Parent. As a result, the Financial Statements are not prepared as part of Parent’s normal reporting process. Schedule 5.4 contains true, complete and correct copies of the Financial Statements. The books and records of Parent have been prepared and maintained in accordance with GAAP as consistently applied for the relevant periods. The Financial Statements have been compiled by management of Parent from source documents of Parent, subject to the controls and procedures of Parent’s accounting systems. Except as set forth therein and except as set forth in Schedule 5.4, the Financial Statements present fairly, in all material respects, the financial position, assets and liabilities and results of operations of the Business, as of their respective dates and for the respective periods covered thereby, except as otherwise noted therein.

Section 5.5. Operations Since the Balance Sheet Date. Except as set forth in Schedule 5.5, since the Balance Sheet Date, there has been no Material Adverse Effect with respect to the Business. Except as set forth in Schedule 5.5, since the Interim Financial Statements Date through the date hereof, Parent and its Subsidiaries (including the Group Companies) have conducted the Business in all material respects in the ordinary course of business consistent with past practice and have not engaged in any activities prohibited by any of the covenants set forth in Section 7.4 (as if Section 7.4 had applied at all times since the Interim Financial Statements Date).

Section 5.6. Taxes. Except as set forth in Schedule 5.6:

(a) all income and other material Tax Returns of the Group Companies required to have been filed on or before the date hereof (taking into account extensions properly obtained) have been filed by the Group Companies and all income and other material Taxes of the Group Companies have been duly and timely paid;

(b) the Group Companies have not waived in writing any statute of limitations in respect of income Taxes of the Group Companies, other than any waivers that (i) relate to income Taxes of a Consolidated Tax Group or (ii) are no longer in effect;

(c) no Group Company is the subject or a Tax audit, examination or other proceeding with respect to any income or material Taxes of any such Group Company and no such audit, examination, suit or proceeding has been threated against or with respect to any Group Company (other than audits, examinations or other proceedings with respect to a Consolidated Tax Group that does not relate to a Group Company) and all written deficiencies asserted or assessments made as a result of any audit, examination, suit or other proceeding by a taxing authority have been paid in full;

(d) there are no liens for Taxes upon the assets of the Group Companies except liens constituting Permitted Encumbrances;

(e) all material Taxes which the Group Companies are required by Requirements of Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority or have been accrued, reserved against and entered on the books of the Group Companies;

(f) none of the Group Companies (i) has ever been a member of an affiliated, consolidated, combined or unitary group (other than the Consolidated Tax Group), (ii) does not have any liability for Taxes of another Person (other than Parent or its Affiliates) under Treasury Regulation § 1.1502-6 and (iii) is not a party to or bound by any Tax allocation or Tax sharing agreement with any Person (other than Parent or its Affiliates), other than agreements the principal subject matter of which is not Tax;

(g) none of the Group Companies (i) has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), (ii) is a party to any “closing agreement” described in Section 7121 of the Code (or any comparable provision of state, local or foreign law) (other than any such agreement to which a Group Company is a party as a result of being a member of a Consolidated Tax Group, but which agreement does not otherwise relate to such Group Company), (iii) has requested or received any ruling with respect to Taxes that would have continuing effect on any Group Company after the Closing Date, (iv) has or has had a permanent establishment in any country other than the country of its organization, or is or has been subject to Tax in a jurisdiction outside of the country of its organization or (v) has any liability pursuant to Section 965(h) of the Code;

(h) no written claim that remains pending has been made to a Group Company by any Tax authority, in a jurisdiction where such Group Company has not filed a Tax Return, that such Group Company is or may be subject to Tax by such jurisdiction;

(i) the Group Companies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for any taxable period ending on or before the Closing Date, including pursuant to Section 481(a) of the Code (or any analogous state, local or foreign Law), or (ii) prepaid amount received on or prior to the Closing Date;

(j) during the last three years, neither of the Group Companies has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied; and

(k) no Group Company is, or has been a “United States real property holding corporation” within the meaning of Section 897 of the Code (or would have been a “United States real property holding corporation” if it were treated as a corporation for U.S. federal income tax purposes) at any time during the last five years.

Section 5.7. Governmental Permits. Schedule 5.7 sets forth a true, complete and correct list of all material licenses, certificates (including CE Marks), franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body held by or possessed by Parent or its Subsidiaries in respect of the Business which are required by the Requirements of Law (including Healthcare Laws) for the conduct of the Business as it is now being conducted, or which are otherwise material to the Business, taken as a whole, all of which are in full force and effect, and none of which have been withdrawn, revoked, suspended, or cancelled, nor is any such withdrawal, revocation, suspension or cancellation pending or threatened (herein collectively, “Governmental Permits”). Since January 1, 2018, each of Parent and its Subsidiaries has obtained and maintained all Governmental Permits that are necessary for it to own, lease and operate its properties and for the operation of the Business, and each of such Governmental Permits is valid, binding and in full force and effect. Each of Parent and its Subsidiaries with respect to the Business are, and have been since January 1, 2018, in compliance with all terms and conditions of the Governmental Permits, except where the failure to comply would not, individually or in the aggregate, be material to the Group Companies (after giving effect to the Reorganization). No suspension, cancellation, modification, revocation or nonrenewal of any material Governmental Permits is pending or, to the Knowledge of Parent, threatened. No material Governmental Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of Parent or any of its Subsidiaries.

Section 5.8. Owned Real Property. Schedule 5.8 sets forth (i) a true and complete description of each parcel of real property that is owned by Parent or its Subsidiaries and used by the Business (collectively, the “Owned Real Property”), and (ii) the record owner thereof as of the date hereof. The Owned Real Property is owned in fee simple, free and clear of all Encumbrances other than Permitted Encumbrances. Neither the whole nor any part of the Owned Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Parent, no such condemnation or other taking is threatened or contemplated. There are no leases, subleases, licenses or other agreements granting to any Person the right of use or occupancy of any portion of the Owned Real Property. All improvements and building facilities and equipment located on the Owned Real Property are in good and sufficient condition for the operation of the Business conducted thereon. All of the Owned Real Property constitutes Contribution Assets.

Section 5.9. Leased Real Property. Schedule 5.9 sets forth a true and complete list of each lease or sublease (each a “Real Property Lease”) under which any of Parent or its Subsidiaries leases or subleases any real property that is used by the Business (collectively, the “Leased Real Property”), the location thereof, all lease documents, and the landlord and tenant thereunder. Parent or its Subsidiaries have valid leasehold interests in the Leased Real Property subject to a Real Property Lease, free and clear of all Encumbrances, except for Permitted Encumbrances. Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Parent, no such condemnation or other taking is threatened or contemplated. There are no leases, subleases, licenses or other agreements granting to any Person the right of use or occupancy of any portion of the Leased Real Property (except under the Real Property Leases). All improvements and building facilities and equipment located on the Leased Real Property that are the subject of any Group Company’s obligation to maintain are in good and sufficient condition for the operation of the Business conducted thereon.

Section 5.10. Intellectual Property.

(a) Schedule 5.10(a) contains a complete and accurate list as of the date hereof of all registrations and pending applications for Copyrights, Patent Rights, Trademarks and Domain Names, in each case that are owned by Parent or its Subsidiaries in respect of the Business, as currently conducted (“Scheduled Intellectual Property”).

(b) Except as disclosed in Schedule 5.10(b) or as would not reasonably be expected to result in a Material Adverse Effect, one of Parent and its Subsidiaries in respect of the Business and/or the Group Companies at the Closing will (i) solely and exclusively own the entire right, title and interest in and to the Owned Intellectual Property and (ii) have rights, pursuant to a written Intellectual Property License to use all other Intellectual Property as the same is necessary for the Business as presently conducted (“Licensed Intellectual Property”), in each as of (i) and (ii), free and clear of any Encumbrance, except for Permitted Encumbrances.

(c) Except as disclosed in Schedule 5.10(c) or as would not reasonably be expected to result in a Material Adverse Effect, to the Knowledge of Parent all Scheduled Intellectual Property is subsisting, valid and enforceable, and all Scheduled Intellectual Property that are applications to register are pending and in good standing.

(d) Except as disclosed in Schedule 5.10(d) or as would not reasonably be expected to result in a Material Adverse Effect: (i) the conduct of the Business as currently conducted by Parent and its Subsidiaries has not since January 1, 2018 and does not infringe, misappropriate or violate any third party’s Intellectual Property rights; and (ii) no claims are pending, or threatened in writing against Parent or its Subsidiaries (A) alleging that the conduct of the Business has infringed, misappropriated or otherwise violated any third party’s Intellectual Property rights or (B) challenging the ownership, validity or enforceability of any Owned Intellectual Property, in each case since January 1, 2018.

(e) Except as disclosed in Schedule 5.10(e), no Proceedings are pending or, to the Knowledge of Parent, threatened since January 1, 2018 by Parent against any third party alleging the infringement, misappropriation or violation of any Owned Intellectual Property or (ii) to the Knowledge of Parent, Licensed Intellectual Property.

(f) Except as would not reasonably be expected to result in a Material Adverse Effect, Parent and its Subsidiaries have taken commercially reasonable steps and measures designed to protect the confidentiality and value of their Trade Secrets, which are material to the conduct of the Business, as currently conducted. Except as otherwise set forth in Schedule 5.10(f), no such Trade Secret has been authorized to be disclosed or has been actually disclosed by Parent or its Subsidiaries to any former or current employee or any third Person other than pursuant to a non-disclosure agreement reasonably restricting the disclosure and use of such Trade Secret.

(g) Parent and its Subsidiaries have either executed written agreements with each of their respective former and current employees, consultants and independent contractors who contributed to the development of Owned Intellectual Property pursuant to which each such Person has: (i) agreed to hold all Trade Secrets of Parent and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable; and (ii) effectively assigned to Parent or one of its Subsidiaries all of such Person’s rights, title and interest in and to all such Owned Intellectual Property, in the course of such Person’s employment or retention thereby or otherwise own any Owned Intellectual Property developed by its former and current employees, consultants and independent contractors pursuant to the work-for-hire doctrine or by operation of law in the jurisdiction in which such Owned Intellectual Property was developed.

(h) Except as would not reasonably be expected to result in a Material Adverse Effect: (i) Parent or one of its Subsidiaries owns or has a right to access and use pursuant to a written agreement all Company IT Systems used in connection with the Business as currently conducted, and (ii) to the Knowledge of the Company, the Company IT Systems: (A) are sufficient for, and operate and perform in accordance with any applicable written documentation in all material respects as required in connection with, the operation of the Business as currently conducted; and (B) do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects in each case that would materially disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation or enable or assist any Person to access without authorization any Company IT Systems.

(i) No government funding and no facilities of a university, college, other or educational institution were used in the development of any Owned Intellectual Property where, as a result of such funding or the use of such facilities, such entity has any right, title or interest in such Owned Intellectual Property. To the Knowledge of the Company, no Owned Intellectual Property was conceived by any former or current employee, consultant or independent contractor of Parent or any of its Subsidiaries who is or was a member of the faculty or staff of a university, college, other educational institution or research center (each an, “Institution”) in the course of his or her Institution responsibilities and during the same period of time which such employee, consultant or independent contractor was also performing services for Parent or its Subsidiaries.

(j) As regards any Owned Intellectual Property created in relation to the German Subsidiary, the rules under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz – “ArbnErfG”) have been observed and all remuneration to persons entitled to any compensation under the ArbnErfG or agreements with employees entered into under the ArbnErfG have been paid.

Section 5.11. Sufficiency of Assets; Condition of Assets.

Except as set forth in Schedule 5.11, at the Closing (taking into account the effects of the Closing), (a) taking into account the Buyer Ancillary Agreements and the Parent Ancillary Agreements (and assuming full compliance therewith), and (b) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.3(b)(ii) and the consummation of the Reorganization, Buyer and the Group Companies will own or have the right to use (including by means of right to use pursuant to licenses or other Contracts), and have good and valid title to or a valid leasehold interest in or right to use, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the assets, properties and rights owned, leased or otherwise held for use by Parent or its Subsidiaries, including Governmental Permits, which are necessary and sufficient to operate and conduct the Business in substantially the same manner in which the Business is currently conducted as of the date hereof, and has been conducted by Parent and its Subsidiaries for the twelve (12) months prior to the Closing. All tangible properties and assets owned or leased by Parent or its Subsidiaries with respect to the Business are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

Section 5.12. No Violation, Litigation or Regulatory Action; Privacy.

(a) Except as set forth in Schedule 5.12:

(i) Parent and its Subsidiaries, with respect to the Business are, and since January 1, 2018, have been, in compliance with all applicable Requirements of Law of any Governmental Body having jurisdiction over the Business, including Healthcare Laws, Data Privacy Laws and Court Orders in respect of the Business, other than (A) those instances of noncompliance which have not and would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole and (B) matters relating to Taxes or to data privacy, including the Health Insurance Portability and Accountability Act and its implementing regulations (“HIPAA”) or to environmental matters, Hazardous Materials or compliance with Environmental Laws, all representations and warranties with respect to which are the subject of Sections 5.6, 5.12(b)–(e) and 5.17, respectively;

(ii) as of the date hereof, there is no, and since January 1, 2018, there has not been a, Proceeding pending or, to the Knowledge of Parent, threatened (A) against Parent or any of its Subsidiaries, in each case, in respect of the Business or any of its properties, operations, or assets, or (B) to the Knowledge of Parent, against any of its equityholders, directors, or officers, in each case, which would reasonably be expected to result in a material liability to the Business, taken as a whole, or result in the imposition of any equitable relief material to the Business. Neither Parent, nor any of its Subsidiaries nor the Business, is subject to any material Court Order; and

(iii) since January 1, 2018, no notice, claim, action, charge, Proceeding, or assertion has been received by Parent or its Subsidiaries or has been filed, commenced, brought, initiated or, to Knowledge of Parent, threatened against Parent or any Subsidiary in each case, in respect of the Business, which would, individually or in the aggregate, reasonably be expected to be material to Parent or its Subsidiaries, taken as a whole.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole, since January 1, 2018, Parent and its Subsidiaries and, to the Knowledge of Parent, any Person acting for or on Parent’s or its Subsidiaries’ behalf have at all times complied with (i) all Data Privacy Laws, (ii) all of Parent’s and its Subsidiaries’ applicable policies and notices regarding Personal Information, and (iii) all of Parent’s and its Subsidiaries’ contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. Since January 1, 2018, Parent and its Subsidiaries, in respect of the Business, have implemented and maintained adequate policies and systems to respond to requests from individuals concerning their Personal Information as and to the extent required by Data Privacy Laws. Parent and its Subsidiaries have not received any written notice of any claims (including notice from third parties acting on its behalf) of, or been charged with, the violation of any Data Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information. To the Knowledge of Parent, there are no facts or circumstances that could form the basis of any such notice or claim. None of Parent’s or its Subsidiaries’ privacy policies or notices have contained any material omissions or been misleading or deceptive.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole, since January 1, 2018, Parent and its Subsidiaries, in respect of the Business, have (i) implemented and complied with policies, procedures and safeguards, each of which are at least consistent with practices as compared to similarly situated and sized participants in the industries in which the Business operates and in compliance with Data Privacy Laws, to (A) protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure and (B) periodically destruct Personal Information which no longer serves a legitimate business purpose (to the extent not prohibited by applicable Requirements of Law or any privacy policies or contractual commitments of Parent and its Subsidiaries); (ii) ensured that all third parties who process, store or otherwise handle Personal Information for or on behalf of Parent or its Subsidiaries have agreed to comply with Data Privacy Laws and taken reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure; and (iii) to the Knowledge of Parent, any third party who has provided Personal Information to the Company has done so in compliance with Data Privacy Laws, including providing any notice and obtaining any consent required.

(d) Except as set forth in Schedule 5.12(d) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2018, none of Parent or any of its Subsidiaries, in respect of the Business, has: (i) to the Knowledge of Parent, experienced any data security breach, security incidents, misuse of or unauthorized access to or unauthorized disclosure of any Personal Information in the possession or control of Parent or its Subsidiaries or processed by or on behalf of Parent or its Subsidiaries and Parent or its Subsidiaries have not provided or been required to provide any notices to any Person in connection with a disclosure of Personal Information or (ii) received written notice alleging the occurrence of any data security breach that would reasonably be expected to result in a material liability to the Business. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2018, Parent and its Subsidiaries have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. Parent and its Subsidiaries have conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material privacy or data security issues or vulnerabilities identified. Neither Parent nor its Subsidiaries, nor any third party acting at the direction or authorization of Parent or its Subsidiaries have paid (x) any perpetrator of any data breach incident or cyber-attack or (y) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(e) The execution, delivery and performance of this Agreement materially complies with all Data Privacy Laws and with the privacy policies and applicable contractual obligations of Parent and its Subsidiaries.

(f) To the extent Parent or its Subsidiaries are regulated by HIPAA, since January 1, 2018, other than which have not and would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole:

(i) Parent and its Subsidiaries’ creation, receipt, maintenance, transmission, use, disclosure, and disposal (collectively referred to in this Section as “Use and Disclosure”) of Protected Health Information as such term is defined at 45 C.F.R. § 160.103 (“PHI”) has complied, and complies, with HIPAA. Parent and its Subsidiaries have all authorizations required by HIPAA for Use and Disclosure of the PHI in connection with the operation of Parent and its Subsidiaries. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Buyer’s or Parent and its Subsidiaries’ Use or Disclosure of PHI in the continued conduct of the Business as it has been operated by the Parent and its Subsidiaries, will result in any violation any authorizations or agreements that apply to Parent and its Subsidiaries’ Use or Disclosure of PHI;

(ii) Parent and its Subsidiaries have entered into an agreement that addresses the provisions for business associate agreements required by 45 C.F.R. § 164.504(e) or § 164.314(a), with the applicable third party in each instance where (i) Parent or its Subsidiaries act as a business associate (as defined in 45 C.F.R. § 160.103) to that third party or (ii) that third party acts as a business associate or business associate subcontractor to Parent or its Subsidiaries, in each case as required by, and in conformity with, HIPAA;

(iii) employees of Parent or its Subsidiaries who have access to PHI have received documented HIPAA training;

(iv) Parent and its Subsidiaries have adopted, and complied with, written policies and procedures that govern Parent and its Subsidiaries’ Use and Disclosure of PHI, and those policies and procedures materially comply with HIPAA. To the extent required by HIPAA, Parent and its Subsidiaries have provided individuals with a Notice of Privacy Practices in accordance with HIPAA and have complied with such Notice of Privacy Practices;

(v) Parent and its Subsidiaries have performed a security risk analysis no less frequently than annually that meets the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A) and Parent and its Subsidiaries have addressed and remediated, in all material respects, all threats and deficiencies identified in every security risk analysis;

(vi) there has been no Breach of Unsecured PHI, as term is defined by 45 C.F.R. § 164.402, involving any PHI owned, used, stored, received, or controlled by or on behalf of Parent or its Subsidiaries; and

(vii) to the Knowledge of Parent and its Subsidiaries, with regard to Parent and its Subsidiaries’ Use and Disclosure of PHI, neither Parent nor its Subsidiaries (i) are under investigation by any Governmental Body; (ii) have received any notices or audit requests from a Governmental Body; (iii) are subject to any injunction, judgment, order, decree, ruling, or charge, nor is any such injunction, judgment, order, decree, ruling, or charge pending or threatened; or (iv) have received any written complaints from individuals or organizations.

Section 5.13. Regulatory Compliance; FDA.

(a) Except as set forth in Schedule 5.13(a):

(i) as to each product subject to the Healthcare Laws that is developed, manufactured, manufactured for, tested, distributed and/or marketed by Parent or any of its Subsidiaries in respect of the Business (a “Product”), each such Product is being developed, manufactured, manufactured for, labeled, tested, distributed and/or marketed in substantial compliance with all applicable requirements under the Healthcare Laws, including those relating to investigational use, approval, or premarket clearance to market a Product, current good manufacturing practices, labeling and Quality System Regulation (QSR), consistent with 21 C.F.R. Parts 820 and 1271, advertising, promotion, continuing medical education, record keeping, training, medical device reporting, adverse event reporting, filing of other reports and security, except for failures that would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect, taken as a whole; and

(ii) Since January 1, 2018, Parent or any of its Subsidiaries have not received any written, or to the Knowledge of Parent or any of its Subsidiaries, oral notice or other communication from the FDA or any other Governmental Body (i) contesting the premarket clearance or approval of, or HCT/P determination of, the uses of or the labeling and promotion of any Product or (ii) otherwise alleging any violation applicable to any Product of the Healthcare Laws in respect of the Business.

(b) Except as set forth in the Schedule 5.13(b):

(i) since January 1, 2018, neither Parent nor any of its Subsidiaries have received any written or, to the Knowledge of Parent, oral notice or communication that the FDA or any other Governmental Body outside the United States has (A) commenced, or threatened to initiate, any action to withdraw its approval or clearance of any Product, (B) requested the recall, withdrawal, suspension, seizure or discontinuance of any Product, (C) commenced, or threatened to initiate, any action to enjoin the production of any Product or the operations of Parent or any of its Subsidiaries in respect of the Business, or (D) commenced, or threatened to initiate, any criminal action or proceeding against Parent or any of its Subsidiaries or any of their respective officers, employees, or agents.

(ii) to the Knowledge of Parent, since January 1, 2018 and in respect of the Business, neither Parent nor any of its Subsidiaries have made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in FDA Compliance Policy Guide 120.100, or its policy on “Health Fraud—Factors in Considering Regulatory Action,” set forth in FDA Compliance Policy Guide 120.500 or any similar policies.

(iii) to the Knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the current activities or operations of Parent or any of its Subsidiaries other than which would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(c) Since January 1, 2018, except as set forth in Schedule 5.13(c), no director or officer of Parent or any of its Subsidiaries, and, to the Knowledge of Parent, no employee of Parent or any of its Subsidiaries have ever been convicted of a felony under any Requirements of law for conduct relating to the development, testing or approval of any drug product or device, including the preparation or submission of a new drug application, abbreviated new drug application, device 510(k) notification, device premarket approval application, or biologics license application.

(d) Except as set forth in Schedule 5.13(d), since January 1, 2018, to the Knowledge of Parent, neither the FDA nor any other regulatory authority has issued any Warning Letter, Untitled Letter, Notice of Violation, enforcement proceeding, or other correspondence stating or suggesting that Parent or any of its Subsidiaries has violated any Requirements of Law in respect of the Business in any material respect.

(e) In respect of the Business, neither Parent nor any of its Subsidiaries, nor any officer, director, managing employee, agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor any other person described in 42 C.F.R. § 1001.1001(a)(1)(ii), (i) is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Body concerning compliance with Healthcare Laws, (ii) since January 1, 2018, has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Healthcare Laws, (iii) since January 1, 2018, has been debarred, excluded or suspended from participation in any Healthcare Laws, (iv) since January 1, 2018, has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “SSA”), (v) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, (vi) to the Knowledge of Parent, is the target or subject of any current or potential investigation relating to any Healthcare Law related offense, or (vii) since January 1, 2018, has engaged in any activity that is in violation of, is cause for civil or criminal penalties, mandatory or permissive exclusion from any Healthcare Law related program or other administrative sanction under, the federal Medicare or federal or state Medicaid statutes, Section 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.) and any analogous state statutes, the anti-fraud and related provisions of HIPAA or related regulations, or any other Requirements of Law that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients.

(f) Since January 1, 2018, no person has filed or, to the Knowledge of Parent, has threatened to file against Parent or any of its Subsidiaries any action relating to Parent or any of its Subsidiaries under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), in respect of the Business.

(g) To the extent that Parent and its Subsidiaries provide to customers or others reimbursement coding or billing advice regarding products offered for sale by the Business and procedures related thereto, such advice is, in all material respects, (i) true, complete and correct; (ii) in compliance with Medicare and other Healthcare Laws, (iii) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the current International Classification of Disease Clinical Modification and other applicable coding systems, (iv) includes a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines, and (v) has been independently verified and supports accurate claims for reimbursement by federal, state and commercial payers. Neither Parent nor any of its Subsidiaries directly or indirectly invoice or otherwise charge any Governmental or non-Governmental Body payer for their Products or any related services.

(h) Parent on behalf of its Subsidiaries has adopted a code of ethics and has an operational healthcare compliance program, covering the seven elements of an effective compliance program described in Compliance Program Guidance published by the Office of Inspector General Health and Human Services Department, which governs all employees and independent contractors including sales representatives and their interactions with their OEM, physician and hospital customers and contractors.

(i) All agreements or other arrangements between Parent and its Subsidiaries and any physician or other healthcare professional for services are in writing, describe bona fide services required by Parent and its Subsidiaries as the case may be, and provide for compensation that is no more than fair market value for such services determined as of the date such agreement was entered into with such physician.

(j) To the Knowledge of Parent, in respect of the Business, there is no investigation or other inquiry by any Governmental Body with respect to its business structure or practices or its status as a vendor/supplier to participants under any Healthcare Law or related program, including Medicare and Medicaid. Parent has no known or reasonably expected direct or indirect liabilities under any Healthcare Law or related program. Since January 1, 2018, Parent and its Subsidiaries have complied in all material respects with any and all Healthcare Laws and Requirements of Law or bans or restrictions with respect to payments or transfers of value to physicians or other referral sources including the Physician Payments Sunshine Act (42 CFR 403.900 et seq.), in each case in respect of the Business.

Section 5.14. Contracts. Except as set forth in Schedule5.14, neither Parent nor its Subsidiaries, with respect to the Business, is a party to, and following completion of the Reorganization, no Group Company will be party to:

(a) any Contract (excluding statements of work and purchase orders) for goods (including supplies, components or equipment) or services that provide for payment by the Business of more than $250,000 during the twelve months immediately preceding December 31, 2019;

(b) since January 1, 2017, any Contract for the purchase or sale of substantially all of the assets or stock of any business, by merger, purchase, business combination or otherwise with respect to the Business (other than this Agreement);

(c) any lease or agreement under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than Real Property Leases) owned by any Person, except for any lease or agreement under which the aggregate annual payments do not exceed $100,000;

(d) any Contract related to any single or series of related capital expenditures by the Business, which involve the future payment of more than $250,000;

(e) any Contract for the sale by the Business of any services or products of the Business with any of the Business’s top twenty (20) OEM customers, on a consolidated basis, as determined by net sales for the year ended December 31, 2019;

(f) any partnership, joint venture or other similar agreement or arrangement material to the Business, taken as a whole;

(g) any Contract containing “requirements” provisions or other provisions obligating the Business to purchase or obtain a minimum or specified amount of any product or service from any Person business (except for such agreements which shall not apply to the Group Companies upon the Closing);

(h) any Contract granting to any third party any (i) exclusive license, exclusive supply, exclusive distribution or other similar exclusive rights, (ii) “most favored nation” or similar preferential rights, (iii) rights of first refusal, rights of first negotiation or similar rights, or (iv) other preferential rights to purchase any of the Business’ material assets or properties (which Contracts shall be identified with an asterisk on Schedule5.14);

(i) any agreement that is material to the Business, taken as a whole, containing any covenant or provision limiting or prohibiting, or that purports to limit or restrict the Business from (i) engaging in any market or line or type of business or in any geographical area or during any time period, (ii) hiring or soliciting for hire any Persons, or (iii) otherwise engaging in any aspect of its business (in each case, except for such agreements which shall not apply to the Group Companies upon the Closing);

(j) any Contract for the employment of any officer, individual employee or other person providing for fixed compensation in excess of $200,000 per annum (each, an “Employment Agreement”);

(k) any Contract with any Governmental Body that is material to the Business;

(l) any Contract that provides for (i) the indemnification by any of Parent or its Subsidiaries with respect to the Business of any Person outside the ordinary course of business, or (ii) the assumption of any Liabilities of any Person;

(m) any Contract with the Business’s top ten (10) distributors on a consolidated basis, as determined by net revenue of the Business for the year ended December 31, 2019;

(n) other than in connection with the Reorganization, any Contracts for the making of any loan, capital contribution or other investment in any Person;

(o) any hedging, futures, options or other derivative Contract;

(p) other than in connection with the Reorganization, any Contract for (i) the purchase of any debt or equity security or other ownership interest of any Person, or (ii) the issuance of any debt or equity security or other ownership interest (or convertible or exchangeable for any debt or equity security or other ownership interest) of a Group Company;

(q) any Contract relating to settlement of any administrative or judicial proceedings within the past three (3) years;

(r) any loan or credit agreements, indentures, notes or other Contracts or instruments evidencing Indebtedness of the Business; and

(s) any Contract containing an Intellectual Property License (other than (A) any non-exclusive license to off-the-shelf software or software-as-a-service offerings commercially available on standard and non-negotiable commercial terms and (B) non-exclusive licenses granted to customers, vendors, distributors, reseller and agents in the ordinary course of business) that has an annual fee in excess of $100,000.

Section 5.15. Status of Contracts. Except as set forth in Schedule 5.15, each Contract listed in Schedules 5.9 and 5.14 (collectively, the “Business Agreements”) is in full force and effect, and is a legal, valid and binding agreement. Neither Parent nor its Subsidiaries are in, or, to the Knowledge of Parent, any other party to a Business Agreement is in, breach or default under any of the Business Agreements, nor, to the Knowledge of Parent, is alleged to be in, breach or default under any of the Business Agreements, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Business. No party to a Business Agreement has, or to the Knowledge of Parent intends to, materially modify, cancel, or otherwise terminate, or given notice of its intention to materially modify, cancel or otherwise terminate any Business Agreement. Parent has made available to Buyer in all material respects true, complete and correct copies of all Business Agreements (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 5.16. Employee Benefit Plans.

(a) Each material Employee Benefit Plan is listed on Schedule 5.16(a). With respect to each Assumed Plan, copies of each of the following documents, as applicable, have been provided or made available to Buyer: (i) a copy of the most recent plan document, including all amendments thereto and any related trust documents, insurance contracts or other funding arrangements; (ii) a copy of the most recent summary plan description and any current summary of material modifications, (iii) a copy of the three most recently filed annual reports (Form 5500s) and all schedules thereto, (iv) the most recent determination, advisory or opinion letter received from the Internal Revenue Service, and the most recent non-discrimination testing results, and (v) copies of any material communication within the past three (3) years with any Governmental Body with respect to such Employee Benefit Plan. With respect to each material Employee Benefit Plan other than an Assumed Plan, a copy of the most recent plan document or a summary thereof has been provided or made available to Buyer.

(b) Each Employee Benefit Plan has been established, maintained and operated in accordance with its terms in all material respects and with the applicable requirements of the Code, ERISA and all other applicable Requirements of Law. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan, and, to the Knowledge of Parent, no facts or circumstances exist that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions, premiums and other payments under or in connection with each Employee Benefit Plan required to have been made under the terms of such Employee Benefit Plan or pursuant to ERISA, the Code or other applicable Requirements of Law on or prior to the date hereof have been timely made, and all such required contributions following the date hereof but on or prior to the Closing Date have been properly accrued and reflected on the most recent Financial Statements, based on actuarial assumptions and valuations according to local Requirements of Law.

(c) No Employee Benefit Plan is, and no Group Company has or in the past six years has had any obligation to contribute to, a multiemployer plan (as defined in ERISA Section 4001(a)(3)) or a plan that is or was otherwise subject to Title IV of ERISA, and no Group Company would otherwise reasonably be expected to have any liability with respect to any multiemployer plan or plan subject to Title IV of ERISA that is or was maintained or contributed to by any ERISA Affiliates.

(d) No Employee Benefit Plan provides life or health insurance benefits to former or retired employees of any of the Group Companies, and no Group Company has any liability or obligation to provide life or health benefits to former or retired employees, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or similar state laws which require limited continuation of coverage for such benefits (“COBRA”) or during any period in which a terminated employee is entitled to receive severance benefits.

(e) Except as set forth in Schedule 5.16(e), with respect to each Employee Benefit Plan, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any current or former employee, director or individual service provider of any of the Group Companies, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director or individual service provider of any of the Group Companies, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits payable to any current or former employee, director or individual service provider of any of the Group Companies, (iv) limit the right to merge, amend or terminate any Employee Benefit Plan (except any limitations imposed by applicable Requirements of Law, if any), or (v) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any other amount that would not be deductible by the Group Companies under Section 280G of the Code.

(f) With respect to each Assumed Plan, (i) no Proceedings (other than routine claims for benefits) are pending or, to the Knowledge of Parent, are threatened against such Assumed Plan, the assets of any of the trusts under such Assumed Plan or the plan sponsor with respect to the operation thereof, and (ii) to the Knowledge of Parent, no facts or circumstances exist that could reasonably be expected to give rise to any such Proceedings.

(g) Each Employee Benefit Plan which is a nonqualified deferred compensation plan subject to Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) has been established, operated and maintained in compliance with Section 409A in all material respects. None of the Group Companies has any obligation to gross up or reimburse any current or former employee, director or individual service provider of any of the Group Companies for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

Section 5.17. Environmental Matters.

(a) Except as set forth in Schedule 5.17, or as would not reasonably be expected to result in material liabilities to Parent or its Subsidiaries (in respect of the Business):

(i) since January 1, 2018, Parent and its Subsidiaries in respect of the Business have complied in all material respects with all applicable Environmental Laws, including obtaining, maintaining, and complying with all licenses, permits, registrations, approvals and other authorizations issued by a Governmental Body that are required under Environmental Laws to conduct the Business;

(ii) neither Parent nor any of its Subsidiaries in respect of the Business has received any written notice from any Governmental Body, and there are no Proceedings pending (with respect to which Parent or its Subsidiaries in respect of the Business has been served or notified) or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries in respect of the Business, asserting a violation of or any liability under any Environmental Law, which remains unresolved;

(iii) there has been no Release of any Hazardous Material by the Business at any Leased Real Property or any Owned Real Property, or to the Knowledge of Parent, at any former property owned or operated by Parent or its Subsidiaries in respect of the Business or at any third party disposal location, in each case in a manner that would reasonably be expected to result in liability to the Business under any Environmental Laws; and

(iv) Neither Parent nor its Subsidiaries in respect of the Business is subject to any outstanding judgment, order or decree of any Governmental Body issued under Environmental Laws with respect to which either Parent of its Subsidiaries has any on-going material obligations. Neither Parent nor its Subsidiaries has agreed to indemnify or assumed by Contract the liability of any third party arising under Environmental Law (other than ordinary course lease provisions).

(b) Parent has made available to Buyer true and complete copies of all material written environmental reports, audits, assessments, liability analyses, and studies in the possession of, or conducted by, Parent or its Subsidiaries with respect to compliance or liabilities of the Business under Environmental Law.

Section 5.18. Employee Relations and Agreements.

(a) Other than the German Subsidiary, none of Parent or its Subsidiaries (i) is a party to, bound by, or is negotiating any labor contract or collective bargaining agreement or (ii) has recognized any labor union or other labor organization as the representative of any Business Employees for purposes of collective bargaining. Since January 1, 2017, there have been no pending or, to the Knowledge of Parent, threatened work stoppages, strikes, slowdowns, pickets, lockouts, or other labor disputes involving any Business Employees or former employees of Parent or any of its Subsidiaries. Except as set forth on Schedule 5.18(a) and except with respect to the German Subsidiary, to the Knowledge of Parent, since January 1, 2017, no union or other labor organization has attempted to organize any Business Employees.

(b) With respect to the German Subsidiary, a copy of all most recent collective bargaining agreements, works agreements (Betriebsvereinbarungen), informal arrangements with the works council (Regelungsabreden), general commitments (Gesamtzusagen) and a summary of all operational practices (betriebliche Übungen) applicable to Business Employees of the German Subsidiary, including all amendments thereto, have been made available to Buyer. The works council established at the German Subsidiary has been informed and consulted with respect to the Contemplated Transactions in accordance with the Requirements of Law.

(c) Schedule 5.18(c) sets forth a list, as of the date hereof, of (i) all Business Employees by ID number (to be supplemented with names upon the Closing), with the name of the employing company of each and the country and state in which the employee primarily works; (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any target bonus of each such person; (iii) the full-time or part-time status of each such person, and (iv) the exempt or non-exempt classification of such person for purposes of overtime under the Fair Labor Standards Act and any other comparable Requirements of Law. Parent shall provide Buyer with an updated Schedule 5.18(c), dated as of a date not earlier than five (5) business days prior to the Closing Date, updated solely to reflect any terminations of employment after the date of this Agreement and any new Business Employees who are hired after the date of this Agreement, in each case, subject to Section 7.4(b)(iv).

(d) All individuals who perform or have performed services for Parent or any of its Subsidiaries with respect to the Business have been properly classified under applicable Requirements of Law as (i) employees or independent contractors, to the extent applicable, and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and state Requirements of Law), no such individual has been improperly included or excluded from any employee benefit plan, and neither Parent nor any of its Subsidiaries is on notice of any pending or, to the Knowledge of Parent, threatened inquiry or audit from any Governmental Body concerning any such classifications.

(e) The Business Employees who work in the United States are legally authorized and have appropriate documentation to work in the United States. Neither Parent nor any of its Subsidiaries has ever been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has ever received a “no match” notice from ICE, the Social Security Administration, or the Internal Revenue Service.

(f) Since January 1, 2018, neither Parent, nor any of its Subsidiaries, nor any of their respective officers or directors in their individual capacities, have settled or otherwise concluded any claim, action, suit, proceeding, or governmental investigation relating to sexual misconduct or harassment, discrimination, retaliation, or similar claims (or a pattern thereof) involving one or more current or former directors, officers or employees of Parent or any of its Subsidiaries. Except as set forth on Schedule 5.18(f), there is no such claim, action, suit, proceeding, or governmental investigation currently pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

(g) Parent and its Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all Requirements of Law relating to employment (including leased employees and freelancers/consultants) with respect to the Business, including wages, hours, employee classification, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, unemployment compensation, worker’s compensation, retaliation, and employment discrimination. Except as set forth on Schedule 5.18(g), there are no Proceedings against Parent or any of its Subsidiaries pending, or to the Knowledge of Parent, threatened by any party or Governmental Body with respect to any Requirements of Law relating to employment or other engagement of labor.

(h) There has been no “mass layoff” or “plant closing” as defined by the WARN Act with respect to Parent or any of its Subsidiaries within the six (6) months prior to the date hereof.

(i) Except with respect to the German Subsidiary, the execution and delivery by Parent of this Agreement and the performance by Parent of this Agreement does not require Parent or any of its Subsidiaries to seek or obtain any consent, engage in consultation with, issue any notice to, or make any filing with (as applicable) any employee of Parent or any of its Subsidiaries or any representatives, labor unions, works councils, or similar organizations representing any employee of Parent or any of its Subsidiaries, or any Governmental Body, with respect to any employee of Parent or any of its Subsidiaries.

Section 5.19. No Undisclosed Liabilities. Except for (a) the Transaction Expenses, (b) liabilities set forth in the unaudited combined consolidated balance sheet of the Business as of the Interim Financial Statements Date or incurred in the ordinary course of business since the Interim Financial Statement Date, or (c) liabilities set forth in Schedule 1.1(a) or in any other Schedule hereto, the Business has not incurred any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected or reserved against in a balance sheet of the Business prepared in accordance with GAAP consistently applied by Parent.

Section 5.20. Insurance. Schedule 5.20 sets forth a true, complete and correct copies list of all casualty, directors and officers liability, general liability and all other types of insurance policies maintained by Parent or its Affiliates providing coverage with respect to the Business (the “Insurance Policies”). All Insurance Policies are, as of the date hereof, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid in full and there are no outstanding claims under any Insurance Policy or defaults with respect to provisions in any such Insurance Policy. No notice of cancellation or termination, in whole or in part, has been received by Parent or its Affiliates with respect to any such Insurance Policy. Loss runs for all Insurance Policies relating to periods since January 1, 2018, have been made available to Buyer.

Section 5.21. Affiliate Transactions. Except as set forth on Schedule 5.21, and other than the ownership and operation by Parent and its Subsidiaries of the Business prior to the Closing, neither Parent nor its Affiliates, nor any current or former officer, director or employee of Parent or its Subsidiaries, (a) is, or has been, a party to any Contract or business arrangement or has a financial interest in any transaction with a Group Company with respect to the Business, other than (i) expenses reimbursement, loans and other extensions of credit to current or former employees, directors and officers for travel, business or relocation expenses or other employment-related purposes in the ordinary course of business, (ii) employment related arrangements and (iii) Employee Benefit Plans, or (b) has any financial interest in any asset or property owned by or used or held for use in the Business, or (c) to the Knowledge of Parent, owns, directly or indirectly, any interest in any counterparty to any Material Contract. Each Contract and agreement set forth in Schedule 5.21 is on commercially reasonable terms no more favorable to such party than what any third party, acting reasonably, negotiating on an arms-length basis would agree.

Section 5.22. No Brokers. Except as set forth on Schedule 5.22, neither Parent nor any Person acting on its behalf has paid or become obligated to pay any fee or commission or like payment to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 5.23. Anti-Bribery, Anti-Corruption, and Anti-Money Laundering. Since January 1, 2015, neither Parent or its Subsidiaries in respect of the Business, nor any of their respective Affiliates, officers, directors, employees, agents, or any other Person acting for or on behalf of Parent or its Subsidiaries in respect of the Business, has, directly or indirectly, in violation of any Requirement of Law in any material respect, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records; or (f) otherwise violated any material provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2010, the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Requirements of Law relating to corruption, bribery, or money laundering. Since January 1, 2015, neither Parent nor its Subsidiaries in respect of the Business have made any voluntary disclosure to any Governmental Body relating to corruption, bribery, or money laundering; been, to the Knowledge of Parent, the subject of any investigation or inquiry regarding compliance with such Requirements of Law; or been assessed any fine or penalty under such Requirements of Law.

Section 5.24. Sanctions, Import, and Export Controls. Neither Parent or its Subsidiaries in respect of the Business, nor any of their respective officers, directors, employees, or any other Person acting for or on behalf of Parent or its Subsidiaries in respect of the Business (a) is a Person with whom transactions are prohibited or limited under any Requirements of Law relating to economic sanctions, including those administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (b) has violated any Requirements of Law relating to economic sanctions since January 1, 2018. Parent and its Subsidiaries are, and since January 1, 2018 have been, in respect of the Business, in material compliance with import and export control Requirements of Law, including the Export Administration Regulations. Since January 1, 2018, neither Parent nor its Subsidiaries in respect of the Business have made any voluntary disclosure to any Governmental Body relating to economic sanctions, import, or export controls; been the subject of any investigation or inquiry by any Governmental Body regarding compliance with such Requirements of Law; or been assessed any fine or penalty under such Requirements of Law. Neither Parent nor its Subsidiaries in respect of the Business (a) have activities in one or more “pilot program industries,” as that term is defined in 31 C.F.R. § 801.212, or (b) produce, design, test, manufacture, fabricate, or develop any “critical technology,” as that term is defined in 31 C.F.R. § 801.204, designed specifically for use in one or more “pilot program industries.

Section 5.25. Solvency. Subject to the terms and conditions of this Agreement, assuming (x) the truth and accuracy of the representations and warranties set forth in Article VI, and (y) the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including the payment of the Purchase Price, then immediately after giving effect to the consummation of the transactions contemplated hereby:

(a) the fair saleable value (determined on a going concern basis) of the assets of Parent and its Subsidiaries will be greater than the total amount of their liabilities;

(b) Parent and its Subsidiaries will be able to pay their respective debts and obligations in the ordinary course of business as they become due; and

(c) Parent and its Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

Section 5.26. Opinion of Financial Advisor. The Parent Board has received the opinion of Piper Sandler & Co. to the effect that, as of the date set forth therein and subject to the various qualifications, assumptions, matters and limitations set forth therein, the Base Purchase Price is fair, from a financial point of view, to Parent. Parent will furnish to Buyer for informational purposes a correct and complete copy of such opinion promptly after the execution of this Agreement.

Section 5.27. Anti-Takeover. Assuming the accuracy of the representation contained in Section 6.10, no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover law of the State of Delaware is applicable to this Agreement or the Contemplated Transactions.

Section 5.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (as modified by the Schedules) and in the Parent Ancillary Agreements, none of Parent or any of its Affiliates (including the Group Companies), representatives or any other Person makes or shall be deemed to make any other express or implied representation or warranty with respect to Parent, the Group Companies, the Securities, the Business, any Contemplated Transaction, any other rights or obligations to be transferred pursuant to this Agreement or any Parent Ancillary Agreement, or any other matter, and Parent hereby disclaims any other express or implied representations or warranties, whether made by Parent or any of its Affiliates (including the Group Companies), or any other Person. Except for the representations and warranties expressly set forth in this Article V(as modified by the Schedules) or in the Parent Ancillary Agreements, Parent hereby disclaims all liability and responsibility for any and all representations, warranties, projections, forecasts, estimates, appraisals, statements, financial information, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of its Affiliates or representatives (including any opinion, data, information, projection, forecast, estimate, appraisal, statement, financial information, promise or advice that may have been or may be provided to Buyer or any of its Affiliates or representatives).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Parent to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

Section 6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement. Buyer is duly qualified to transact business and is in good standing in each jurisdiction where the character of properties owned or held under lease or the nature of its activities makes such qualifications necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to impair or delay the ability of Buyer to consummation the transactions contemplated by, or perform its obligations under, the Buyer Ancillary Agreements.

Section 6.2. Authority of Buyer; Conflicts.

(a) Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Parent) is the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Parent, where Parent is a party, or the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject, in the case of this Agreement and each of the Buyer Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer or the consummation of any of the transactions contemplated hereby or thereby by Buyer nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.2(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificate of Incorporation or Bylaws of Buyer, (2) any note, Contract, instrument, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Law affecting Buyer, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

(ii) assuming the truth and accuracy of the representations and warranties of Parent set forth in Section 5.3(b), require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except for (1) in connection, or in compliance, with the provisions of the HSR Act and (2) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.3. No Violation, Litigation or Regulatory Action; Required Approvals.

(a) There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or its Subsidiaries which, if determined adversely to Buyer, are reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(b) There is no (i) Proceeding pending or, to the Knowledge of Buyer, threatened or (ii) investigation by any Governmental Body that is pending or, to the Knowledge of Buyer, threatened, that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(c) Neither Buyer nor any of its Affiliates is subject to any Governmental Orders (or has violated any Requirements of Law in such a manner) that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(d) To the Knowledge of Buyer there are no facts or circumstances related to its identity, financial condition, jurisdiction of domicile, employees or regulatory status will materially impair or materially delay its ability to obtain the consents, approvals, authorizations and waivers set required to consummate the transactions contemplated by this Agreement or that would reasonably be expected to result in an injunction or restraining order contemplated by Section 9.4 or Section 10.3.

Section 6.4. Financing. Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain financing for the Contemplated Transactions. As of the Closing Date, Buyer will have available, and will have available through the Closing, cash or other sources of immediately available funds that are sufficient to enable Buyer to perform all of its obligations, including funding the Purchase Price and other payments to be made pursuant to Article IV at the Closing and any other amounts payable by Buyer (including fees and expenses) in connection with this Agreement, the Buyer Ancillary Agreements and the Contemplated Transactions as and when contemplated by this Agreement or the Buyer Ancillary Agreements. Buyer has delivered to Parent a complete and correct copy of the executed Equity Commitment Letter. As of the date hereof, the Equity Commitment Letter is in full force and effect and is a legal, valid, binding and enforceable obligation of the parties thereto.

Section 6.5. Solvency. Subject to the terms and conditions of this Agreement, assuming (x) the truth and accuracy of the representations and warranties set forth in Article V, (y) the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, and (z) any financial projections or forecasts provided by Parent, its Affiliates or their respective representatives to Buyer prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then immediately after giving effect to the consummation of the transactions contemplated hereby:

(a) the fair saleable value (determined on a going concern basis) of the assets of the Buyer and its Subsidiaries will be greater than the total amount of their liabilities;

(b) the Buyer and its Subsidiaries will be able to pay their respective debts and obligations in the ordinary course of business as they become due; and

(c) the Buyer and its Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

Section 6.6. Investment Intent. Buyer is acquiring the Securities as an investment for its own account and not with a view to the distribution thereof.

Section 6.7. No Brokers. Except as set forth in Schedule 6.7, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission or like payment to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 6.8. Investigation. Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Group Companies, the Securities, the Business and the Contemplated Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Buyer Ancillary Agreements, and (b) has been furnished with, or given adequate access to, such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about Parent, the Group Companies, the Securities, the Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Buyer Ancillary Agreements, as it has requested. Buyer further acknowledges and agrees that (i) the only representations and warranties made by Parent are the representations and warranties expressly set forth in Article V (as modified by the Schedules) and in the Parent Ancillary Agreements, (ii) except as to those matters expressly covered by the representations and warranties set forth in Article V (as modified by the Schedules) and in the Parent Ancillary Agreements, Parent is selling the Securities (and the Business and the Group Companies represented thereby) on an “as is, where is” basis except as otherwise set forth in Article V (as modified by the Schedules) and in the Parent Ancillary Agreements (including the representations and warranties set forth therein), and Parent disclaims all other representations and warranties, whether express or implied, (iii) the Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of Parent or any of its Affiliates, representatives or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through any investment banker, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that the Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (iv) any claims the Buyer may have for breach of any representation or warranty, shall be based solely on the representations and warranties of Parent expressly set forth in Article V (as modified by the Schedules) and in the Parent Ancillary Agreements.

Section 6.9. No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI (as modified by the Schedules) and in the Buyer Ancillary Agreements, none of Buyer or any of its Affiliates, representatives or any other Person makes or shall be deemed to make any other express or implied representation or warranty with respect to Buyer, any Contemplated Transaction, any other rights or obligations to be transferred pursuant to this Agreement or any Buyer Ancillary Agreement, or any other matter, and Buyer hereby disclaims any other express or implied representations or warranties, whether made by Buyer or any of its Affiliates, or any other Person. Except for the representations and warranties expressly set forth in this Article VI (as modified by the Schedules) or in the Buyer Ancillary Agreements, Buyer hereby disclaims all liability and responsibility for any and all representations, warranties, projections, forecasts, estimates, appraisals, statements, financial information, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Parent or any of its Affiliates (including Group Companies) or representatives (including any opinion, data, information, projection, forecast, estimate, appraisal, statement, financial information, promise or advice that may have been or may be provided to Parent or any of its Affiliates or representatives).

Section 6.10. Securities in Parent. None of Buyer or any of its Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any securities in Parent or any securities that are convertible into or exchangeable or exercisable for securities in Parent, or holds any rights to acquire or vote any securities in Parent. None of Buyer, any of its Affiliates, or the “affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “Interested Stockholder” of Parent, in each case as defined in Section 203 of the Delaware General Corporation Law.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1. Access to Information.

(a) Prior to the Closing, Parent shall afford to the officers, employees and authorized representatives of Buyer (including, independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Business to the extent Buyer shall reasonably deem necessary and shall furnish to Buyer or its authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that Parent shall not be required to violate any Requirements of Law, Court Order or obligation of confidentiality to which Parent, any of its Affiliates or any Group Company is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 7.1 (except that, notwithstanding the foregoing proviso in this sentence, with respect to any such protected information (except to the extent related to Excluded Liabilities), Parent may withhold access to only that portion of such information that is reasonably necessary to be withheld in order to preserve any such privilege or comply with applicable Requirements of Law, Court Order or obligation of confidentiality, and in each case Parent shall use commercially reasonable efforts to provide extracts or summaries of any protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable protection); provided, further, Parent, its Affiliates and the Group Companies shall not be required to furnish or otherwise make available to Buyer (i) competitively sensitive information relating to areas which Buyer or its Affiliates compete against the Business or (ii) Tax Returns or other Tax records or information relating to any Consolidated Tax Group, other than Consolidated Tax Groups composed solely of the Group Companies; and provided, further, Buyer shall not, without the prior written consent of Parent, contact or communicate with any customer or organ procurement organization (in each case, other than with a representative of Parent present), vendor, employee (other than to management-level employees concerning compensation matters with respect to such management-level employee or otherwise with respect to other Business Employees or concerning strategic planning of the Business following Closing), independent contractor or other business partner of the Business with respect to or in connection with the Contemplated Transactions. Notwithstanding the foregoing, (A) Buyer may order from vendors and consultants, at Buyer’s cost, such lien searches, title searches and title investigations, flood certifications, surveys, property condition reports, appraisals and zoning reports or letters, and Phase I environmental site assessments, in each case as Buyer believes are necessary or recommended for confirmation of ownership and title to Owned Real Property and Leased Real Property, or as may be required by Buyer’s financing obtained for the Contemplated Transactions, and (B) the German Subsidiary shall order and provide evidence of title in customary form and quality, at Buyer’s cost, for the Owned Real Property located in Neunkirchen, Germany. Notwithstanding the immediately preceding sentence, Buyer agrees that any investigation in accordance with this Section 7.1 shall be conducted in such a manner as not to interfere unreasonably with the operations of the Group Companies or Parent, and Buyer shall not undertake any environmental testing or sampling without Parent’s prior consent, which consent may be withheld in Parent’s sole discretion. The parties shall act at all times in accordance with the terms and provisions of the Confidentiality Agreement.

(b) On or prior to the Closing, Parent shall use reasonable best efforts to cause the Companies, and their officers, employees, advisors and representatives (including legal and accounting) to provide such cooperation to Buyer as may be reasonably requested by Buyer in connection with obtaining debt financing; provided, that such cooperation shall not unreasonably interfere with the business operations of Parent or its Subsidiaries or require Parent or its Subsidiaries to incur any liability or obligation prior to the Closing. Buyer will (i) promptly, upon request of Parent, reimburse Parent and its Subsidiaries for all out-of-pocket expenses incurred in connection with the foregoing, and (ii) will indemnify and hold harmless Parent, its Subsidiaries and its representatives from and against any and all losses or expenses to the extent suffered or incurred in connection with the arrangement of such financing.

(c) Promptly upon receipt of:

(i) an executed binding credit agreement on Certain Funds Terms (the “Buyer Credit Agreement”) between Buyer and a reputable lender that regularly participates in the European financing markets underwriting acquisitions of companies (the “Underwriting Lender”); and

(ii) a letter from the Underwriting Lender to Buyer confirming that all documentary conditions precedent to drawdown of the facilities documented under the Buyer Credit Agreement have been satisfied or are in agreed form (the “CP Satisfaction Letter”), but subject to Parent’s consent (which consent shall not be unreasonably denied, withheld or delayed, it being understood and agreed that such consent may be withheld if such financing would delay, add or expand upon any conditions to Closing of the Contemplated Transactions or make the Closing less likely to occur on the anticipated timing and further provided that upon such consent being given by the Parent this Agreement shall be amended to include customary “Xerox” provisions and customary buyer debt financing covenants), the amount of the Equity Commitment Letters delivered by Montagu V L.P., Montagu V (US) L.P., Montagu V (Non-US) L.P. and Montagu V (D) L.P, shall be reduced by the amount of the credit facilities to be made available to the Buyer on the Closing Date pursuant to such binding Buyer Credit Agreement for the purposes of consummating the Contemplated Transactions.

“Certain Funds Terms” means that the Buyer Credit Agreement: (x) includes European market style “certain funds” provisions whereby there are no documentary conditions precedent or other contingencies related to the funding of the full amounts of financing contemplated under the Buyer Credit Agreement other than those shown as satisfied or in agreed form in the CP Satisfaction Letter or which, by their nature, cannot be satisfied prior to or substantially contemporaneously with the consummation of the Contemplated Transactions; and (y) does not terminate before, and the funding under the Buyer Credit Agreement will remain available until and including, the Outside Date.

Buyer shall take all actions, including seeking specific enforcement of the Credit Agreement (including bringing litigation against the Underwriting Lender), to cause the Underwriting Lender to honor its obligation to fund to Buyer under the Credit Agreement at Closing (up to the full amounts of financing contemplated under the Buyer Credit Agreement).

Section 7.2. Notifications. From the date hereof to the Closing Date, each of Buyer and Parent shall promptly notify the other of any Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. If a party fails to notify the other party under this Section 7.2, a failure to comply with this Section 7.2 shall not cause the failure of any condition set forth in Article IX or X to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Article IX or X to be satisfied.

Section 7.3. Consents of Third Parties; Governmental Approvals.

(a) Parent and Buyer shall exercise commercially reasonable efforts to obtain the consent, approval or waiver required to be obtained from any party to any Business Agreement to consummate the Reorganization and the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of Parent or any of its Affiliates (including the Group Companies) to expend money, commence or participate in any litigation or offer or grant any accommodation or concession (financial or otherwise) to any third party.

(b) Prior to the Closing, Buyer shall act diligently and reasonably, and Parent, upon the request of Buyer, shall use its commercially reasonable efforts to provide required notices to any Governmental Body and cooperate with Buyer, in attempting to secure any consents and approvals of any Governmental Body required to be obtained by Buyer in order to permit the consummation of the Contemplated Transactions (including the Governmental Permits listed on Schedule 7.3(b)).

(c) Buyer and Parent shall (and shall cause their respective Affiliates to) file not more than fifteen (15) business days after the date hereof with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act. Each of Buyer and Parent agrees to file (and to cause its Affiliates to file) any additional information requested by such Governmental Bodies under the HSR Act or any other Competition Laws as promptly as practicable after receipt of such request. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, each of the parties agrees to (and to cause its Subsidiaries to) use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable, consistent with this Section 7.3, to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement. In addition, and notwithstanding anything to the contrary in this Agreement, Buyer agrees to take any and all actions necessary to obtain all consents and approvals of any antitrust Governmental Bodies, including: (i) causing the expiration or termination of the applicable waiting periods under the HSR Act and obtaining all other necessary actions or non-actions, waivers, consents and approvals from all Governmental Bodies and making all necessary registrations and filings (including filings with Governmental Bodies) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Body, (ii) defending any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement, any of the Ancillary Agreements or any of the Contemplated Transactions, including opposing any motion or action for a temporary, preliminary or permanent injunction against the Contemplated Transactions and seeking to have any stay or temporary restraining order entered into by any court or other Governmental Body vacated or reversed; provided, that, notwithstanding this Section 7.3(c), nothing in this Agreement shall require Buyer and its Affiliates to agree, commit to, take any steps, make any undertaking, or defend, through litigation or otherwise, any divestitures, licenses or other dispositions of particular equity, production lines, assets or properties of Buyer, its Affiliates and/or the Group Companies and to hold separate such equity, production lines, assets or properties pending such sale or other disposition, in order to avoid the entry of, to seek to have lifted or to effect the dissolution of, any Court Order (including any temporary restraining order) or injunction entered into by any court or other Governmental Body, which would have the effect of preventing or delaying the Closing. Prior to the Closing, each of the parties agrees to (and to cause its Affiliates to) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Body and of any material communication received or given in connection with any Proceeding by a private party relating to the Contemplated Transactions, in each case regarding any of the Contemplated Transactions. Subject to applicable Requirements of Law relating to the exchange of information, prior to the Closing, each of the parties shall permit the other party to review in advance any material communication delivered to, and to the extent practicable consult with the other party in advance of any substantive meeting or discussion with, any Governmental Body relating to the

Contemplated Transactions or in connection with any proceeding by a private party, and give the other party the opportunity to attend and participate in such meetings and discussions (to the extent practicable and permitted by such Governmental Body or private party). No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party to this Agreement.

(d) Buyer acknowledges that certain consents (including consents contingent on the fulfillment of certain conditions), approvals, waivers, agreements, or actions of, or (with or without lapse of time) notice to, third parties relating to the transactions contemplated by this Agreement may be required under instruments, contracts, commitments, agreements or arrangements (the “Applicable Consents”), which Applicable Consents have not been obtained or are themselves subject to conditions not fulfilled as of the Closing. Subject to Parent’s compliance with Section 7.3(a) and the other terms of this Agreement, Parent shall not have any liability whatsoever to Buyer arising out of or relating to the mere failure to obtain any Applicable Consents.

(e) The parties acknowledge that the Group Companies are party to certain contracts that relate to the operations or conduct of the business of Parent and its Affiliates (excluding the Group Companies) and the Business, but will remain with Parent or its Affiliates (excluding the Group Companies) after the Closing. In the case of those Contracts set forth on Schedule 7.3(e) (the “Shared Contracts”), prior to the Closing, the parties shall cooperate with each other and use their respective reasonable best efforts to obtain the agreement of the third party that is the counterparty to each Shared Contract to enter into a new Contract effective as of the Closing Date pursuant to which the Group Companies will receive substantially the same goods and services provided by the Shared Contract to the Group Companies prior to the Closing (each, a “Replacement Shared Contract”) and, where applicable, to cause the applicable counterparty to release Parent and its applicable Affiliates (excluding, prior to the Closing, the Group Companies) from any applicable minimum quantity or other commitments. If one or more Replacement Shared Contracts are not obtained prior to or on the Closing Date, unless the parties otherwise agree in writing, during the remaining term of the applicable Shared Contract, the parties shall use their respective reasonable best efforts to allow the Group Companies to the extent permitted by applicable Requirements of Law and to the extent reasonably within the contractual or other ability or control of Parent or Buyer, as the case may be, to receive substantially the same goods and services of the subject matter of the Shared Contract received prior to the Closing and the economic and other burdens of such Shared Contract; provided, however, that (1) the Buyer shall reimburse Parent for any reasonable and documented out of pocket expenses incurred in connection with any such arrangement, and (2) Parent shall have no obligation to engage in the Business after the Closing. For the avoidance of doubt, in no event shall any Replacement Shared Contract impose any obligations or liability on Parent, its Subsidiaries or its Affiliates after the Closing. Nothing in Section 7.3(d) or this Section 7.3(e) shall require Parent, its Subsidiaries or any of its Affiliates (including the Group Companies) to expend money, commence or participate in any litigation or offer or grant any accommodation or concession (financial or otherwise) to any third party. Subject to Parent’s compliance with Section 7.3(a), and no representation, warranty or covenant of Parent contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (A) the mere failure to obtain any Replacement Shared Contract, or (B) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Replacement Shared Contract.

(f) From the date of this Agreement to the Closing Date, Buyer shall not enter into any agreement or transaction that would reasonably be expected to delay obtaining any antitrust approvals with respect to the transactions contemplated by this Agreement.

(g) The parties shall, and shall cause their respective Affiliates and the Group Companies to, make reasonable best efforts to do, or cause to be done, all things necessary to obtain CFIUS Clearance, including the following:

(i) Within twenty (20) business days after the date hereof (unless otherwise agreed by the parties), the parties shall prepare and submit to CFIUS a draft CFIUS Notice in accordance with the DPA.

(ii) Promptly after receipt of confirmation that CFIUS has no further comments on the draft CFIUS Notice, the parties shall prepare and submit to CFIUS a formal, certified CFIUS Notice in accordance with the DPA.

(iii) The parties, the Group Companies, and the respective Affiliates of the parties, as applicable, shall provide any information requested by CFIUS or any agency on behalf of CFIUS in connection with obtaining CFIUS Clearance within the timeframes set forth in the DPA or such other timeframes as CFIUS may require.

(iv) The parties shall, in connection with the efforts to obtain the CFIUS Clearance, (1) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (2) promptly inform the other parties of any communication received by such parties from, or given by such parties to, CFIUS, by promptly providing copies to the other parties of any such written communications; and (3) permit the other parties to review in advance any communication that it gives to, and consult with each other in advance of any written communication, meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other parties the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses (1), (2) and (3), subject to confidentiality considerations contemplated by the DPA or required by CFIUS and with the understanding that no party will be required to share with the other party communications providing the personal identifying information required by 31 C.F.R. § 800.402(c)(6)(vi) or information related to cyber security plans as required by 31 C.F.R. § 402(c)(3)(viii).

Section 7.4. Operations Prior to the Closing Date.

(a) Prior to the Closing, except as (u) set forth on Schedule 7.4(a) or solely with respect to any Excluded Liabilities, (v) requested by any Governmental Body, (w) required by Requirements of Law, (x) expressly contemplated by this Agreement (including the consummation of the Reorganization), (y) required pursuant to any Contract to which the Business is a party as of the date hereof or (z) approved with the prior written consent of Buyer (which

Buyer agrees shall not be unreasonably withheld, conditioned o delayed), Parent shall (A) cause the Business to operate and carry on its business in all material respects in the ordinary course of business and substantially as operated immediately prior to the date of this Agreement, and (B) use its reasonable best efforts to preserve the goodwill of the Business, maintain the assets and properties of the Business in good repair, and maintain satisfactory relationships with suppliers, customers, the Business Employees and other Persons having business relationships with the Business.

(b) Notwithstanding Section 7.4(a), except as (u) set forth on Schedule 7.4(b) or solely with respect to any Excluded Liabilities, (v) requested by any Governmental Body, (w) required by any Requirements of Law, (x) contemplated by this Agreement (including the consummation of the Reorganization), (y) required pursuant to any Contract to which the Business is a party as of the date hereof, or (z) approved with the prior written consent of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), prior to the Closing, Parent shall cause the Group Companies not to:

(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division for total consideration in excess of $1,000,000.

(ii) make any capital expenditure or enter into any Contract providing for capital expenditures, in any such case in excess of 120% (excluding in connection with the acquisition of the new business from DePuy Snythes) of the aggregate amount set forth in the most recent capital budget for the Business provided to Buyer prior to the date hereof;

(iii) make, or agree to make, any payment or distribution of assets of the Business (other than cash) to Parent or any of its Affiliates, other than in the ordinary course of business;

(iv) other than changes made (A) pursuant to any existing Employee Benefit Plan, (B) pursuant to this Agreement or (C) as required by any Requirements of Law, (i) increase or grant any increase in the compensation or benefits payable to any current or former employee, director or individual service provider of any of the Group Companies whose annual base compensation is in excess of $100,000, other than annual increases in base pay and target bonus opportunities for 2020 of not more than 3% in the aggregate and increases in compensation in the ordinary course of business consistent with past practices in connection with promotions to fill vacancies, (ii) increase the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or any other incentive compensation plan or arrangement for any current or former employee, director or individual service provider of any of the Group Companies, (iii) accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits previously granted to any current or former employee, director or individual service provider of any of the Group Companies under any Employee Benefit Plan or otherwise, (iv) enter into, adopt, amend or terminate any Employee Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, other than immaterial or administrative amendments to broad-based

Employee Benefit Plans covering similarly situated employees of Parent and its Subsidiaries, or (v) other than in the ordinary course of business, (A) hire or engage any individual to be employed by or provide services to primarily to any of the Group Companies (other than for direct replacement hires or to fill open positions) or (B) terminate the employment or service of any Business Employee (other than for cause or performance), in each of (A) and (B), whose annual base compensation is in excess of $200,000;

(v) make any material change in the accounting policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;

(vi) settle any material Proceeding, except to the extent such settlement does not obligate the Business to (A) pay money following the Closing, (B) make any admission or finding of wrongdoing, or (C) restrict the conduct of the Business following the Closing;

(vii) forgive, cancel, compromise, waive or release any debts, claims or rights in excess of $50,000 (other than, for the avoidance of doubt, “write-offs” of receivables for accounting purposes in the ordinary course of business);

(viii) make any material loans or advances to, material guarantees for the benefit of, or any material investments in any Persons;

(ix) enter into, amend or terminate any Business Agreement, other than renewals of any such Contracts on substantially the same terms as in effect prior to the expiration thereof;

(x) make or change any material Tax election inconsistent with past practice or change any method of accounting or accounting period for Tax purposes; file any amended Tax Returns or file any Tax Return in a manner inconsistent with past practice; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of, Tax liability; surrender any right to claim a refund, offset or other reduction in liability of or for Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes, except, in each case, in respect of a Consolidated Tax Group to the extent it does not affect any Group Company after the Closing Date;

(xi) other than in respect of the Reorganization, authorize for issuance, issue, deliver, sell, transfer or grant to any Person (other than to Parent or any of its Subsidiaries) (A) any equity or similar interests of any of the Group Companies, (B) any debt equity or other voting securities of any of the Group Companies or (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any equity or similar interests, voting securities or convertible or exchangeable securities of any of the Group Companies;

(xii) adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization of any Group Company or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization;

(xiii) acquire or sell any real property, or grant or accept or terminate any real property leases, subleases, licenses or other agreements allowing use of real property;

(xiv) agree to enter into any of the transactions set forth in the foregoing clauses.

(c) Notwithstanding anything contained herein to the contrary, Parent shall be entitled to transfer any cash of the Group Companies to Parent or any of its Subsidiaries, via dividend or otherwise, at any time and from time to time prior to the Closing.

Section 7.5. The Proxy Statement; Parent Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, and in any event no later than forty-five (45) calendar days after the date hereof, Parent shall file with the SEC a proxy statement (the “Proxy Statement”), which Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act, Exchange Act, the Delaware General Corporation Law and Nasdaq rules, for the purpose of soliciting proxies from stockholders of Parent in connection with a meeting of the stockholders for the sole purpose of obtaining the Required Parent Vote (the “Parent Stockholder Meeting”). Buyer shall furnish to Parent all information concerning Parent reasonably requested by Parent in connection with the Proxy Statement to be set forth in the Proxy Statement, and shall otherwise reasonably assist and cooperate with Parent in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). The information relating to Buyer at the time supplied by it to Parent for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent shall promptly notify Buyer upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall promptly provide Buyer with copies of all correspondence between Parent and its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Prior to filing or mailing the Proxy Statement (or any draft thereof or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto or any related correspondence, Parent (i) shall provide Buyer with a reasonable opportunity to review and to propose comments on such document or response, (ii) shall consider in good faith all such comments reasonably proposed by Buyer and (iii) and its outside counsel shall, to the extent practicable and permitted by the SEC, permit Buyer and its outside counsel to participate in all material communications with the SEC (including all meetings and telephone conferences) relating to the Proxy Statement. Parent shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that Parent may commence mailing of the Proxy Statement (or if the SEC has not reviewed the Proxy Statement, as promptly as reasonably practicable). If at any time prior to the Closing any information relating to Parent,

Buyer or any of their respective Affiliates, directors or officers that is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Requirements of Law, disseminated to the stockholders of Parent.

(c) Unless this Agreement has been terminated in accordance with Section 11.1, Parent shall, in accordance with the Delaware General Corporation Law and Parent’s certificate of incorporation and bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or advises Parent that it is not reviewing the Proxy Statement, for the purpose of obtaining the Required Parent Vote. Parent shall use reasonable best efforts to solicit from the stockholders of Parent proxies for the purposes of obtaining the Required Parent Vote. Subject to the ability of the Parent Board to make an Adverse Recommendation Change pursuant to the terms of this Agreement, Parent shall, through the Parent Board, recommend to its stockholders that they vote in favor of the Contemplated Transactions and shall include such recommendation in the Proxy Statement. Once the Parent Stockholder Meeting has been called and noticed, Parent shall not adjourn or postpone the Parent Stockholder Meeting without the consent of Buyer other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, (y) if, as of the time for which the Parent Stockholder Meeting is originally scheduled, there are insufficient shares of Parent common stock or Parent Series A convertible preferred stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or (z) in order to solicit additional votes in order to obtain the Required Parent Vote if Parent reasonably believes it will not receive the necessary votes to obtain the Required Parent Vote; provided, that in the case of either clause (x), (y) or (z), the Parent Stockholder Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances and in any event not more than fifteen (15) business days (it being understood that any such adjournment or postponement shall not affect Parent’s obligation to hold the Parent Stockholder Meeting as aforesaid). Parent shall ensure that the Parent Stockholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with the Exchange Act, the Nasdaq rules and Parent’s certificate of incorporation and bylaws. Without limiting the generality of the foregoing, Parent’s obligations pursuant to this Section 7.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal or by an Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 11.1(g) or Section 11.1(h).

Section 7.6. Acquisition Proposal; Change in Recommendation.

(a) Parent shall not and shall cause its Subsidiaries, directors and officers not to, and shall use its reasonable best efforts to cause its outside representatives not to, directly or indirectly, solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal, or engage in, or continue, any discussions or negotiations with respect thereto (including, in each case, with respect to any person that has previously been invited into a process to make, or participate in any discussions regarding, an Acquisition Proposal).

(b) Parent shall (i) promptly following the date of this Agreement request each Person that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of a transaction involving Parent or any of its Subsidiaries (or any portion thereof) to return or destroy all confidential information heretofore furnished to such Person or its representatives by or on behalf of Parent or any of its Subsidiaries and (ii) not amend or waive the provisions of each such confidentiality agreement, including any standstill provision contained therein, except to the extent the Parent Board determines in good faith (after consultation with outside counsel) that the failure to waive any provision of such agreement would be inconsistent with its fiduciary duties under applicable Requirements of Law.

(c) Notwithstanding anything to the contrary contained in Section 7.6(a), if at any time prior to obtaining the Required Parent Vote, (i) Parent has received a bona fide written Acquisition Proposal from a third party that was not solicited in breach of Section 7.6(a) (it being agreed that Parent may request clarifications of the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal) and (ii) the Parent Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then Parent may (A) furnish information with respect to Parent and its Subsidiaries to the Person making such Acquisition Proposal and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal; provided that Parent (x) will not, and will not allow its Subsidiaries, directors or officers to, and will use its reasonable best efforts not to allow any of its or their outside representatives to, disclose any non-public information to such Person without Parent first entering into a customary confidentiality agreement with such Person containing confidentiality provisions that are at least as restrictive as those terms contained in the Confidentiality Agreement, and (y) will provide, in accordance with the terms of the Confidentiality Agreement and on a contemporaneous basis, to Buyer any non-public information concerning Parent or its Subsidiaries provided to such other Person which was not previously provided to Buyer. For the avoidance of doubt, (1) Parent shall not be permitted to reimburse or agree to reimburse the expenses of any other Person (or group of Persons) who makes an Acquisition Proposal and (2) the taking of any of the actions contemplated by, and in accordance with, clause (A) or (B) of this Section 7.6(c) shall not be deemed to be an Adverse Recommendation Change.

(d) In addition to the obligations of Parent set forth subsections (a)-(c) and (e)-(f) of this Section 7.6, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Acquisition Proposal, Parent shall provide Buyer with an initial written notice of such Acquisition Proposal, including a summary of such proposal (including the identity of the party making such proposal, the purchase price and a description of the assets to be purchased pursuant to such proposal) and a copy of any draft of a definitive agreement with respect to such Acquisition Proposal provided to Parent related to such Acquisition Proposal. In addition, Parent shall, as promptly as reasonably practicable (and in any event within forty-eight (48) hours), keep Buyer reasonably currently informed of all material modifications regarding, and the status of, any such Acquisition Proposal and any related discussions or negotiations (including, for the avoidance of doubt, copies of all draft definitive agreements proposed to be entered into by Parent to effect such Acquisition Proposal delivered to or by Parent).

(e) Neither the Parent Board nor any committee thereof shall (i) (A) withhold or withdraw (or qualify or modify in a manner adverse to Buyer), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to Buyer), the adoption, recommendation or declaration of advisability by the Parent Board or any such committee of this Agreement, (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Acquisition Proposal or (C) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, subject to Section 7.6(f), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or cause or permit Parent or any of its Subsidiaries to execute or enter into (and none of Parent or any of its Subsidiaries shall execute or enter into), any letter of intent, memorandum of understanding, agreement in principle, merger agreement, share exchange agreement, acquisition agreement, purchase agreement, agreement which requires Parent to abandon or terminate this Agreement or the Contemplated Transactions, or other agreement with respect to any Acquisition Proposal, other than any confidentiality agreement referred to in Section 7.6(c) (an “Acquisition Agreement”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Required Parent Vote, if and to the extent the Parent Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Requirements of Law, the Parent Board may: (x) solely in response to an Intervening Event or a Superior Proposal that did not result from a breach of this Section 7.6 (excluding any immaterial breach of Section 7.6(d)), make an Adverse Recommendation Change and/or (y) solely in response to a Superior Proposal that did not result from a breach of this Section 7.6 (excluding any immaterial breach of Section 7.6(d)), make an Adverse Recommendation Change and cause Parent to terminate this Agreement and concurrently with or immediately after such termination, cause Parent to enter into an Acquisition Agreement; provided, that in the case of either clause (x) or (y), as applicable, the following condition is met:

(i) Parent has (A) provided to Buyer four (4) business days’ prior written notice (the “Notice Period”) (it being agreed that neither the delivery of such notice nor the public disclosure that such notice has been delivered, shall constitute an Adverse Recommendation Change) which shall state expressly (1) that it has received a Superior Proposal or that there has been an Intervening Event, (2) in the case of a Superior Proposal, the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein or the aggregate purchase price for the assets to be acquired, as applicable, and the identity of the Person or group of Persons making the Superior Proposal), and shall have contemporaneously provided to Buyer a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice, provided that the Notice Period in connection with any such new notice shall be three (3) business days) and (3) that it intends to make an Adverse

Recommendation Change or, solely in response to a Superior Proposal, terminate this Agreement and enter into an Acquisition Agreement, and specifying, in reasonable detail, the reasons therefor, and (B) prior to making an Adverse Recommendation Change or terminating this Agreement, as applicable, to the extent requested by Buyer, engaged in good faith negotiations with Buyer during the Notice Period to amend this Agreement, and, after such negotiations, Parent again makes the determination described in this last sentence of Section 7.6(e).

(f) Nothing contained in this Section 7.6 or elsewhere in this Agreement shall prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Parent Board determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Requirements of Law, it being understood, however, that for the avoidance of doubt, the Parties agree that the issuance by Parent or the Parent Board or any committee thereof of a “stop, look and listen” statement which does not take a position with respect thereto (or similar communication pending disclosure of its position, as contemplated by Rules 14d-9(f) and 14e-2(a) promulgated under the Exchange Act), shall not constitute an Adverse Recommendation Change and, except for such “stop, look and listen” statement, these clauses (i) and (ii) shall not be deemed to permit the Parent Board to make an Adverse Recommendation Change or take any of the actions prohibited by this Section 7.6.

Section 7.7. Termination of Certain Intercompany Accounts; Intercompany Agreements.

(a) At or prior to the Closing, Parent shall (or shall cause its Affiliates to) release, cancel, terminate or otherwise settle all intercompany accounts, notes, cash advances and payables between Parent or its Affiliates (other than the Group Companies), on the one hand, and any of the Group Companies, on the other hand, other than as set forth on Schedule 7.7(a). From and after the Closing, other than as set forth on Schedule 7.7(a), no Group Company shall have any Liability whatsoever arising from, or relating to such settlement of, such intercompany accounts, notes, cash advances and payables.

(b) Other than as described on Schedule 7.7(b), Parent shall cause all rights and obligations of Parent and its Affiliates (other than the Group Companies), on the one hand, and of the Group Companies, on the other hand, under agreements (other than the Buyer Ancillary Agreements and the Parent Ancillary Agreements) (together, the “Intercompany Agreements”) between Parent or its Affiliates (other than the Group Companies), on the one hand, and the Group Companies, on the other hand, to terminate or otherwise be released, including by way of assignment of rights and obligations of the Group Companies to Parent or one of its Affiliates, as of the Closing. Following the Closing, neither Parent and its Affiliates (other than the Group Companies), on the one hand, nor the Group Companies, on the other hand, shall have any obligation or liability to the other with respect to such terminated Intercompany Agreements.

Section 7.8. Reorganization.

(a) Parent shall, and shall cause its applicable Subsidiaries to, effect the Reorganization prior to the Closing (i) substantially in accordance with Schedule 1.1(c), and (ii) pursuant to documentation in form and substance reasonably satisfactory to Buyer; provided that, in connection with the effectuation of the Reorganization prior to Closing, Parent shall use reasonable best efforts to separate US Metals from US Biologics, such that the Contribution Assets with respect to US Metals will be assigned to, and the liabilities with respect to US Metals will be assumed by, a separate new limited liability company formed as a Subsidiary of Parent as part of the Reorganization.

(b) To the extent any Contribution Assets are not transferred or assigned to RTI OEM prior to the Closing, the parties shall allow RTI OEM, to the extent permitted by Requirements of Law and to the extent reasonably within the contractual or other ability or control of the parties, to enjoy the economic and other benefits, and to have the economic and other burdens, of such Contribution Assets as if they had been transferred to RTI OEM prior to the Closing.

(c) To the extent that, pursuant to and in accordance with Section 7.8(a) and Section 7.8(b), a new limited liability company (other than RTI OEM) is formed to hold the assets and assume the liabilities of US Metals (such newly formed entity, (“US Metals LLC”), references in this Agreement to RTI OEM shall be deemed to refer to RTI OEM with respect to US Biologics and to US Metals LLC with respect to US Metals; provided, that for the avoidance of doubt, in such case, “Interests” shall also include the limited liability company interests of US Metals, “Companies” shall refer to each of RTI OEM and US Metals LLC, and the references to Contracts to be entered into with RTI OEM at the Closing pursuant to this Agreement shall be appropriately adjusted to account for RTI OEM and US Metals LLC, with the corresponding deliverables being adjusted mutantis mutandis.

(d) As promptly as practicable following the date hereof, Parent and Buyer will establish a committee (the “Steering Committee”) comprised of representatives of (i) the Business, (ii) Buyer and its Affiliates and (iii) Parent and its Subsidiaries’ spine business, in each case as selected by Parent and Buyer by mutual agreement. The Steering Committee will use reasonable best efforts to meet (telephonically or otherwise) on a weekly basis or on such other schedule mutually agreed by its members. The purpose of the Steering Committee shall be to discuss the following activities and such other activities as may be agreed by its members: (a) coordination and oversight of matters pertaining to the transition of the Business following Closing and (b) the conduct of strategic planning in respect of the Business following Closing, in each case solely to the extent permitted by Requirements of Law.

(e) Prior to Closing, Parent and Buyer shall reasonably cooperate in determining the portion of the Purchase Price allocable to German Subsidiary for purposes of preparing the German Transfer Deed.

(f) At or prior to the Closing, Parent shall (or shall cause its Affiliates to) release, cancel, terminate, repay, capitalize or otherwise eliminate the intercompany receivable between the German Subsidiary and RTI Surgical.

Section 7.9. Non-Assignable Assets.

(a) No Agreement to Transfer. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not require and no Contract evidencing the Reorganization (a “Reorganization Agreement”) shall constitute an agreement to sell, contribute, dividend, assign, transfer, convey or deliver any Transferred Contract or any Governmental Permit that constitutes a Contribution Asset or any claim or right or benefit arising thereunder or resulting therefrom if an attempted sale, contribution, dividend, assignment, transfer, conveyance or delivery thereof (without the consent, approval or waiver of a third party), would violate, constitute a default under or breach of such Contribution Asset or would violate any applicable Requirements of Law (each a “Non-Assignable Asset”), in each case, without first obtaining all such necessary approvals, consents and waivers of such third parties, and this Agreement and any applicable Reorganization Agreement shall not be deemed to constitute a sale, contribution, dividend, assignment, transfer, conveyance or delivery or attempted contribution, dividend, assignment, transfer, conveyance or delivery thereof and the applicable provisions of this Section 7.9 shall apply in regard to all such Non-Assignable Assets.

(b) Post-Closing Treatment of Certain Non-Assignable Assets and Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any Reorganization Agreement, to the extent permitted by applicable Requirements of Law and Contract, in the event that (i) any applicable approval, consent or waiver to the contribution, dividend, assignment, transfer, conveyance or delivery of any Non-Assignable Asset is not obtained prior to the closing of the transactions by which the Reorganization, on a whole, shall be finally effected, Parent or its Subsidiaries shall hold, or cause to be held, such Non-Assignable Asset, as of and from the Closing, in trust for the applicable Group Company and the covenants and Liabilities (except for any Excluded Liabilities) thereunder shall be performed by the applicable Group Company (and Buyer shall cause such applicable Group Company to do so) in Parent or one of its Subsidiaries’ name (as applicable) and all benefits and Liabilities (except for Excluded Liabilities) existing thereunder shall be for the applicable Group Company (except for Excluded Liabilities) of the Group Companies hereunder and (ii) Parent shall or, shall cause its Subsidiaries to, at Buyer’s cost and expense (except to the extent Parent is liable therefor under this Agreement), exercise such commercially reasonable actions in its name or otherwise as Buyer may reasonably request so as to provide the applicable Group Company with the benefits of the Non-Assignable Assets, to effect the collection of money or other consideration that becomes due and payable under the Non-Assignable Assets and to enforce for the benefit of the applicable Group Company and at the expense of such Group Company, any and all rights against a third party arising under such Non-Assignable Asset, and Parent shall and, shall cause its Subsidiaries to promptly pay, or cause to be paid, to such Group Company all money or other consideration received by it or its Subsidiaries in respect of all Non-Assignable Assets.

(c) Post-Closing Efforts to Obtain Consents to Assign. Following the Closing, for a period of up to three (3) years following the Closing Date, (i) Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, with Buyer’s participation and assistance, obtain the necessary approvals, consents and waivers to effect the sale, assignment, transfer, conveyance and delivery of any Non-Assignable Asset to the applicable Group Company (provided, that neither Parent nor any of its Affiliates shall be required to compensate any third party (other than any such compensation agreed to be reimbursed by the Buyer), commence or participate in any litigation, or offer or grant any concession (financial or otherwise) to any third party to obtain any such consent, approval or waiver). If and when such necessary approvals, consents and waivers are obtained after the Closing to effect the sale, assignment, transfer, conveyance and delivery of any Contribution Asset that had constituted a Non-Assignable Asset, such sale, assignment, transfer, conveyance and delivery shall be reasonably promptly effected in accordance with the terms of this Agreement and/or the Reorganization, for no additional consideration, after which, such Non-Assignable Asset shall no longer be subject to this Section 7.9 as a Non-Assignable Asset.

Section 7.10. Wrong Pockets.

(a) During the three (3) year period following the Closing Date, if Buyer or Parent discovers that:

(i) Any asset of Parent or any of its Subsidiaries (excluding the Group Companies) that was not a Contribution Asset was directly or indirectly transferred to Buyer (or held by the Group Companies) at the Closing (each, a “Held Asset”), Buyer shall, and shall cause its Affiliates to use reasonable best efforts to (A) promptly assign and transfer all right, title and interest in such Held Asset to Parent or its designated assignee, and (B) pending such transfer, (x) hold in trust such Held Asset and provide to Parent or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (y) cause such Held Asset to be used or retained as may be reasonably instructed by Parent;

(ii) any Contribution Asset of the Group Companies reflected in dedicated accounts which have been established in respect of the Business or any Owned Intellectual Property, in each case, were not transferred to the Group Companies at the Closing (each, an “Omitted Asset”), Parent shall, and shall cause its Affiliates to use reasonable best efforts to (A) promptly assign and transfer all right, title and interest in such Omitted Asset to Buyer or its designated assignee, and (B) pending such transfer, (x) hold in trust such Omitted Asset and provide to Buyer or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (y) cause such Omitted Asset to be used or retained as may be reasonably instructed by Buyer. In the event an Omitted Asset is an Intellectual Property asset, until such time as Parent or its Subsidiary transfers such Intellectual Property to Buyer or its designated assignee, Parent, on behalf of itself and its Subsidiaries, hereby grants to Buyer and its Affiliates (x) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license to fully use, practice and otherwise exploit such Intellectual Property and (y) a covenant not to sue with respect to the foregoing activities, in each case under (x) and (y), effective as of the Closing Date.

(b) Buyer or Parent, as applicable, shall (and shall cause their Affiliates, as applicable, to) use commercially reasonable efforts to, in addition to the other actions set forth in Section 7.10(a)(i) and Section 7.10(a)(ii), promptly upon the request of the other party, (A) obtain all consents from Persons necessary or appropriate for the purposes of transferring, assigning and conveying such Held Asset or Omitted Asset (or part thereof), as applicable, or the relevant interests in them to the other party and (B) complete all such further acts or things as the other party may reasonably direct in order to transfer, assign and convey such Held Asset or Omitted Asset (or parts thereof), as applicable, or the relevant interests in them to the other party; provided, that the transferring party and its Affiliates shall not be required to incur any out-of-pocket expense pursuant to this clause (b) which is not agreed to be paid or reimbursed by the transferring party or its Affiliates.

Section 7.11. Consultation with Economic Committee. Prior to the Closing, Parent shall cause the German Subsidiary to inform and consult with the economic committee (Wirtschaftsausschuss) established by the works council of the German Subsidiary with respect to the Contemplated Transactions as provided for in Section 106 (2), (3) no. 9a German Works Council Constitution Act (Betriebsverfassungsgesetz).

Section 7.12. Destruction of Property. To the extent that during the period commencing on the date hereof and ending at Closing, any material tangible personal property or material owned real property of the Business are destroyed other than in the ordinary course of business, then (i) any proceeds paid with respect thereto (including from insurance) shall be conveyed to the Group Companies; provided such proceeds shall not be thereafter further restricted; provided, further, except to the extent taken into account in Closing Date Working Capital, to the extent such proceeds are held by the Group Companies as cash or cash equivalents at Closing, such proceeds shall be excluded from the calculations of Closing Date Cash, and (ii) any payables with respect thereto (including from insurance) shall be excluded from the calculations of Closing Date Working Capital (to the extent Closing Date Working Capital was not already reduced by the destruction of such property).

Section 7.13. Other Documents. Prior to the Closing, Parent and Buyer shall cooperate with each other and use their respective commercially reasonable efforts to negotiate and mutually agree upon the form and substance of the Contribution Documents, Quality Agreements and Distribution Agreement (Tissue) on commercially reasonable and customary terms. The Distribution Agreement (Tissue) shall be in substantially the same form as the Distribution Agreement (Hardware), with such additional changes as shall be mutually agreed upon by the parties.

Section 7.14. Bank Accounts. Parent shall (a) use its best efforts to establish prior to Closing a new, separate RTI OEM bank account and (b) use its reasonable best efforts to establish prior to Closing a new related banking platform for the use of the Business, in each case with JPMorgan Chase. Parent shall inform significant clients of the Business to remit any payments in respect of the Business after the Closing to such new bank account.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1. Use of Names; Intellectual Property.

(a) Parent is not conveying ownership rights or granting Buyer or the Group Companies a license to use any of the tradenames or trademarks of Parent or any Affiliate of Parent (other than the Trademarks identified on Schedule 5.10(a)).

(b) Buyer, on behalf of the Group Companies, hereby grants to Parent and its Subsidiaries a limited, non-exclusive, non-transferable, nonsublicensable, royalty-free, irrevocable license for a term of six (6) months immediately after the Closing (the “Wind Down Period”) to use the trademarks and service marks identified on Schedule 5.10(b) (the “Purchased Marks”) solely as used by Parent and its Subsidiaries as of the Closing Date; provided, however, that notwithstanding the foregoing, Parent and its Subsidiaries may (i) during the Wind Down Period sublicense the Purchased Marks to distributors, vendors, subcontractors and resellers acting on behalf of Parent and its Subsidiaries, and (ii) at all times after the Closing Date use the Purchased Marks (x) in connection with the sale of inventory existing on or prior to the expiration of the Wind Down Period, (y) in connection with the sale and use of instrumentation sets existing on or prior to the expiration of the Wind Down Period that support Parent’s and its Subsidiaries’ spine business, and (z) for internal business purposes, regulatory purposes, and on records and other historical or archived documents. Except as set forth in the foregoing sentence, Parent shall, and shall cause its Subsidiaries to, cease all use of the Purchased Marks upon the expiration of the Wind Down Period. All goodwill associated with any use of the Purchased Marks will inure solely to the benefit of Buyer or the Group Companies, as applicable. Upon expiration of the Wind Down Period or upon any material violation of this Section 8.1(b), or if at any time Buyer notifies Parent in writing of Buyer’s reasonable belief that continued use by Parent or its Subsidiaries of the Purchased Marks would have a negative impact on any such Purchased Marks or their associated goodwill, whichever occurs first, Parent shall, and shall cause each of its Subsidiaries to, promptly cease all use of the Purchased Marks except as permitted under Section 8.1(b)(ii)(z).

(c) Buyer agrees to maintain Parent Data in readable and readily accessible format. Parent and its representatives shall have reasonable access to the Parent Data. Buyer shall be permitted to destroy Parent Data at any time to the extent required by Requirements of Law, after giving Buyer a reasonably opportunity to obtain or copy such data. On or around the six (6) year anniversary of the Closing Date, Buyer and Parent shall negotiate in good faith as to whether this Section 8.1(c) shall continue to apply or shall terminate (in which case all Parent Data shall be returned to Parent). Parent will reimburse Buyer for any of its out-of-pocket expenses in connection with Buyer’s compliance with the obligations set forth in this clause (c) (other than, for the first six (6) years, out-of-pocket data storage costs).

(d) Buyer shall maintain appropriate physical, technical, and administrative safeguards designed to protect the security and confidentiality of Parent Data and comply with all Requirements of Law in respect of such Parent Data. Further, at Parent’s request, Buyer shall, (i) securely return the Parent Data by promptly delivering all Parent Data to Parent in a manner that complies with industry standards and applicable Requirements of Law or (ii) securely destroy such Parent Data in a manner that complies with industry standards and applicable Requirements of Law that renders the records unreadable and undecipherable by any means. Upon any occurrence of (i) or (ii) of this Section 8.1(d), Buyer shall promptly certify in writing that all Parent Data has been securely destroyed or returned to Parent. Parent will reimburse Buyer for any of its out-of-pocket expenses in connection with Buyer’s compliance with the obligations set forth in this clause (d).

(e) If Buyer or any Affiliate of Buyer suffers a data security incident that may affect Parent Data, including any confirmed or suspected unauthorized access to or processing of Parent Data (“Security Incident”), Buyer shall, as soon as it becomes aware of any such Security Incident, and in any event no less than 72 hours after detection of any such Security Incident, if reasonably practicable, notify Parent in writing. Buyer agrees, at its sole cost and expense, to materially comply with all Requirements of Law in addressing the Security Incident, and the Parties agree to reasonably cooperate with one another regarding the investigation of the Security Incident and determination of any required notices regarding the Security Incident. Buyer shall not make any public filing, report or communication regarding the Security Incident without first consulting with Parent, unless otherwise required by Requirements of Law; provided, that in such case, Buyer has given the Parent reasonable advance written notice of the intended disclosure and a reasonable opportunity to seek a protective order or other confidential treatment of the information, each to the extent permitted by Requirements of Law.

Section 8.2. Tax Matters.

(a) Transfer Taxes. Buyer and Parent shall each be liable for and pay 50% of any transfer, documentary, sales, use, stamp, registration and other similar Taxes (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”); provided, however, Buyer shall solely be responsible for any incremental Transfer Taxes arising out of the separation of the US Biologics and US Metals businesses pursuant to the Reorganization. Each party will file all necessary Tax Returns and other documentation with respect to Transfer Taxes, and if required by the Requirements of Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Tax Returns.

(i) Parent shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to any Group Company on a combined, consolidated or unitary basis as a member of a Consolidated Tax Group, (y) all other Tax Returns that are required to be filed by or with respect to any Group Company (taking into account all extensions properly obtained) that are due on or before the Closing Date and (z) all other income Tax Returns that are required to be filed by or with respect to any Group Company (taking into account all extensions properly obtained) with respect to taxable periods ending on or prior to the Closing Date and Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns with respect to any taxable periods ending on or prior to the Closing Date that are required to be filed by or with respect to any Group Company after the Closing Date or with respect to a Straddle Period, and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns; provided that to the extent any Taxes shown as due on such Tax Return are Excluded Taxes, Parent shall promptly pay such amount to Buyer prior to such Tax Return’s due date.

(ii) All Tax Returns that (x) Parent is required to file or cause to be filed in accordance with clauses (y) or (z) of Section 8.2(b)(i) or (y) Buyer is required to file or cause to be filed in accordance with Section 8.2(b)(i) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods unless otherwise required by the Requirements of Law. With respect to any Tax Return to be filed by Parent in accordance with clauses (y) and (z) of Section 8.2(b)(i), not less than 30 days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date), Parent shall provide Buyer with a draft copy of such Tax Return, for Buyer’s approval (which approval shall not to be unreasonably withheld, conditioned or delayed). With respect to any such Tax Return to be filed by Buyer, not less than 30 days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide Parent with a draft copy of such Tax Return for Parent’s approval.

(iii) Except to the extent required by Law or as a result of any settlement with any Governing Body, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit any Group Company) make or change any Tax election, amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Group Company with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period without the prior written consent of Parent (which consent shall not be unnecessarily withheld, conditioned or delayed).

(iv) Upon a reasonable request by Parent and at Parent’s sole cost and expense for any out-of-pocket expenses of Buyer, Buyer shall use commercially reasonable efforts to timely cause each Group Company to prepare and provide to Parent a package of Tax information materials, including schedules and work papers (the “Tax Package”) required by Parent to enable Parent to prepare and file all Tax Returns required to be filed by it pursuant to clause (x) of the first sentence of Section 8.2(b)(i).

(c) Refunds. Parent shall be entitled to any refund of (or credit in lieu of a refund of) Excluded Taxes or Taxes taken into account as a liability in Closing Date Working Capital. To the extent any such refund (or credit in lieu of a refund) is received by Buyer or its Affiliates (including, after the Closing Date, any Group Company), Buyer shall promptly pay to Parent the amount received, net of any Taxes or incremental expenses incurred in connection with the pursuit or receipt of such refund (or credit in lieu of a refund).

(d) Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of a Group Company for the portion of a Straddle Period that ends on or before the Closing Date, and the portion of a Straddle Period that begins after the Closing Date, the determination shall be made by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Group Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Group Company were closed at the close of the Closing Date, provided, however, that (i) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.

(e) Contest Provisions.

(i) Buyer shall promptly notify Parent in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, any Group Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or any Straddle Period or relating to a Tax that is an Excluded Liability.

(ii) Parent shall have the sole right to represent each Group Company in any Tax audit or administrative or court proceeding (a “Tax Contest”) relating to all Tax Returns filed by Parent pursuant to Section 8.2(b); provided that Buyer shall be permitted to participate in any such Tax Contest (other than a Tax Contest relating to the Consolidated Tax Group). With respect to a Tax Contest relating to the Consolidated Tax Group, Parent shall keep Buyer reasonably informed of all such proceedings to the extent such Tax Contest relates to a Group Company. Buyer shall have the sole right to represent each Group Company in any Tax Contest relating to a Straddle Period; provided that Parent shall be permitted, at its expense, to be present ant and participate in any such Tax Contest. Neither Buyer nor any Affiliate of Buyer shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes relating to any taxable period ending on or before the Closing Date or to any Straddle Period or relating to an Excluded Tax without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) Section 338 Elections; Purchase Price Allocation.

(i) Upon the written request of Buyer, Parent shall join in making an election under Section 338(h)(10) of the Code for RTI Donor Services, Inc. and Tutogen Medical (United States), Inc., with respect to the deemed purchase of the stock of such entities pursuant to this Agreement, and Parent hereby acknowledges that Buyer shall make an election under Section 338(g) of the Code for Tutogen Medical GmbH in connection with the purchase of the Securities of such entity pursuant to this Agreement (collectively, the “Section 338 Elections”). To the extent the Section 338 Elections are made, Parent and Buyer shall each deliver completed and executed copies of IRS Form 8023 and required schedules thereto following the Closing as may be agreed by the parties. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties shall reasonably cooperate in making such changes.

(ii) Within 30 days following the Adjustment Report Finalization Date, Buyer shall deliver to Parent a schedule (the “Preliminary Allocation Schedule”) allocating the Purchase Price (and any other applicable amounts) among the assets of RTI OEM and, with respect to the portion of the Purchase Price allocated to any Group Company for which Section 338 Elections are being made, the ADSP (as such term is defined in Treasury Regulation § 1.338-4) for the assets of each such Group Company among the assets of such Group Company. The Preliminary Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 or 338 of the Code, as applicable and the Treasury Regulations thereunder. If, within 60 days following delivery of the Preliminary Allocation Schedule, Parent notifies Buyer in writing of its disagreement with the Preliminary Allocation Schedule, Parent and Buyer shall endeavor to resolve such disagreement, and if they are able to do so shall make such revisions to the Preliminary Allocation Schedule to reflect such resolution, which shall be final and binding.

(iii) If, within 30 days following such notification by Parent to Buyer, Parent and Buyer are unable to resolve any disagreement, Buyer shall promptly cause an independent appraiser selected by Buyer and reasonably acceptable to Parent (the “Appraiser”) to deliver to Buyer and Parent, as promptly as practicable (but in no event later than 60 days following such notification by Parent to Buyer), an appraisal (the “Appraisal”) of the fair market value as of the Closing Date of the assets of RTI OEM and each Group Company for which a Section 338 Election will be made. The cost of the Appraisal shall be shall be paid by Buyer and Parent in inverse proportion as they may prevail on the disputed items resolved by the Appraiser, utilizing the values of such items as initially submitted by the parties to the Appraiser.

(iv) Within 30 days following receipt of the Appraisal, Buyer shall deliver to Parent a revised allocation schedule (the “Revised Allocation Schedule”) allocating the Purchase Price (and any other applicable amounts) among the assets of RTI OEM and the ADSP (as such term is defined in Treasury Regulation § 1.338-4) for the assets of the Group Companies for which a Section 338 Election will be made, among the assets of RTI OEM and such Group Companies, which revised schedule shall be final and binding. The Revised Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338 of the Code and the Treasury Regulations thereunder and in accordance with the Appraisal. The Preliminary Allocation Schedule or Revised Allocation Schedule, upon becoming final and binding in accordance with the foregoing, shall constitute the “Final Allocation Schedule.” Each of Buyer and Parent agrees that neither it nor any of its Affiliates shall file any Tax Returns in a manner that is inconsistent with the Final Allocation Schedule except as otherwise required by the Requirements of Law.

(g) Tax Covenants. Buyer shall not, and shall not cause any Group Company or Affiliate to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) make any elections similar to an election pursuant to Section 338 of the Code other than the Section 338 Elections or (ii) take any action with respect to a Group Company outside of the ordinary course of business on the Closing Date after the Closing.

(h) Assistance and Cooperation. After the Closing Date, each of Parent and Buyer shall (and cause their respective Affiliates to):

(i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in paragraph (a) of this Section 8.2 (relating to sales, transfer and similar Taxes);

(ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing, and in connection therewith, provide the other party with any necessary powers of attorney in a timely manner and promptly upon the request of such other party;

(iii) cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Group Companies;

(iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Group Companies; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request.

Section 8.3. Employee Matters.

(a) Continuation Period. Prior to the Closing, Parent shall cause all Business Employees to be employed by one of the Group Companies. For a period of at least one year following the Closing Date, with respect to each Business Employee who remains in the employment of Buyer or any of its Affiliates during such period (each, a “Continuing Employee”), Buyer shall, or shall cause its Affiliates to, provide each such Business Employee with (i) at least the same base salary or wages as provided by Parent immediately prior to the Closing Date, (ii) a target cash bonus opportunity and a target long-term incentive opportunity, payable either in cash or equity, with, collectively, an aggregate target value that is not less than the aggregate target value of the cash bonus opportunity as provided by Parent for the 2020 fiscal year and the target value of the long-term incentive opportunity granted by Parent for the 2019 fiscal year and (iii) employee benefits (which shall include medical, dental, life, disability and 401(k) benefits and paid time off, but shall exclude equity and equity-based compensation benefits, defined benefit pension benefits, nonqualified deferred compensation benefits and post-service or retiree health or welfare benefits) that are at least as favorable in the aggregate as those provided to each such Business Employee immediately prior to the Closing Date.

(b) Employee Communications. During the period from the date hereof through the Closing Date, Buyer and Parent shall reasonably cooperate to communicate to the Business Employees the details of the proposed terms and conditions of their employment with Buyer or its Affiliates. Any written communications from Buyer or one of its Affiliates to Business Employees as a group that occur prior to the Closing Date shall be subject to prior review and comment by Parent.

(c) WARN Act. Parent and each of its Subsidiaries shall provide any required notice under, and shall retain all liabilities relating to the WARN Act with respect to any event affecting an employee of Parent or any of its Subsidiaries prior to the Closing Date. Parent and its Subsidiaries shall provide to Buyer prior to the Closing Date a list of all employees of Parent and its Subsidiaries with respect to the Business whom Parent or any of its Subsidiaries has terminated in the 90-day period prior to the Closing Date, which shall include each employee’s name, termination date, and reason for termination.

(d) Employee Benefits. Except to the extent reflected in the Closing Date Working Capital, Parent shall retain the responsibility for payment of all covered medical, dental, life insurance and long-term disability claims or expenses incurred by any Business Employee prior to the Closing Date, and Buyer shall not assume any liability with respect to such claims. Subject to the foregoing sentence, Buyer and the Group Companies shall have the liability and obligation for, and neither Parent nor any of its Affiliates shall have any liability or obligation for: (l) any short-term disability and sick pay or salary continuation benefits; and (2) any medical, dental, life insurance, long-term disability or other welfare benefit claims incurred by Business Employees. Buyer shall be responsible for providing any Business Employee whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurs prior to, on or after the Closing Date (and such employees’ “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by COBRA to the extent required by law. Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to waive any waiting period, probationary period, pre-existing condition exclusion, evidence of insurability requirement or similar condition with respect to initial participation under any plan, program, or arrangement established, maintained or contributed to by Buyer or any of its Affiliates to provide health insurance, life insurance and/or disability benefits with respect to each Continuing Employee who has, prior to the Closing Date, satisfied, under Parent’s or its Affiliates’ comparable plans, the comparable eligibility, insurability or other requirements referred to in this sentence. Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to recognize the dollar amount of all co-insurance, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each Continuing Employee will be eligible to participate from and after the Closing Date. Each Continuing Employee shall, for purposes of determining such Continuing Employee’s eligibility to participate in, vesting and calculating the benefit accrual for paid time off and severance, under all employee benefit plans, programs and arrangements of Buyer and its Affiliates, be credited with the service of such Continuing Employee with Parent or its Affiliates, to the same extent as if such service had been performed for Buyer or any of its Affiliates. In addition to the foregoing, Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to:

(i) from the Closing Date to the first (1st) anniversary of the Closing Date, provide Continuing Employees with the greater of (A) the severance payments and benefits to which the Continuing Employee would have been entitled under the applicable Employee Benefit Plan covering the Continuing Employee immediately prior to the Closing Date had such Continuing Employee continued to participate in such Employee Benefit Plan until his or her termination date and become eligible for benefits calculated as of such termination date and (B) the severance payments and benefits provided by Buyer or its Affiliates to its similarly-situated employees at such time, taking into account the Continuing Employee’s length of service with Parent and its Affiliates as provided in this Section 8.3(d) in addition to service with Buyer and its Affiliates;

(ii) cause a Tax-qualified retirement plan(s) maintained by Buyer or its Affiliates to accept a direct rollover of the accounts (including earnings thereon through the date of transfer and any promissory notes evidencing an outstanding loan) of any Continuing Employee in any Tax-qualified retirement plan maintained by Parent or its Affiliates, that a Continuing Employee elects to make as a direct rollover, and, to the extent necessary, amend such defined contribution plan(s) prior to the Closing in order to carry out the intent of this Section 8.3(d)(i); and

(iii) provide each Continuing Employee with paid time off in an amount equal to the unused paid time off accrued by such Continuing Employee as of the Closing Date.

(e) Assumed Plans. Buyer shall, or shall cause one of its Affiliates to, honor or assume, as applicable, all obligations attributable to the Business Employees under the Employee Benefit Plans set forth on Schedule 8.3(e) (the “Assumed Plans”), and shall discharge all obligations attributable to the Business Employees under such Assumed Plans in accordance with their terms.

(f) Cooperation. Buyer and Parent shall cooperate, and cause their respective Affiliates to cooperate, as appropriate to carry out the provisions of this Section 8.3.

(g) No Amendment of Plans; No Other Non-Party Rights. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of, or subject to, ERISA), and no Person participating in any such employee benefit plan maintained by either Parent or its Affiliates or Buyer or its Affiliates, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise. Without limiting the foregoing in any way, nothing in this Agreement, express or implied, is intended to or shall confer upon any current, former or future Business Employee or Continuing Employee any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including any right to any compensation, benefits or other terms and conditions of employment from, or to continued employment for any period with, any of Parent, Buyer or any of their respective Affiliates.

Section 8.4. Securities Law Legends. Buyer agrees and understands that the Securities have not been, and will not be, registered under the Securities Act or the securities laws of any state and that the Securities may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Buyer acknowledges and agrees that no person has any right to require Parent to cause the registration of any of the Securities. The certificates representing the Securities may contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SECURITIES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

Section 8.5. Insurance; Risk of Loss.

(a) Parent will cause the Group Companies to keep insurance policies or self-insured retentions currently maintained by the Group Companies covering their business, assets and current or former employees and the Contribution Assets, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. From and after the Closing Date, the Group Companies shall be solely responsible for all insurance coverage and related risk of loss based on claims pending as of the Closing Date and claims made after the Closing Date, without regard to when the event giving rise to any such claim occurred, with respect to the Group Companies and their business, assets and current or former employees. To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information relating to the Group Companies in order to make filings with insurance carriers or regulators from another party hereto, such other party will promptly supply such information.

(b) Notwithstanding the foregoing, Parent and its Affiliates shall use commercially reasonable efforts to ensure that the Group Companies shall, to the extent permissible under Parent’s and its Affiliates’ insurance policies or their respective self-insurance programs (other than (x) insurance policies relating to Employee Benefit Plans, and (y) with respect to Excluded Liabilities), (i) with respect to events, acts, omissions or circumstances (whether known or unknown) to the extent relating to any Group Company or the Business that occurred or existed prior to Closing and that are covered by any such occurrence-based insurance policy or program, be entitled after Closing to the benefit of a claim (or to have Parent submit such claim on such Group Company’s behalf upon written notice from Buyer) under such insurance policy or program, and (ii) with respect to any open claims notified to and filed with the relevant insurer in accordance with the provisions of the applicable policy by or on behalf of the Group Companies prior to Closing under any of such insurance policy or program, continue to have the benefit of such claim. Parent and its Affiliates shall use commercially reasonable efforts to continue to pursue, for the benefit of the Group Companies, any such claims and in doing so consult with and act upon the reasonable instructions of the Group Companies or Buyer, as applicable. Parent or its Affiliates, as applicable, shall pay the Group Companies promptly on receipt an amount equal to any net proceeds received or realized from such claims and the Group Companies shall reimburse Parent or its Affiliates for any reasonable out-of-pocket expenses incurred by it in respect of any such claim. Any of Parent’s or its Affiliates’ efforts pursuant to this Section 8.5(b) shall be at the sole cost and expense of the Buyer or the Group Companies, and such efforts shall not include commencement or prosecution of litigation by Parent or its Affiliates against an insurer or any other Person. The Group Companies shall exclusively bear and be responsible for (and neither Parent nor its Affiliates shall have any obligation to repay or reimburse the Group Companies for) (A) the amount of any and all deductibles, retentions or self-insurance associated with claims under the insurance policy or program, and (B) all uninsured, uncovered, unavailable or uncollectible amounts of such claims. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Agreement is intended to waive or abrogate in any way Parent’s or its Affiliates’ own rights to insurance coverage for any liability, whether relating to Parent or any of its Affiliates, any Group Company or otherwise.

(c) Parent shall, at its cost, cause the Group Companies as of the Closing to obtain and fully pay for, “tail” insurance policies with a claims period of at least six (6) years from and after the Closing, with respect to officers’ and directors’ liability insurance, employment practices liability and fiduciary liability insurance (collectively, “D&O Insurance”), for the officers and directors (or equivalent positions) of any Group Company. Buyer shall cause the Group Companies to not terminate such D&O Insurance during its term. From Closing and for a period of six (6) years thereafter, Buyer shall cause the Group Companies to indemnify and hold harmless each present and former director or officer of the Group Companies to the fullest extent allowed by law against any and all costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring during the period prior to and including the Closing Date (and Buyer shall also cause the Group Companies to advance expenses as incurred to the fullest extent allowed by law).

Section 8.6. Substitute Guaranties; Replacement Letters of Credit. At or prior to Closing, Buyer shall use reasonable best efforts to (a) cause Buyer or one of its Affiliates to be substituted for Parent or any of its Affiliates (other than the Group Companies) in those guarantees, letters of comfort, indemnities or similar arrangements entered into by Parent or any of its Affiliates (other than the Group Companies) listed on Schedule 8.6(a) (the “Guaranties”), (b) cause Parent and its Affiliates (other than the Group Companies) to be fully released from all of its obligations under the Guaranties (including if necessary, by posting collateral in lieu of such obligations of Parent and its Affiliates), (c) provide for replacement letters of credit for the letters of credit of Parent and its Affiliates listed on Schedule 8.6(c), and (d) with respect to the Leased Real Property listed on Schedule 8.6(d), post deposits accordance with the terms of the leases with respect thereto in substitution for the deposits of Parent or its Affiliates (other than the Group Companies) that have been posted with respect to such Leased Real Property. With respect to any other obligations of Parent or its Affiliates under any guaranties, letters of comfort, indemnities or similar arrangements obtained or given by Parent or any of its Affiliates relating to the Business which Parent notifies Buyer in writing no later than thirty (30) days prior to the Closing (the “Other Guaranties”), Buyer shall use reasonable best efforts to cause Parent and its Affiliates to be fully released, in each case, effective as promptly as practicable, in respect of all obligations of Parent and any Affiliate under any such Other Guaranties. In the case of Buyer’s failure to successfully effect such results in the foregoing sentences by the Closing, then, Parent, on the one hand, and Buyer, on the other hand, shall continue and cause their respective Affiliates to continue to cooperate and use their respective commercially reasonable efforts to terminate, or cause Buyer to be substituted for Parent or its Affiliates in respect of their obligations under the Guaranties and the Other Guaranties, and Buyer shall indemnify Parent from any loss arising from such Guaranties and Other Guaranties. Without limiting the foregoing, after the Closing, Buyer will not, and will not permit any of its Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by a Guaranty or Other Guaranty without providing Parent with evidence satisfactory to Parent that Parent’s Guaranty or Other Guaranty has been released. Any cash or other collateral posted by Parent or one of its Affiliates in respect of any Guaranty or Other Guaranty (other than Real Property Leases, addressed above) shall be for the account of Parent or such Affiliate. If Buyer or one of its Affiliates shall receive any such cash or other collateral or deposits, it shall promptly return it to Parent. At or prior to Closing, Parent agrees that the provisions of this Section 8.6 shall apply mutatis mutandis to any surety bonds, letters of credit, comfort letters or similar assurances of credit support provided by the Group Companies for the benefit of any business of Parent or its Affiliates (other than the Business).

Section 8.7. Assistance with Financial Reporting. For a period of five years after the Closing, Buyer shall cause to be provided reasonable assistance from the Chief Financial Officer of the Business as of the date hereof in order to assist Parent in connection with any reporting obligations of Parent, not to unreasonably interfere with such individual’s day-to-day responsibilities.

Section 8.8. Parent Release. Effective as of the Closing, Parent on behalf of itself and its Subsidiaries, and their respective successors and assigns (collectively, the “Parent Releasors”), does hereby irrevocably and unconditionally release, acquit, and absolutely forever discharge the Group Companies and Buyer from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, matured or unmatured, liquidated or unliquidated, absolute or contingent, direct or derivative, suspected or unsuspected, that such Parent Releasor now has, or at any time previously had, or shall or may have in the future, in each case based upon facts, circumstances or occurrences existing at or prior to Closing; provided, that Released Matters shall not include any rights pursuant to the transactions contemplated by any Transaction Agreement. It is the intention of Parent in executing the release contained in this Section 8.8, and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Parent hereby represents to Buyer that it has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matters and that no Person other than such Parent has any interest in any Released Matter by Requirements of Law or Contract or by virtue of any action or inaction by Parent in a manner that would derogate from or otherwise prejudice the foregoing waiver.

Section 8.9. Restrictive Covenants.

(a) In consideration of the transactions contemplated by this Agreement and to more effectively protect the value and goodwill of the Business to be acquired hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent covenants and agrees that, without the prior written consent of Buyer, for a period commencing on the Closing Date and ending on the earlier of the second anniversary of the Closing Date and a Sale of Parent, Parent shall not, and shall cause its Subsidiaries not to, acquire, own, manage, operate, control, or participate in the ownership, management, operation or control of any Business in the United States.

(b) Nothing contained in this letter agreement shall limit or otherwise affect the ability of Parent or any of its Subsidiaries to (i) invest in publicly traded debt or equity securities of companies engaged in a Business, so long as such ownership is a passive investment and represents less than 5% of such outstanding debt or equity securities, (ii) engage in any of the actions contemplated by the Transaction Agreements, (iii) acquire or own any Person or business; provided, however, that if more than ten percent (10%) of the total gross revenues of such Person or business is from a Business, then Parent or such Subsidiary will be required to divest such portion of the Person or business, (iv) engage in any research and development activities with respect to Parent’s “Spine” or “International” lines of business, or (v) the direct or indirect distribution of surgical implants, instruments, or biologics used in the treatment of conditions affecting the spine (x) as represented by Parent’s “Spine” or “International” lines of business and (y) as otherwise described in RTI Surgical’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 5, 2019.

(c) Commencing on the Closing Date, (i) Parent shall not, and shall not permit its Subsidiaries to, disclose any Confidential Information of the Business, and (ii) Buyer shall not, and shall not permit its Subsidiaries to, disclose any Confidential Information of Parent, in each case except as may be required by applicable Requirements of Law, fiduciary duties or any rule or regulation of any national securities exchange.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer under this Agreement to consummate the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may, to the extent permitted by applicable Requirements of Law, be waived in writing by Buyer in its sole discretion:

Section 9.1. No Misrepresentation or Breach of Covenants and Warranties.

(a) Parent shall have performed in all material respects all of its covenants and agreements in this Agreement which are to be performed prior to Closing.

(b) (i) The representations and warranties of Parent contained in the first sentence of Section 5.2(a), Section 5.2(c), Section 5.3(a) and Section 5.22 shall be true and correct in all material respects both when made and as of the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects as of such date), and (ii) the representations and warranties of Parent contained in Section 5.2(b) shall be true and correct, other than de minimis inaccuracies, both when made and as of the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, which representations and warranties shall be true and correct as of such date other than de minimis inaccuracies)

(c) The representations and warranties of Parent contained in this Agreement (other than representations and warranties identified in clause (b) above) when read without exception or qualification as to “material” or Material Adverse Effect, shall be true and correct both when made and as of the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, which representations and warranties shall be true and correct as of such date), other than breaches or inaccuracies of representations and warranties which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) There shall have been delivered to Buyer a certificate to the effect of clauses (a) through (c), dated the Closing Date, signed on behalf of Parent by a duly authorized officer of Parent.

Section 9.2. No MAE. No Material Adverse Effect shall have occurred since the Balance Sheet Date.

Section 9.3. Required Parent Vote. The Required Parent Vote shall have been obtained.

Section 9.4. No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits the purchase and sale of the Securities as contemplated by Section 2.1.

Section 9.5. Other Deliveries. Parent shall have delivered to Buyer all of the other documents and agreements required to be delivered at Closing pursuant to Section 4.4.

Section 9.6. Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by Buyer’s failure to cause the Closing to occur in violation on its obligations contained herein, including as required by Section 7.3.

Section 9.7. CFIUS Clearance. CFIUS Clearance shall have been obtained and shall be in full force and effect.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

The obligation of Parent under this Agreement to consummate the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may, to the extent permitted by applicable Requirements of Law, be waived in writing by Parent in its sole discretion:

Section 10.1. No Misrepresentation or Breach of Covenants and Warranties.

(a) Buyer shall have performed in all material respects all of its covenants and agreements in this Agreement which are to be performed prior to Closing.

(b) The representations and warranties of Buyer contained in Section 6.2(a), Section 6.3(a) and Section 6.3(c) shall be true and correct in all material respects both when made and as of the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects as of such date).

(c) The representations and warranties of Buyer contained in this Agreement (other than representations and warranties identified in clause (b) above) when read without exception or qualification as to “material”, shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), other than breaches of representations and warranties which are not reasonably expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(d) There shall have been delivered to Parent a certificate to the effect of clauses (a) through (c), dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

Section 10.2. Required Parent Vote. The Required Parent Vote shall have been obtained.

Section 10.3. No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits the purchase and sale of the Securities as contemplated by Section 2.1.

Section 10.4. Other Deliveries. Buyer shall have delivered to Parent all of the other documents and agreements required to be delivered at Closing pursuant to Section 4.3.

Section 10.5. Frustration of Closing Conditions. Parent may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by Parent’s failure to cause the Closing to occur in violation on its obligations contained herein, including as required by Section 7.3.

ARTICLE XI

TERMINATION

Section 11.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of Buyer and Parent;

(b) by Buyer if Buyer is not then in material breach of any provision of this Agreement and if Parent shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article IX, which breach cannot be or has not been cured within thirty (30) days following written notice by Buyer to Parent of such breach;

(c) by Parent if Parent is not then in material breach of any provision of this Agreement and if Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article X, which breach cannot be or has not been cured within thirty (30) days following written notice by Parent to Buyer of such breach;

(d) by Buyer or Parent if any court of competent jurisdiction in the United States or any other Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose failure to take any action required to fulfill any of such party’s (or such party’s Affiliates’) obligations under this Agreement shall have been a significant contributing factor to such order, decree or ruling;

(e) by Buyer or Parent if the Closing shall not have occurred on or before the Outside Date; provided, however, that if as of the Outside Date all of the conditions set forth in Articles IX and X shall have been satisfied or, to the extent permitted, waived (other than (A) those conditions that by their nature are to be satisfied at the Closing, each of which remains capable of being satisfied and (B) those conditions set forth in Section 9.4, Section 9.7 or Section 10.3), then the Outside Date shall be automatically extended for one additional three (3) month period; provided, further, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party whose failure to take any action required to fulfill any of such party’s (or such party’s Affiliates’) obligations under this Agreement shall have been the primary cause of the failure of the Closing to occur prior to the Outside Date;

(f) by Parent or Buyer if the Required Parent Vote shall not have been obtained at the Parent Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof permitted hereunder;

(g) by Buyer prior to Parent receiving the Required Parent Vote in the event that an Adverse Recommendation Change has occurred;

(h) by Parent, in accordance with Section 7.6; provided, however, that Parent may terminate this Agreement pursuant to this Section 11.1(h) if and only if Parent paid to Buyer the Termination Fee in accordance with Section 11.3(b)(i); or

(i) by Buyer following a CFIUS Turndown.

Section 11.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination to the other party to this Agreement.

Section 11.3. Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than this Section 11.3 and Section 13.8) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement, or for damages to the other party resulting from Fraud.

(b) If this Agreement is terminated:

(i) by Buyer pursuant to Section 11.1(b) as a result of a material breach of Section 7.6 or pursuant to Section 11.1(g) or by Parent pursuant to Section 11.1(h), Parent shall pay to Buyer an amount equal to $14,700,000 (the “Termination Fee”); or

(ii) by Buyer or Parent pursuant to Section 11.1(e) and at the time of termination pursuant to Section 11.1(e) the Required Parent Vote has not been obtained or pursuant to Section 11.1(f) and (A) at or prior to the time of any such termination of this Agreement a bona fide Acquisition Proposal shall have been publicly made and not publicly withdrawn; and (B) on or before the twelve (12) month anniversary of the date of termination of this Agreement, Parent enters into a definitive Acquisition Agreement with any third-party other than Buyer or its Affiliates in respect of any Acquisition Proposal (provided that each reference to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be a reference to fifty percent (50%) (whether or not with the same party which made the Acquisition Proposal) then Parent shall pay to Buyer within two (2) business days after the date upon which Parent enters into such definitive Acquisition Agreement, an amount equal to the Termination Fee, provided, that if such definitive Acquisition Agreement is entered into with a third-party or any of its Affiliates who made the Acquisition Proposal prior to the time of termination of this Agreement that was publicly made and not publicly withdrawn, such Acquisition Proposal shall, for purposes of this Section 11.3(b)(ii), be deemed to have been a bona fide Acquisition Proposal).

(c) Subject to the terms of Section 7.6 and Section 11.3(b), any Termination Fee due under this Section 11.3 shall be paid by wire transfer of same-day funds on the business day immediately following the date of termination of this Agreement. In no event shall Parent be obligated to pay any amount greater than the Termination Fee pursuant to this Section 11.3. Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims arising out of a willful breach of this Agreement or fraud), (i) in the event the Termination Fee is paid in accordance with Section 11.3(b), the payment of such Termination Fee shall be the sole and exclusive remedy of Buyer, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and representatives (the “Buyer Related Persons”) against Parent or any of its representatives or Affiliates for, and (ii) in no event will Buyer or any such other Buyer Related Persons seek to recover any other monetary damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clauses (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Contemplated Transactions to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

ARTICLE XII

INDEMNIFICATION

Section 12.1. Survival. The agreements and covenants of Parent and Buyer contained in Article II, Article III, Article IV, Article VIII, this Article XII, Section 7.3(d), Section 7.3(e), Section 7.9 and Section 7.10 shall survive the Closing for the applicable period of time specified therein or, if not so specified, until the earlier of the maximum period permitted by the applicable statute of limitations contemplated by Delaware General Corporation Law or until fully performed, and the parties agree that Section 8106(c) of Title 10 of the State of Delaware Code does not apply. The parties hereto agree that all representations, warranties, all other covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim for any breach of or inaccuracy in such representations, warranties, covenants and agreements be made by, any party or any of their respective Affiliates in respect thereof. Notwithstanding the foregoing, nothing in this Agreement, including this Section 12.1, shall operate to limit the liability of Parent for Fraud.

Section 12.2. Indemnification by Parent.

Following the Closing, subject to the terms of this Article XII, Parent shall indemnify and hold harmless Buyer and its Affiliates (including the Group Companies) and their officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Persons”) from and against, without duplication, any Special Indemnification Losses incurred or suffered by any Buyer Indemnified Person arising out of, resulting from or in connection with (i) any Excluded Liabilities, including, for the avoidance of doubt, any Pre-Closing Taxes and (ii) any claims made by or with respect to any Business Employee in respect of their employment against the Group Companies asserted within six (6) months after the Closing Date, to the extent related to the period prior to the Closing (and not otherwise reflected in the Financial Statements or Closing Date Working Capital).

(a) Notwithstanding any other provision to the contrary, the cumulative indemnification obligations of Parent under this Section 12.2 shall in no event exceed the Purchase Price.

(b) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, in each such case, Parent shall, prior to entering into any such agreement and as a condition precedent to the consummation of such transaction, ensure that proper and adequate provision will be made thereunder so that such successor(s) and assign(s) will be bound by Parent’s obligations set forth in this Section 12.2 as if they (or it) were a direct party hereto.

Section 12.3. Indemnification by Buyer.

(a) Following the Closing, subject to the terms of this Article XII, Buyer agrees to indemnify and hold harmless Parent and its Affiliates (excluding the Group Companies) and their officers, directors, employees, agents and representatives (collectively, the “Parent Indemnified Persons” and, together with the Buyer Indemnified Persons, an “Indemnified Party”) from and against any Special Indemnification Losses incurred or suffered by any Parent Indemnified Person arising out of, resulting from or in connection with any Assumed Liabilities.

(b) Notwithstanding any other provision to the contrary, the cumulative indemnification obligations of Buyer under this Section 12.3 shall in no event exceed the Purchase Price.

Section 12.4. Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a covenant or agreement shall terminate on the applicable survival termination date (as set forth in Section 12.1), unless an Indemnified Party shall have incurred a Special Indemnification Loss prior to such applicable survival termination date and made an Indemnification Claim (as defined below) subject to the terms and conditions of this Article XII, prior to such termination date, as applicable, including by delivering a Claim Notice (as defined below) to the Indemnifying Party (as defined below). If an Indemnified Party has made a proper Indemnification Claim for indemnification pursuant to Sections 12.2 or Section 12.3 prior to such termination date, then such claim for such Special Indemnification Loss incurred (and only such claim for such Special Indemnification Loss incurred), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 12.1.

Section 12.5. Procedures Relating to Indemnification. An Indemnified Party shall give prompt written notice (a “Claim Notice”) to the party or parties obligated to provide indemnification (the “Indemnifying Party”) after the Indemnified Party first becomes aware (and in any event within thirty (30) days thereof) of the basis for a claim for indemnification pursuant to this Article XII (including any Third Party Claim) (such claim, an “Indemnification Claim”), and such Claim Notice shall contain (i) a reasonably detailed description and, if reasonably available or determinable, the Special Indemnification Loss incurred or reasonably expected to be incurred by the Indemnified Party together with such supporting documents reasonably available to such Indemnified Party, (ii) a reasonably detailed explanation of the basis for the Indemnification Claim to the extent of the facts then known by the Indemnified Party, and (iii) a demand for payment of such Special Indemnification Loss; provided, that failure to give such notification shall not affect such Indemnified Party’s right to indemnification hereunder and shall not relieve the Indemnifying Party from any of its obligations under this Article XII except to the extent the Indemnifying Party is actually prejudiced by such failure.

Section 12.6. Notice and Opportunity To Defend. If there occurs an indemnifiable event which involves any claim or the commencement of any Proceeding by a third Person, including any Governmental Body (a “Third Party Claim”), the Indemnified Party shall give such Indemnifying Party prompt written notice (and in any event within thirty (30) days of such Third Party Claim) of such Third Party Claim or the commencement thereof. The failure to provide prompt notice as provided herein shall relieve the Indemnifying Party of its obligations hereunder only if, and to the extent that, such failure actually prejudices the Indemnifying Party hereunder. The Indemnifying Party shall be entitled to (i) participate in the defense of any such Third Party Claim, or (ii) assume the defense thereof, with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Indemnified Party) if (A) the Third Party Claim relates primarily to any criminal Proceeding, (B) the Third Party Claim primarily seeks an injunction or equitable relief against the Indemnified Party. (C) the Third Party Claim is asserted directly by or on behalf of a Person that is a material customer of the Business, (D) the Indemnifying Party has been found by a court of competent jurisdiction to have failed to diligently pursue such Third Party Claim, or (E) the Third Party Claim has a likelihood of resulting in Liability to the Indemnified Party that would exceed the Indemnifying Party’s exposure under this Agreement in respect of such Third Party Claim (provided, that in the event the Indemnified Party assumes the defense of a Third Party Claim pursuant to one or more of the preceding clauses (A) through (E), the Indemnifying Party shall have the right to participate, at its sole expense, in the defense of any such Third Party Claim with counsel selected by it, subject to the Indemnified Party’s right to control the defense thereof); and, provided, further, that if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings under such Third Party Claim and the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that the representation of both parties by the same counsel would be inappropriate due to a potential material conflict of interest between them, each of the parties shall retain separate counsel at its own expense (subject to the Indemnified Party’s right to control the defense thereof). The Indemnifying Party and the Indemnified Party agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third Party Claim, except if in a party’s reasonable determination, based on the advice of counsel, such access and cooperation would reasonably be expected to result in a loss or waiver of any legal or attorney-client privilege or confidentiality protections or obligations, or could violate the Requirements of Law. If the Indemnifying Party elects to assume the defense of a Third Party Claim as contemplated hereunder, the Indemnified Party shall have the right to participate in (but not control) at its own expense in the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, no settlement or compromise thereof may be effected by the Indemnifying Party without the written consent of the Indemnified Party, unless (A) the settlement seeks only monetary relief and (B) the settlement or compromise does not contain any admission of finding or wrongdoing on behalf of the Indemnified Party. If the Indemnifying Party does not assume the defense of a Third Party Claim, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any such Third Party Claim without the consent of the other party. Except as contemplated hereunder, in no event shall an Indemnifying Party be liable for any settlement or compromise effected without its prior written consent. If there shall be any conflicts between the provisions of this Section 12.6 and Section 8.2(e), the provisions of Section 8.2(e) shall control with respect to Tax contests.

Section 12.7. Treatment of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Article XII shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Requirements of Law.

Section 12.8. Additional Limitations; Manner of Payment.

(a) If an Indemnified Party receives a payment in respect of Special Indemnification Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of such Special Indemnification Losses, the Indemnified Party must promptly notify the Indemnifying Party and promptly pay to the Indemnifying Party the extent of such payment within five business days after receipt. Each

Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Special Indemnification Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Special Indemnification Loss. An Indemnified Party’s right to indemnification pursuant to Sections 12.2 or 12.3, as applicable, shall be reduced by the amount actually paid by a third party (less any increase in the applicable insurance premium and any reasonable costs for collecting such amount), with respect to the settlement or resolution of a claim for which Parent or Buyer, as the case may be, was entitled to indemnification hereunder.

(b) Buyer shall not make any claim for indemnification under this Article XII or Section 8.2(a) to the extent of any matter that was specifically and actually taken into account in the determination of Working Capital or the calculation of any adjustment to the Purchase Price in Article IV.

Section 12.9. Exclusive Remedy. Without limiting Section 12.1 of this Agreement, except with respect to disputes related to the Purchase Price adjustments in Section 4.5 (which shall be governed exclusively by Section 4.5) and the last sentence of this Section 12.9, the indemnification provisions contained in this Article XII, subject to the limitations set forth herein, shall be the sole and exclusive monetary remedy available to any party in connection with any Special Indemnification Losses arising out of or resulting from Assumed Liabilities or Excluded Liabilities following the Closing. Notwithstanding the foregoing, nothing in this Section 12.9 shall limit or restrict the ability or right of any party hereto to seek injunctive or other equitable relief pursuant to Section 13.12 for any breach or alleged breach of any provision of this Agreement; provided, that any procedures in respect of and limitations on Special Indemnification Losses in this Article XII, to the extent applicable, shall in no event be diminished or circumvented by such relief. The parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies hereunder with respect to this Agreement and the Contemplated Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Parent hereunder. For the avoidance of doubt, nothing in this Agreement shall limit the remedy of any party against another party in the event of Fraud by such other party.

Section 12.10. Excluded Liability Cooperation. Following Closing, Buyer shall, and shall cause the Group Companies to, use commercially reasonable efforts to (i) provide Parent, its Affiliates and its representatives with access reasonably necessary to Pursue the Excluded Liabilities, at normal business hours and upon reasonable notice, to the Group Company’s books and records (including electronic and archived documents) and the Group Company’s facilities and to current employees and representatives of the Group Companies, including in connection with testimony in litigation and factual investigation, and (ii) generally provide support, and make its and its Subsidiaries’ current employees and representatives reasonably available to provide assistance and expertise at such times and in such places as reasonably necessary, to Pursue the Excluded Liabilities; provided that, in the case of each of clauses (i) and (ii), (A) the Group Companies only shall be required to provide such access and make its and its Subsidiaries’ current employees and representatives available to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Group Companies and their Subsidiaries, and (B) the Group Companies may withhold access from Parent to the extent that the Group Companies are aware that (x) the Group Companies or any of their Subsidiaries is subject to the terms of a confidentiality agreement with a third party or another contract that restricts such access (provided that Buyer shall and shall cause the Group Companies to use their commercially reasonable efforts to obtain the required consent of such third party to provide such access), (y) providing such access would result in a loss of attorney–client or other legal privilege (provided that Buyer shall and shall cause the Group Companies to use their commercially reasonable efforts to allow such access (or access to a portion thereof) in a manner that does not result in a loss of such privilege), or (z) providing such access would violate any Requirements of Law (provided that Buyer shall and shall cause the Group Companies to use their commercially reasonable efforts to provide such access in a manner that does not violate such Requirements of Law). Reasonable and documented out-of-pocket expenses incurred by current employees or representatives of the Group Companies or their Subsidiaries (but in no event any compensation expenses of current employees of the Group Companies or its Subsidiaries) in connection with Parent’s access to them shall be reimbursed by Parent promptly following Parent’s receipt of an invoice specifying in reasonable detail the expenses incurred. Notwithstanding the foregoing, Buyer shall and shall cause the Group Companies to use their commercially reasonable efforts to make any employee or other person under its control available to testify at a trial or evidentiary hearing at the reasonable request of Parent.

Section 12.11. Subrogation. Buyer shall promptly make available to Parent the final form of the “buyer’s” representations and warranties insurance policy with respect to the representations and warranties set forth in Article V (the “R&W Insurance Policy”). Buyer acknowledges and agrees that the R&W Insurance Policy shall at all times provide that the insurer shall have no, and shall waive and not pursue, subrogation rights against Parent, its Affiliates and their respective officers, managers, directors, equity holders, employees or agents (except in the case of Fraud of Parent). Any costs and expenses related to the R&W Insurance Policy shall be borne by Buyer.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without giving effect to any Laws of the State of Delaware that would require or permit the application of the Laws of any other jurisdiction; provided, however, that the transfer in rem of the shares in the German Subsidiary shall be governed and construed in accordance with the laws of the Federal Republic of Germany, excluding any conflicts of law provisions.

Section 13.2. No Public Announcement. Neither Parent nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the Contemplated Transactions, except as and to the extent that any such party shall be so obligated by Requirements of Law, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the Securities and Exchange Commission disclosure obligations or the rules of any stock exchange, in which case the other party shall be advised and the parties shall consult in good faith with each other on the contents of such communication or disclosure prior to its publication.

Section 13.3. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email, or sent by private overnight courier or by registered or certified mail, and shall be deemed given when delivered personally, by email or by courier or otherwise, as follows:

If to Buyer, to:

c/o Montagu Private Equity SAS

41, avenue George V

75008 Paris

France

Attention: Adrien Sassi

Email: Adrien.Sassi@Montagu.com

with a copy to:

Weil, Gotshal & Manges LLP

2, Rue de la Baume, Paris, France 75008

Attention: David Aknin, Shayla Harlev and Ryan Taylor

Email: david.aknin@weil.com, shayla.harlev@weil.com and

  ryan.taylor@weil.com

If to Parent, to:

RTI Surgical Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, IL 60015

Attention: Jonathon M. Singer

Email: jsinger@rtix.com

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Seth Katz

Email: skatz@sidley.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 13.4. Successors and Assigns; No Recourse.

(a) This Agreement and the rights and obligations hereunder shall not be assignable by any party to a third Person without the written consent of the other party; provided, that (i) either party may assign its rights hereunder (in whole or from time to time in part) to an Affiliate, and (ii) Buyer may assign, transfer, charge, grant security interest or, or otherwise deal with the benefit of, any of its rights and obligations under this Agreement, in whole or in part, (A) to any bank, financial institution lending money or making other banking facilities available to Buyer with respect to the Contemplated Transactions, or any other person who has financed or refinanced any part of the Contemplated Transactions or has otherwise provided finance to Buyer or any of its Affiliates, or any other finance provider to Buyer, its Affiliates or any Group Company by way of security (including by way of pledge or assignment or receivables or delegation of payment of any amounts payable by Parent to Buyer hereunder and Parent undertakes to execute such reasonable agreements to give effect to such pledge, assignment or delegation), or (B) in connection with any buy-side representation and warranty insurance policy, including with respect to any subrogation provisions in such policy. Any assignment hereunder (whether before or after the Closing) shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Other than (i) the parties and their respective successors and assigns permitted by this Section 13.4 and (ii) the officers and directors (or equivalent positions) of any Group Company as contemplated by Section 8.5(c), nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person any right, remedy or claim under or by reason of this Agreement.

(b) Except to the extent a named party to this Agreement, any Parent Ancillary Agreements or any Buyer Ancillary Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party or its Affiliates shall have any liability for any obligations or liabilities of any party under this Agreement, the Parent Ancillary Agreements or the Buyer Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

Section 13.5. Access to Records after Closing.

(a) Subject to Section 8.1, for a period of six (6) years after the Closing Date, Parent and its representatives shall have reasonable access to the personnel and all of the books and records of the Group Companies to the extent that such access may reasonably be required by Parent in connection with (i) matters relating to or affected by the operations of the Group Companies prior to the Closing Date, (ii) compliance by Parent and its Subsidiaries with Requirements of Law, and (iii) without limiting Section 12.10, Pursuing the Excluded Liabilities. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Buyer agrees to maintain such records in readable and readily accessible format during such six-year period. Parent shall be solely responsible for any out of pocket costs or expenses incurred by it pursuant to this Section 13.5(a).

(b) Subject to Section 8.1, for a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to the personnel and all of the books and records relating to the Group Companies which Parent or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Parent and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Parent agrees to maintain such records in readable and readily accessible format during such six-year period. Buyer shall be solely responsible for any out of pocket costs and expenses incurred by it pursuant to this Section 13.5(b).

(c) Subject to Section 8.1, neither Buyer nor Parent shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 13.5 where such access would violate any Requirements of Law, privilege or confidentiality obligation.

Section 13.6. Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 13.7. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended in writing, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. For this purpose, an email, even if it includes a signature block of the sender, shall not be considered a “writing”, although an electronic copy of a document duly executed on behalf of a party hereto shall be considered a “writing” even if transmitted by email or other electronic means. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.8. Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 13.9. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.10. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Parent and Buyer.

Section 13.11. Further Assurances. Prior to, on and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Securities to Buyer in accordance with the terms of this Agreement.

Section 13.12. Jurisdiction; Specific Performance. The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) over any dispute based on, arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.3. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages may not be readily ascertainable or fully compensatory. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions hereof, and to compel specific performance of the breaching party in any court of the United States or any state having jurisdiction. Nothing in this Section 13.12 should be construed to constitute a waiver of any other remedy to which they the parties are entitled at law or in equity.

Section 13.13. Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any Proceeding in connection with or relating to this Agreement, any Parent Ancillary Agreement or any Buyer Ancillary Agreement or the Contemplated Transactions. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of a dispute, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other transaction agreements by, among other things, the mutual waivers and certifications in this Section 13.13.

Section 13.14. Confidential Nature of Information. Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the Contemplated Transactions (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to the Confidentiality Agreement, which Confidentiality Agreement shall terminate at Closing.

Section 13.15. Disclosure Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections or Schedules of this Agreement to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent on its face to a reader of such disclosure. Matters reflected in any Section or Schedule of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or outside of the ordinary course of business, or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Requirements of law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 13.16. Privilege; Waiver of Conflicts. Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed after the Closing to include the Group Companies) hereby (a) agrees that, notwithstanding any current or prior representation of the Group Companies and Parent by Sidley Austin LLP (“Prior Companies Counsel”), Prior Companies Counsel shall be allowed to represent Parent in any matters or disputes that arise under or relate to the Contemplated Transactions, (b) waives any claim that Buyer, the Group Companies, or any of their Affiliates has or may have that Prior Companies Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation, (c) agrees that, if a dispute arises after the Closing between Buyer, the Group Companies or any of their respective Affiliates, on the one hand, and Parent on the other hand, then Prior Companies Counsel may represent Parent in such dispute, even though the interests of Parent may be directly adverse to Buyer or the Group Companies and even though Prior Companies Counsel may have represented the Group Companies in matter substantially related to such dispute or may be handling ongoing matters for the Group Companies, and (d) agrees that, after the Closing, Parent shall retain, own, and control (in its sole and absolute discretion) all communications between or among Prior Companies Counsel and Parent or the Group Companies that relate, in any way, to the Contemplated Transactions or the Excluded Liabilities, and with respect to such information, the attorney-client privilege and the expectation of client confidence belongs to Parent and may be controlled by Parent and shall not pass to or be claimed or disputed by Buyer or the Group Companies or any of their Affiliates; provided, however, that nothing herein is intended or shall be construed to constitute an agreement by Parent or the Group Companies to waive any privilege of the Group Companies with respect to any information or communication that does not relate to any dispute under or relating to the Contemplated Transactions or the Excluded Liabilities (it being understood that any privilege of the Group Companies that attaches with respect to such other matters will be controlled solely by the Group Companies after the Closing). Also, if a dispute arises after the Closing between Buyer or the Group Companies on the one hand, and any third party other than Parent on the other hand, then the Group Companies may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Prior Companies Counsel; provided, however, that to the extent such privilege relates in any way to the Contemplated Transactions or the Excluded Liabilities, the Group Companies may not waive such privilege without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned. Buyer acknowledges on behalf of itself and its Affiliates (which, for this purpose, shall be deemed after the Closing to include the Group Companies) that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions, and other provisions of this Section 13.16, including the opportunity to consult with independent counsel of its choice.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RTI SURGICAL HOLDINGS, INC.

By:	/s/ Jonathan M. Singer
Name: Jonathon M. Singer
Title: Chief Financial and Administrative Officer

[Signature page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ARDI BIDCO LTD.

By:	/s/ Shayla Kasuto Harlev
Shayla Kasuto Harlev
acting solely in her capacity as power of attorney

[Signature page to Equity Purchase Agreement]

EXHIBIT A

Agreed Upon Form

TRANSITION SERVICES AGREEMENT

BETWEEN

RTI SURGICAL HOLDINGS, INC.,

AND

[BUYER]

DATED [●], 2020

i

9.	Disclaimer, Liability	13

9.1	Disclaimer of Warranties	13

9.2	Disclaimer of Damages	13

9.3	Limitation of Liability	13

10.	Indemnification	14

10.1	Indemnification	14

10.2	Indemnification Procedures	14

11.	Force Majeure	14

12.	Dispute Resolution	14

13.	Term; Termination	14

13.1	Term	15

13.2	Extension	15

13.3	Early Termination	16

13.4	Termination for Breach	16

13.5	Return of Books, Records and Materials	16

13.6	Effect of Termination	16

14.	General	17

14.1	Governing Law	17

14.2	Notices	17

14.3	Audit Rights	18

14.4	Successors and Assigns	18

14.5	Entire Agreement; Amendments	18

14.6	Waivers	19

14.7	Partial Invalidity	19

14.8	Execution in Counterparts	19

14.9	Waiver of Jury Trial	19

14.10	Interpretation	19

14.11	Independent Contractors; Lack of Authority	20

14.12	Jurisdiction; Enforcement	20

ii

CONFIDENTIAL

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2020 (the “Effective Date”), by and between RTI Surgical Holdings, Inc., a Delaware corporation (“Parent”), and [BUYER], a [●] (“Buyer”)1.

WHEREAS, pursuant to that certain Equity Purchase Agreement (as amended, restated, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), dated as of January 13, 2020, by and between Parent and Buyer, Buyer has agreed to purchase from the Subsidiaries (as defined in the Purchase Agreement) of Parent, all of the Securities (as defined in the Purchase Agreement); and

WHEREAS, after the Effective Date, (a) Parent has agreed to provide, or cause to be provided, to Buyer and its Affiliates (as defined below) on the Effective Date after giving effect to the Closing (as defined below) certain transitional services on the terms and subject to the conditions set forth in this Agreement and (b) Buyer has agreed to provide, or cause to be provided, to Parent and its Affiliates on the Effective Date after giving effect to the Closing, certain transitional services on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is hereby agreed by and among Parent and Buyer as follows:

1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1. Capitalized terms not otherwise defined herein have the meaning set forth in the Purchase Agreement.

1.1 “Additional Services” has the meaning set forth in Section 2.3.

1.2 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, “control” means the power to direct the management or affairs of a Person through the ownership of more than 50% of the voting equity securities of such Person.

1.3 “Agreement” has the meaning set forth in the preamble.

1.4 “Business” has the meaning set forth in the Purchase Agreement.

1.5 “Buyer” means has the meaning set forth in the preamble.

1.6 “Buyer Facilities” has the meaning set forth in Section 5.1.

[1]

Note to Draft: Purchase Agreement provides that Buyer will sign the TSA on behalf of RTI OEM. Parties to confirm if RTI OEM should be the Party to this agreement and references in this Agreement to “Buyer” should be changed to “RTI OEM” (with Buyer only signing on RTI OEM’s behalf).

1.7 “Buyer Services” has the meaning set forth in Section 2.1.

1.8 “Buyer Services Manager” has the meaning set forth in Section 3.

1.9 “Closing” has the meaning set forth in the Purchase Agreement.

1.10 “Closing Date” has the meaning set forth in the Purchase Agreement.

1.11 “Confidential Information” means any non-public, commercially proprietary or sensitive information (or materials) belonging to, concerning or in the possession or control of a party to this Agreement or its Affiliates (the “Disclosing Party”) that is furnished, disclosed or otherwise made available to the other party to this Agreement or entities or persons acting on the other party’s behalf (the “Receiving Party”) in connection with this Agreement and which is either marked or identified in writing as confidential, proprietary, secret or with another designation sufficient to give notice of its sensitive nature, or is of a type that a reasonable person would recognize it to be commercially sensitive.]

1.12 “Data Privacy Laws” has the meaning set forth in the Purchase Agreement.

1.13 “Disclosing Party” has the meaning set forth in the term “Confidential Information”

1.14 “Dispute” has the meaning set forth in Section 12(a).

1.15 “Effective Date” has the meaning set forth in the preamble.

1.16 “Existing FF&E” has the meaning set forth in Section 5.1.

1.17 “Extension Period” has the meaning set forth in Section 13.2.

1.18 “Facilities” has the meaning set forth in Section 5.1.

1.19 “Force Majeure” has the meaning set forth in Section 11.

1.20 “Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

1.21 “Guest User” has the meaning set forth in Section 4.2.

1.22 “Host” has the meaning set forth in Section 4.2.

1.23 “Inspecting Party” has the meaning set forth in Section 14.3(a).

1.24 “Law” means any law, statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Body.

1.25 “Legal Requirement” has the meaning set forth in Section 7.3.

1.26 “Losses” has the meaning set forth in Section 10.1.

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1.27 “Parent” has the meaning set forth in the preamble.

1.28 “Parent Facilities” has the meaning set forth in Section 5.1.

1.29 “Parent Services” has the meaning set forth in Section 2.1.

1.30 “Parent Services Manager” has the meaning set forth in Section 3.

1.31 “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

1.32 “Proceeding” has the meaning set forth in the Purchase Agreement.

1.33 “Provider” means the party providing, or causing to be provided a Transition Service.

1.34 “Provider Indemnified Parties” has the meaning set forth in Section 10.1.

1.35 “Purchase Agreement” has the meaning set forth in the first paragraph.

1.36 “Receiving Party” has the meaning set forth in the term “Confidential Information.”

1.37 “Recipient” means the party to whom a Transition Service is being provided.

1.38 “Recipient Indemnified Parties” has the meaning set forth in Section 10.1.

1.39 “Recipient Materials” has the meaning set forth in Section 7.4.

1.40 “Regulatory Authorities” has the meaning set forth in Section 14.3(b).

1.41 “Security Systems” has the meaning set forth in Section 5.1.

1.42 “Service Charge” has the meaning set forth in Section 6.1.

1.43 “Services Managers” has the meaning set forth in Section 3.

1.44 “Significant Service Shortfall” has the meaning set forth in Section 2.6.

1.45 “Systems” has the meaning set forth in Section 4.2.

1.46 “Term” has the meaning set forth in Section 13.1.

1.47 “Termination Charges” has the meaning set forth in Section 13.3.

1.48 “Termination Date” has the meaning set forth in Section 13.3.

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1.49 “Third Party Provider” has the meaning set forth in Section 2.8.

1.50 “Transition Period” has the meaning set forth in Section 2.2.

1.51 “Transition Services” has the meaning set forth in Section 2.1.

2. Services.

2.1 Transition Services. Upon the terms and subject to all of the conditions contained herein, Parent shall provide (or cause to be provided) to Buyer the services listed in Annex A attached hereto (the “Parent Services”), and Buyer shall provide (or cause to be provided) to Parent the services listed in Annex B attached hereto (the “Buyer Services”, and collectively with the Parent Services and any Additional Services, the “Transition Services”).

2.2 Transition Services Period. The Transition Services set forth on Annex A and Annex B shall commence on the date hereof and shall continue for the applicable period identified on Annex A and Annex B, (the “Transition Period”). The parties acknowledge the transitional nature of the Transition Services. Accordingly, each Recipient shall use its commercially reasonable efforts to replace, and cease the use of, the Transition Services to be provided hereunder as soon as reasonably practicable after the date hereof so that the Transition Services are terminated by the end of their designated Transition Period.

2.3 Additional Services. If, after the date hereof, Parent or Buyer identifies to the other in writing a service, system, software or facility that (a) Parent or its Affiliates have provided to (or procured the provision of for) the Business prior to the Closing Date that the Buyer reasonably determines that it needs in order for the Business to continue to operate in substantially the same manner in which the Business operated prior to the Closing Date and such service, system, software or facility was not included in Annex A (other than because the parties specifically agreed in writing that such service, system, software or facility shall not be provided), or (b) the Business transferred to Buyer provided to (or procured the provision of for) Parent or its Affiliates (other than with respect to the Business transferred to the Buyer) prior to the Closing Date that Parent reasonably determines that it needs in order for Parent or its Affiliates to continue to operate in substantially the same manner in which Parent or its Affiliates (other than the Business transferred to Buyer) operated prior to the Closing Date, and such service, system, software or facility was not included in Annex B (other than because the parties specifically agreed in writing such service, system, software or facility shall not be provided), then, in each case, Buyer and Parent shall use all reasonable endeavors, acting reasonably and in good faith, to provide (or procure the provision of) such services or access to such systems, or facilities in such scope, service level and duration (as applicable) as may be reasonably requested by party requesting such services (such additional services, systems, software or facilities, the “Additional Services”) in accordance with the provisions of this Agreement. The parties shall mutually agree in good faith to the terms related to such Additional Services and the parties shall amend Annex A or Annex B, as applicable, in writing to include such Additional Services (including the incremental fees, which shall be calculated in accordance with the mutually agreed upon methodologies employed by the parties to determine the Service Charges of the Transition Services as of the Effective Date, and termination dates with respect to such Additional Services) and such Additional Services shall be deemed Transition Services hereunder, and accordingly, Provider shall provide such Additional

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Services, or cause such Additional Services to be provided, in accordance with the terms and conditions of this Agreement; provided, however, that (i) except with respect to changes to the duration of Transition Services or Additional Services, a Recipient shall have no more than six (6) months after the date hereof to request Additional Services and (ii) in no event shall a Provider be required to provide, or cause to be provided, such Additional Service for more than twelve (12) months after the Closing Date unless otherwise mutually agreed with respect to a specific Additional Service.

2.4 Use of Transition Services. A Recipient shall not resell or make available the Transition Services to third parties and shall only use the Transition Services for substantially the same purposes and in substantially the same manner as the Transition Services had been used by Parent with respect to the Business immediately prior to the Closing Date.

2.5 Standard of Transition Services. Each Provider shall provide each Transition Service under this Agreement with same skill, quality, level of service, availability, standard of care, scope and volumes that the Transition Services were provided to the Business in the ordinary course of business and consistent with past practices immediately prior to the Closing Date. Each Recipient understands and agrees that Provider is not in the business of providing transition services to third parties, and under no circumstances shall a Provider be held accountable to a higher standard of care or one that is appropriate for a party in the business of furnishing transition or similar services to third parties. Notwithstanding any other provision of this Agreement, no Provider shall be required to perform or make available, nor shall any Provider be liable under this Agreement for any failure to perform or make available, any Transition Services or for the nature, quality, level of service, availability, standard of care, scope or volume at which Transition Services are provided, in each case, to the extent the provision or availability of such Transition Services would, in the opinion of a Provider’s counsel, violate, breach or conflict with its obligations under any Legal Requirement or any license, contract or other agreement applicable to such Transition Services or by which such Provider or any of its Affiliates is bound. If there is any restriction on any Provider under any Legal Requirement or any existing license, contract or other agreement with a third party that would restrict the nature, volume, quality or standard of care applicable to delivery of the Transition Services to be provided by a Provider to Recipient, such Provider shall use commercially reasonable efforts in good faith to provide such Transition Services in a manner as closely as possible to the standards described in this Section 2.5 without violating such restriction.

2.6 Shortfall in Services. If Recipient provides Provider with written notice of the occurrence of any Significant Service Shortfall (as defined below) in the Transition Services, as reasonably determined by Recipient in good faith, Provider shall use commercially reasonable efforts to rectify such Significant Service Shortfall as soon as reasonably possible. For purposes of this Section 2.6, a “Significant Service Shortfall” shall be deemed to have occurred if the timing or quality of performance of one or more Transition Services provided by Provider hereunder falls below the standard required by Section 2.5 hereof; provided, that Provider’s obligations under this Agreement shall be relieved to the extent, and for the duration of, any Force Majeure event as set forth in Section 11.

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2.7 Consents. Notwithstanding any provision of this Agreement to the contrary, if the provision of any Transition Service as contemplated by this Agreement requires the consent, license or approval not previously obtained of any third party that is a service vendor as of Closing, each party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to obtain as promptly as possible after the date of this Agreement such consent, license, or approval; provided, that the parties shall cooperate in good faith to find a reasonable alternative to such Transition Services for which such required third party consent cannot be obtained, and Provider shall use commercially reasonable efforts to supplement, modify, substitute or otherwise alter the Transition Services, or access to the Facilities, to provide such Transition Services or access to Facilities without such required third party consent. The Recipient of the applicable Transition Service requiring a third party consent, license or approval shall be responsible for all out-of-pocket costs associated with obtaining such third party consents, licenses or approvals, including any payments that are required to such third party vendor (it being understood that the cost of obtaining third party consents required for the expansion of Transition Services beyond pre-Closing levels shall be the sole responsibility of Recipient).

2.8 Subcontractors. Except as otherwise specified on Annex A or Annex B, a Provider may upon written consent of Recipient use qualified subcontractors to provide, or assist Provider and its Affiliates in the provision of, the Transition Services (a “Third Party Provider”); provided, however, that (a) no consent or notice shall be required for: (i) provision of any Transition Service by any Affiliate of a Provider, (ii) a Third Party Provider which was providing the relevant Transition Services or Facilities access prior to the Closing Date (or a third Person equally reputable to such Third Party Provider who is capable of providing and required to provide the Transition Services or Facilities access in substantially the same manner and to the same standard as the Third Party Provider), or (iii) a Third Party Provider who has been engaged by a Provider to provide equivalent services to its or its Affiliates’ own businesses, (b) such other Third Party Provider shall be subject to service standards and confidentiality obligations at least equivalent to those set forth in Sections 2.5 and 7, and (c) no such subcontracting shall relieve such Provider from any of its obligations or liabilities hereunder, and Provider shall remain responsible for all obligations or liabilities of such subcontractor with respect to the providing of such service or services as if provided by Provider.

2.9 Modifications to Services. Each Recipient acknowledges that a Provider may be providing similar services, or services that involve the same resources as those used to provide the Transition Services, to its internal organizations, other Affiliates or third parties. Each Provider reserves the right to modify the Transition Services in connection with changes to its internal organization in the ordinary course of business. No Provider will be required to increase staffing, acquire equipment, make any capital expenditure or alter or modify its operations, procedures, method of doing business, reporting mechanisms or information technology systems in order to perform any Transition Service.

2.10 Parent shall migrate off of the Transition Service SAP Process set forth in 1.1 of Annex B in accordance with the migration plan attached hereto as Annex C, which may be amended from time to time upon mutual written agreement of the parties.2

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Note to Draft: Prior to Closing, the parties shall use commercially reasonable efforts to develop a mutually agreeable migration plan consisting of high-level principles related to Parent’s migration off of the Transition Service Transition Service SAP Process set forth in 1.1 of Annex B.

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3. Transition Service Management. Parent hereby designates Martin Deloria to act as its initial services manager (the “Parent Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Parent Services and have authority to act on Parent’s behalf with respect to matters relating to this Agreement. Buyer hereby designates Mark Mullersman to act as its initial services manager (the “Buyer Services Manager”, and together with the Parent Services Manager, the “Services Managers”), who will be directly responsible for coordinating and managing the delivery of Buyer Services and have authority to act on Buyer’s behalf with respect to matters relating to this Agreement. In addition to performing the obligations of the parties as described in this Section 3, the Services Managers shall regularly communicate and discuss, by telephone and such other means, and at such times, as the Services Managers may agree, (i) the Transition Services and the status and progress of the other activities contemplated by this Agreement and (ii) any issues which could reasonably be expected to affect the provision or receipt of the Transition Services and the costs, expenses, resources, personnel, licenses, rights, services or other factors required to provide such Transition Services. Notwithstanding the requirements of Section 14.2, all communications pursuant to this Agreement regarding routine matters involving delivery of the Transition Services set forth in Annex A and Annex B shall be made through the Services Managers (or such other individuals specified by the Services Manager in writing and delivered to the parties by email transmission with receipt confirmed). A party may designate a replacement Services Manager by notifying the other party in writing in accordance with Section 14.2.

4. Access and Information.

4.1 Access to Facilities. A Provider shall be entitled to enter the facilities of Recipient or its Affiliates as reasonably necessary to perform such Provider’s obligations hereunder; provided, however, that outside of normal business hours, except in cases of emergency (as reasonably determined by Provider), such Provider shall obtain the consent of Recipient prior to any such Person entering any such facility, which consent shall not be unreasonably withheld or delayed, and such Person shall enter such facility subject to Recipient’s reasonable rules for safety, confidentiality and security for such facility.

4.2 Access to Systems. If a Provider and/or Recipient (or any of their respective representatives) are at any time given access (each in such capacity, a “Guest User”) to the other’s computer system(s) or software (collectively, “Systems”) in connection with the performance of this Agreement, such Guest User shall comply with the other party’s (each in such capacity, a “Host”) Systems security policies, procedures and requirements (including physical security, network access, internet security, confidentiality and personal data security guidelines) which the Host makes known to the Guest User from time to time. Guest User shall ensure that such access shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

4.3 Access to Information. Each Recipient shall make available on a timely basis to a Provider all instructions, access, information, cooperation, data and materials reasonably requested by such Provider to enable it to provide the Transition Services hereunder. Each Recipient shall be responsible for any additional costs and expenses, and any reduction in the standards of the Transition Services, resulting from any delay by such Recipient in providing such instructions, access, information, cooperation, data and materials. Notwithstanding the foregoing, if a Recipient fails to provide such instructions, access, information, cooperation, data and materials, or fails to perform a prerequisite act, within ten (10) days after written notice thereof, no Provider shall have liability for failing to perform such Transition Service.

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5. Co-location and Facilities Matters.

5.1 Parent hereby grants, or shall cause one or more of its Affiliates to grant, to Buyer a limited license to use and access space at the facilities listed in Annex B and to continue to use certain equipment, including trade fixtures, furniture or other goods and effects therein (“Existing FF&E”), located at such facilities (collectively, the “Parent Facilities”), in each case to the extent and for substantially the same purposes as used in the Business prior to Closing; provided that any invitees of Buyer require the consent (not to be unreasonably withheld conditioned or delayed) of the site lead of the Parent Facility in order to be granted access to the Parent Facilities and such site lead may, in its commercially reasonable discretion, limit an invitee’s access to certain areas within such Parent Facility for the purposes of maintaining confidentiality of Parent’s information or other materials. Buyer hereby grants, or shall cause one or more of its Affiliates to grant, to Parent a limited license to use and access space at the facilities listed in Annex A and to continue to use certain equipment, including Existing FF&E, located at such facilities (collectively, the “Buyer Facilities” and together with the Parent Facilities, the “Facilities), in each case to the extent and for substantially the same purposes as used by Parent other than the Business prior to Closing; provided that any invitees of Parent require the consent (not to be unreasonably withheld conditioned or delayed) of the plant director of the Buyer Facility in order to be granted access to the Buyer Facilities in its commercially reasonable discretion, limit an invitee’s access to certain areas within such Buyer Facility for the purposes of maintaining confidentiality of Buyer’s information or other materials. For the avoidance of doubt, at each of the Parent Facilities and the Buyer Facilities, Parent and Buyer, as the case may be, shall, in addition to providing access and the right to use such facilities, provide to the employees, contractors, invitees or licensees of Parent and Buyer, as the case may be, substantially all ancillary services provided prior to Closing to its own employees, contractors, invitees or licensees at such facility relating to use or access of such facility, such as, by way of example and not limitation, badge services, reception, general maintenance (subject to the immediately following sentence), janitorial, security (subject to the immediately following sentence) and telephony services, access to duplication, facsimile, printing and other similar office services, and use of cafeteria, breakroom, restroom and other similar facilities. Unless otherwise provided in Annex A and Annex B, as applicable, such ancillary services (i) shall not include research and development services or medical services and (ii) shall only include (A) in the case of security, those services provided in connection with shared areas of a Parent Facility or a Buyer Facility, as the case may be, it being understood that no Provider shall provide security services to Recipient-specific areas of a Provider’s facility (to the extent that it is reasonably practicable for Recipient to provide such services with respect to any such Recipient-specific area; provided, that Recipient shall not be obligated to provide, install or use any separate security systems, locks, badging systems or other security-related hardware (collectively, “Security Systems”), including with respect to Recipient-specific areas, and shall be entitled to use Provider’s Security Systems as the same relate to such shared and Recipient-specific areas)) and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear.

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5.1 The parties shall only permit their employees, contractors, invitees or licensees to use the Facilities, as applicable, except as otherwise permitted by the other party in writing. Each party shall, and shall cause its respective employees, contractors, invitees or licensees to, vacate the other party’s Facilities at or prior to the expiration date relating to each Facility set forth in Annex A and Annex B, or as otherwise specified in Annex A and Annex B, and shall deliver over to the other party or its Affiliates, as applicable, the Facilities in the same repair and condition at that date as on the date hereof, ordinary wear and tear and damage from casualty or condemnation excepted; provided, however that in the event either party makes any alteration or improvement on, or brings any equipment or personality into, the other party’s Facilities, the same shall be required to be removed at or prior to the expiration date relating to each Facility set forth in Annex A and Annex B. In addition to the access rights provided under Section 5.1 hereof, the parties or their Affiliates, or the landlord in respect of any third party lease, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice and the terms of any third party lease agreement, if applicable. Each party shall require its employees designated as management-level and above who use or have access to the other party’s Facilities to execute confidentiality and non-disclosure agreements in a form reasonably acceptable to the other party.

5.2 The parties agree to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the Facilities they occupy and the activities conducted thereon and to be responsible for the acts and omissions of its employees, contractors, invitees and licensees. Each of the parties shall, and shall cause its Affiliates, employees, contractors, invitees and licensees to, comply with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental, health and workplace safety matters, (ii) the party’s applicable site rules, regulations, policies and procedures, and (iii) any applicable requirements of any third party lease or sublease governing any Facility. The licenses granted hereunder are subject and subordinate to all mortgages, ground, underlying leases or subleases which may now or hereafter affect such Facilities and to all renewals, modifications, consolidations, replacements and extensions of such leases, subleases and mortgages. For the avoidance of doubt, if any license granted hereunder would constitute a breach under the relevant mortgage, lease or sublease, the Provider shall not be required to provide such license to the Recipient and, pursuant to the foregoing, at any time after the date of this Agreement, at the request of the applicable lessor or sublessor, the license with respect to the applicable Facility shall be immediately terminated and the Recipient shall promptly surrender such licensed space in accordance with this Agreement, in which case the Provider and the Recipient shall negotiate in good faith a mutually satisfactory replacement arrangement to the extent possible. The parties shall not make, and shall cause their respective Affiliates and employees, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the other party or its Affiliates, as applicable, which shall not be unreasonably withheld, conditioned or delayed, and the consent of any third party landlord, if applicable. The parties shall provide heating, cooling, electricity and other utility services for the respective Facilities substantially consistent with levels provided prior to the date hereof. The rights granted pursuant to Section 5.1 shall be in the nature of a license and shall not create a leasehold or other estate or possessory rights in Parent or Buyer, or their respective employees, contractors, invitees or licensees, with respect to the Facilities and shall not include any right of sub-license or sub-leasehold to any unaffiliated third party.

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6. Payment for Transition Services.

6.1 Service Charges. Each Provider shall provide the Transition Services at the cost specified on Annex A or Annex B, as applicable, (each, a “Service Charge,” and collectively, the “Service Charges”). Each Provider shall issue any invoices on a monthly basis in respect of any Transition Services and payment for such Transition Services shall be due thirty (30) days following receipt of each invoice by a Recipient. Transition Services charged on a monthly basis that are provided for partial periods shall be charged for pro rata, based on a 30-day month. If at any time a Provider believes that the Service Charges are insufficient to compensate it for the cost of providing a Transition Service it is obligated to provide hereunder, such Provider shall notify Recipient and the parties shall commence good faith negotiations with respect to pricing of such Transition Services, including the appropriate increase to a Service Charge for a Transition Service for future periods, such increase, shall be calculated in accordance with the mutually agreed upon methodologies employed by the parties to determine the Service Charges of the Transition Services as of the Effective Date. This Section 6.1 shall survive any termination of this Agreement with respect to Transition Services performed pursuant to this Agreement for which a Provider has not yet been paid. Provider shall, upon the written request of Recipient, furnish to Recipient reasonable documentation required to substantiate the proposed increase.

6.2 Other Expenses. In addition to the Service Charges payable pursuant to Section 6, each Provider may charge Recipient for any of such Provider’s reasonable and documented out-of-pocket costs or expenses incurred by such Provider in connection with performing any of the Transition Services. Each Provider may invoice Recipient for any such out-of-pocket costs or expenses incurred by such Provider in connection with performing any of the Transition Services, which shall set forth in reasonable detail, with such supporting documentation as Recipient may reasonably request in writing with respect to such out-of-pocket costs or expenses, and Recipient shall pay any such invoices within thirty (30) days after its receipt of such invoices.

6.3 Interest. All payments required to be made pursuant to this Agreement shall bear interest from and including the date after such payment is due to but excluding the date of payment at an annual rate equal to the 30-day LIBOR in effect from time to time during the period, as reported in The Wall Street Journal, plus three (3) basis points; provided, that the LIBOR used for purposes of this provision shall in no event be lower than one percent (1%). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of the number of days (excluding the payment date) by which the payment date follows the date such payment is due.

6.4 Taxes.

(a) Sales Tax or Other Transfer Taxes. Each Recipient shall bear any and all sales, use, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any Service Charges payable by Recipient pursuant to this Agreement.

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(b) Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by Recipient in relation to any Transition Service is required in respect of any taxes pursuant to any Legal Requirements, Recipient will: (i) deduct such tax from the amount payable to such Provider, (ii) pay the deducted amount referred to in clause (i) to the relevant Governmental Body; and (iii) promptly forward to such Provider a withholding tax certificate evidencing that payment.

(c) Cooperation. Each Recipient and Provider will take reasonable steps to cooperate to minimize the imposition of, and the amount of, taxes described in this Section 6.4.

6.5 No Right to Set-Off. Recipient shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to a Provider under this Agreement on account of any obligation owed by a Provider to Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the parties in writing; provided, however, that Recipient shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the parties in writing against amounts owed by Recipient to a Provider under this Agreement.

6.6 Misdirected Payments. If either party learns that a payment has been improperly remitted to the other party pursuant to a Transition Service, or otherwise under this Agreement, such party notify the other party in writing and the party in receipt of the misdirected payment shall promptly transfer the amount of misdirected payment back to the party that made such misdirected payment.

7. Confidential Information.

7.1 Obligations of Confidentiality. Each Receiving Party acknowledges that it may be furnished, receive or otherwise have access to Confidential Information of the Disclosing Party in connection with this Agreement. A Disclosing Party’s Confidential Information shall remain the property of such Disclosing Party, unless otherwise expressly by the other provisions of this Agreement. As necessary to accomplish the purposes of this Agreement, each Receiving Party may disclose Confidential Information of the Disclosing Party to any employee, officer, director, contractor, service provider, agent or representative of such Receiving Party who has a legitimate need to know the information in question for the purposes of this Agreement and who is bound to such Receiving Party to protect the confidentiality of the information and materials in a manner substantially equivalent to that required of such Receiving Party. A Receiving Party may also disclose Confidential Information of the Disclosing Party to such Receiving Party’s regulatory agencies, legal counsel, and auditors provided they are made aware of such Receiving Party’s obligations of confidentiality with respect to the Disclosing Party’s Confidential Information. Each Receiving Party shall be liable for the conduct of any of any person or entity to whom it provides or permits to access the Disclosing Party’s Confidential Information. Each Receiving Party shall keep the Confidential Information of the Disclosing Party confidential and secure and shall protect it from unauthorized use or disclosure.

7.2 Exceptions. The foregoing obligations of confidentiality and non-use do not apply to any particular information of the Disclosing Party that a Receiving Party can demonstrate: (a) is in the public domain at the time of disclosure; (b) is independently developed by Receiving Party without use of, reference to or reliance on the Disclosing Party’s Confidential Information; or (c) becomes known by Receiving Party from a source other than the Disclosing Party without breach of this Agreement and is not subject to an obligation of confidentiality.

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7.3 Compelled Disclosure. If a Receiving Party is requested or required to disclose any of the Disclosing Party’s Confidential Information under a subpoena, court order, statute, law, rule, regulation, regulatory request or other similar requirement (a “Legal Requirement”), such Receiving Party shall, to the extent not precluded by Law, provide prompt notice of such Legal Requirement to the Disclosing Party so the Disclosing Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If the Disclosing Party is not successful in obtaining a protective order or other appropriate remedy and the Receiving Party is, in the reasonable opinion of its counsel, legally compelled to disclose such Confidential Information, or if the Disclosing Party waives compliance with the provisions of this Agreement in writing, such Receiving Party may disclose, without liability hereunder, such Confidential Information in accordance with, but solely to the extent necessary, in the reasonable opinion of its counsel, to comply with the Legal Requirement.

7.4 Return of Materials. Promptly following the termination of this Agreement or the earlier termination of a Transition Service for which a Provider has possession of any tangible books, records or other data (to the extent such books, records or other data are the property of a Recipient), whether in hard copy or current or archived copies of computer files (collectively, the “Recipient Materials”), such Provider shall, and shall cause its Affiliates and subcontractors to, at Recipient’s option, promptly return at such Provider’s cost and expense (other than shipping and delivery charges, which shall be borne solely by Recipient) or promptly destroy and certify the destruction of, all of such Recipient Materials (including all copies thereof), except (a) as otherwise required by any Legal Requirement, (b) to the extent that Recipient Materials are retained on e-mail platforms, in archival back-up tapes or similar storage media or are otherwise retained in accordance with the internal policies of a Provider, in which case Recipient Materials are not to be used for any purpose by a Provider other than for archival purposes, or (c) to the extent that Recipient Materials are required by a Provider to provide or receive Transition Services that have not yet terminated or to satisfy obligations under the Purchase Agreement or any of the ancillary agreements contemplated by the Purchase Agreement.

8. Intellectual Property and Data Privacy.

8.1 Each party acknowledges in its capacity as the Recipient that neither it nor any of its Affiliates shall acquire any right, title or interest (including any license rights or rights of use) in any Intellectual Property (as defined in the Purchase Agreement) which is owned or licensed by any Provider (or any of its Affiliates) or any third party (including all derivative works, modifications and enhancements thereof), if applicable, by reason of the provision of the Transition Services or access to the Facilities. The parties hereby reserve all rights, title and interest in and to their respective Intellectual Property not expressly licensed to the other party under Sections 8.2 and 8.3, and nothing in this Agreement shall be construed as granting (by implication, estoppel or otherwise) or giving rise to any other assignment, transfer, grant, license, immunity or authorization of any kind.

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8.2 If either party is determined to be subject to additional obligations or requirements under Data Privacy Laws, the parties shall negotiate in good faith and promptly amend this Agreement to include a separate addendum to comply with such obligations or requirements under Data Privacy Laws.

9. Disclaimer, Liability.

9.1 Disclaimer of Warranties. EXCEPT AS OTHERSWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TRANSITION SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE TRANSITION SERVICES PROVIDED TO IT AND THAT NO PROVIDER MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSITION SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE TRANSITION SERVICES FOR A PARTICULAR PURPOSE AND RECIPIENT HEREBY ACKNOWLEDGES SUCH DISCLAIMER.

9.2 Disclaimer of Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL EXEMPLARY OR PUNITIVE DAMAGES, LOSS OF REVENUES, LOSS OF PROFITS OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The exclusions on damages set forth in this Section 9.2 shall not apply to Losses based on gross negligence or willful misconduct and/or a breach of a party’s obligations set forth in Section 7.

9.3 Limitation of Liability. NO PROVIDER OR ANY OF ITS AFFILIATES (AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND OTHER REPRESENTATIVES) SHALL BE LIABLE TO A RECIPIENT AND ITS AFFILIATES (AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND OTHER REPRESENTATIVES) IN AN AMOUNT GREATER THAN TO THE SERVICE CHARGES PAID OR PAYABLE FOR THE TRANSITION SERVICES BY RECIPIENT TO PROVIDER DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE OF THE EVENT GIVING RISE TO SUCH LIABILITY. The limitations on liability set forth in this Section 9.3 shall not apply to Losses based on gross negligence or willful misconduct and/or any claim based on or related to Recipient’s failure to pay Service Charges pursuant to Section 5.

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10. Indemnification.

10.1 Indemnification. Each Provider shall indemnify and hold harmless each relevant Recipient and each of its Affiliates (collectively, the “Recipient Indemnified Parties”) from and against all losses, damages, liabilities or costs, including attorney’s fees and costs (“Losses”) of Recipient Indemnified Parties based upon or arising in connection with any third-party claim or action with respect to (i) the gross negligence or willful misconduct of a Provider, any of its Affiliates, any of its or their subcontractors or any of its or their respective employees, officers or directors in connection with the provision of Transition Services under this Agreement; and/or (ii) a Provider’s breach of its obligations set forth in Section 7. Each Recipient shall indemnify and hold harmless each relevant Provider and each of its Affiliates (collectively, the “Provider Indemnified Parties”) from and against all Losses of Provider Indemnified Parties based upon or arising in connection with any third-party claim or action with respect to (i) the gross negligence or willful misconduct of a Recipient, any of its Affiliates, any of its or their subcontractors or any of its or their respective employees, officers or directors in connection with the provision of Transition Services under this Agreement; and/or (ii) a Recipient’s breach of its obligations set forth in Section 7. Each Recipient shall indemnify and hold harmless each Provider Indemnified Parties from and against Losses of Provider Indemnified Parties based upon or arising in connection with Recipient’s use of the Facilities, and/or the acts and omissions of Recipient, its Affiliates or their respective personnel, contractors, invitees and licensees at the Facilities.

10.2 Indemnification Procedures.3 The indemnification to be provided under in this Section 10 shall be governed by the procedures set forth in Section [●] of the Purchase Agreement.

11. Force Majeure. If a party, its Affiliates or its or their respective subcontractors is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement (other than a payment obligation or obligations under Section 5) or providing any Transition Services by reason of any severe or adverse weather conditions, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any Legal Requirements, malfunctions of equipment or software programs under maintenance agreements, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of any such Person or other acts of God, or acts, omissions or delays in acting by any Governmental Body (a “Force Majeure”), then upon notice to the other party the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and such party shall have no liability to the other party, its Affiliates or any other Person in connection therewith. Upon the cessation of the Force Majeure event, Provider shall use commercially reasonable efforts to resume, or to cause the relevant Affiliate or subcontractor, to resume, its performance with the least practicable delay.

[3]	Note to Draft: The indemnification procedures will mirror the Purchase Agreement and incorporated here.

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12. Dispute Resolution.

(a) Upon receiving written notice of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach, violation or termination of any provision of this Agreement, or calculation or allocation of the costs of any Transition Service, including claims seeking redress or asserting rights under any Legal Requirements (each, a “Dispute”), the parties agree that the Parent Services Manager and the Buyer Services Manager (or such other people as the parties may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of each party within twenty (20) days after the initial notice of the Dispute (or such longer period as mutually agreed upon by the parties in writing), then, each party shall give notice to the other party identifying an executive officer of the notifying party who has authority to resolve the Dispute with the other party’s designated executive officer who is similarly authorized, each of whom shall negotiate in good faith in an attempt to resolve such Dispute amicably for an additional fifteen (15) days (or such longer period as mutually agreed upon by the parties in writing). If at the end of such time such persons are unable to resolve such Dispute amicably, then each party may bring an action regarding such Dispute as set forth in Section 14.1. Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

(b) All offers of compromise or settlement among the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

13. Term; Termination.

13.1 Term. The term (the “Term”) of this Agreement shall commence as of the date hereof and, subject as to any Transition Service continuing only to the earlier expiration of the Transition Period with respect thereto, shall continue until the earliest of: (a) the date on which the last of the Transition Service under this Agreement is terminated; or (b) the date on which this Agreement is terminated by mutual agreement of the parties.

13.2 Extension. If, after the date hereof, a Recipient identifies that it is not able by the end of the Transition Period to complete its migration of one or more Transition Services, then upon written notice provided to the applicable Provider at least thirty (30) days prior to the end of the applicable Transition Period, such Recipient shall have the right to request and cause such Provider to provide such Transition Services for the period set forth in Annex A or Annex B, as applicable, (an, “Extension Period”); provided that (i) Recipient shall pay all applicable Service Charges for such Transition Services [***].

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13.3 Early Termination. If a Recipient wishes to terminate a Transition Service in whole (by service line item basis on Annex A or Annex B, as applicable) on a date that is earlier than the end of the Transition Period, Recipient shall notify Provider in writing of the proposed date on which such Transition Service (by service line item basis on Annex A or Annex B, as applicable) shall terminate (the “Termination Date”), at least thirty (30) days prior to the Termination Date. Effective on the Termination Date, such Transition Service shall be discontinued and thereafter, this Agreement shall be of no further force and effect with respect to such Transition Service, except as to obligations accrued prior to the Termination Date. In connection with such early termination, each Recipient shall pay Provider all third party costs and expenses (excluding severance and other amounts payable to such Provider’s own employees) payable as a result of any early termination or reduction of a Transition Service, which costs and expenses may include breakage fees, early termination fees, and minimum volume charges with respect to terminated Transition Services (all such costs and expenses, “Termination Charges”).

13.4 Termination for Breach. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by a party with respect to one or more Transition Services: (i) if the other party is in material breach of this Agreement with respect to such Transition Services and such breach is not corrected within thirty (30) days (or such other time period mutually agreed upon in writing by the parties) of the other party’s receipt of written notice from the non-breaching party; (ii) if the other party fails to pay any outstanding Service Charge or related cost or expense due hereunder and such failure is not corrected within thirty (30) days of the other party’s receipt of written notice from the terminating party, except to the extent any part of an outstanding Service Charge or related cost or expense is not paid due to a good faith dispute of such Service Charge or related cost or expense; or (iii) immediately upon written notice to a Recipient if the Recipient files for bankruptcy, becomes or is declared insolvent, or is the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency, or the appointment of a receiver or similar officer, or makes an assignment for the benefit of all or substantially all of its creditors.

13.5 Return of Books, Records and Materials. Subject in all cases to the parties’ respective rights and responsibilities regarding books, records and files set forth in the Purchase Agreement, upon the expiration or termination of a Transition Service with respect to which either party holds books, records or files, including current copies of computer files, owned by the other party, the party holding such books, records or files shall return them as soon as reasonably practicable to the other party upon the written request of the other party, except that one (1) copy of all such books, records or files may be retained by the returning party for the sole purpose of enforcing such party’s rights under this Agreement or defending against claims of breach and the returning party shall not be required to return archived copies of computer files created pursuant to such party’s standard electronic backup and internal archival procedures, subject in each case to the requirements of Section 3 hereunder.

13.6 Effect of Termination. Upon termination of this Agreement in accordance herewith, all obligations of the parties under this Agreement shall terminate and there shall be no liability of any party to the other party, except that such termination shall not relieve any party of any payment obligation arising prior to the date of such termination and except that the provisions of Section 1 (Definitions), Section 6 (Payment for Transition Services, solely with respect to amounts due and owing), Section 7 (Confidential Information), Section 8.1 (Intellectual Property), Section 9 (Disclaimer, Liability), Section 10 (Indemnification), Section 13.5 (Return of Books, Records and Materials), Section 13.6 (Effect of Termination), and Section 14 (General) shall survive any termination hereof.

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14. General.

14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

14.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by email, or sent by private overnight courier or by registered or certified mail, and shall be deemed given when delivered personally, by facsimile, by email or by courier or otherwise, as follows:

If to Buyer, addressed to:

Attention:
Facsimile:
Email:

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, MA 02110

Attention: Shayla Harlev

Email: Shayla.harlev@weil.com

Facsimile: (617) 772-8333

If to Parent, addressed to:

Attention:
Facsimile:
Email:

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Seth Katz

Email: skatz@sidley.com

Facsimile: (312) 853-7036

or to such other address as such party may indicate by a notice delivered to the other party hereto.

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14.3 Audit Rights.

(a) Notwithstanding the other rights of access of the parties under this Agreement, each party shall afford the other party and its designated representatives (the “Inspecting Party”), upon reasonable advance written notice and during normal business hours, reasonable access to review and audit such party’s records relating to the performance or receipt, as applicable, of the Transition Services, at the Inspecting Party’s sole cost and expense; provided, however, such review or audit (i) shall be conducted in a manner reasonably designed to protect the confidentiality of information of the non-Inspecting Party, (ii) shall not be required to be granted more than once in any period of 365 consecutive days and (iii) shall not interfere with any of the business or operations of the non-Inspecting Party or its Affiliates.

(b) Recipient’s business operations are audited regularly by various government agencies having supervisory and regulatory authority with jurisdiction over Recipient (collectively, the “Regulatory Authorities”), which may have authority to examine Provider in relation to its performance hereunder for purposes of evaluating safety and soundness related risks, financial and operational viability, and Recipient’s compliance with Legal Requirements. Accordingly, upon at least forty-eight (48) hours advance notice (or less if required by Legal Requirements), any such Regulatory Authority with such authority may require reports from and perform onsite inspections of Provider and Provider shall cooperate with and provide such reports and provide onsite access to such Regulatory Authority at all reasonable times to enable Regulatory Authorities to confirm that Provider is meeting all applicable regulatory and other legal requirements which Provider is required to comply with in connection with performance of its obligations to Recipient under this Agreement.

14.4 Successors and Assigns. Neither party may assign this Agreement or any of its rights hereunder to any third Person without the written consent of the other party, except that either party may assign its rights hereunder to (a) an Affiliate or (b) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity shall agree in writing to be bound by the terms of this Agreement as if named a “party” hereto and to assume all the obligations of the relevant party hereto. Any assignment hereunder shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as set forth in Section 9 with respect to Recipient Indemnified Parties, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 14.1 any right, remedy or claim under or by reason of this Agreement. Any attempted assignment in violation of this Section 14.4 shall be null and void.

14.5 Entire Agreement; Amendments. This Agreement, the Annexes and Schedules referred to herein, the Purchase Agreement and the other documents executed in connection with the Purchase Agreement constitute the entire agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

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14.6 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. For this purpose, an email, even if it includes a signature block of the sender, shall not be considered a “writing”, although an electronic copy of a document duly executed on behalf of a party hereto shall be considered a “writing” even if transmitted by email or other electronic means. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

14.7 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

14.8 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Provider and Recipient.

14.9 Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any litigation, proceeding or other legal action in connection with or relating to this Agreement.

14.10 Interpretation. In this Agreement (including in any Annex):

(a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b) “including” means “including without limitation”;

(c) “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of New York;

(d) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement (including any Annexes);

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(e) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

(f) all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

(g) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

(h) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear;

(i) references herein to articles, sections, annexes and schedules mean the articles and sections of, and the annexes and schedules attached to, this Agreement;

(j) Annexes referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;

(k) the word “or” shall not be exclusive; and

(l) unless the context otherwise requires, references herein: (i) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

14.11 Independent Contractors; Lack of Authority. The parties acknowledge and agree that the relationship between Provider and Recipient established by this Agreement is for all purposes that of independent contractors, and that nothing contained in this Agreement shall be deemed or construed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither party shall have the authority to commit the other party to any binding obligation or to execute, on behalf of the other party, any agreement, lease or other document creating legal obligations on the part of the other party, and neither party shall represent to any third party that it has such authority.

14.12 Jurisdiction; Enforcement. Any action, suit or other Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other Proceeding based upon fraud) shall be brought or otherwise commenced exclusively in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, in any state or federal court located in the County of New Castle, State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery rejects jurisdiction, each state and federal court located in the County of New Castle, State of

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Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Proceeding; (ii) agrees that the Delaware Court of Chancery and each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Proceeding commenced in the Delaware Court of Chancery or any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Signature page follows.

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IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the day and year first above written.

RTI SURGICAL HOLDINGS, INC.

By:

Name:

Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

[BUYER]

By:

Name:

Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

ANNEX A

TRANSITION SERVICES

[See attached.]

Annex A to Transition Services Agreement

Annex A

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms /Comments
1.1 Cash Reconciliation	[***]	People, process & systems	OEMCo	SpineCo	3 Months	[***]	[***]

1.2 Payments	[***]	People, process & systems	OEMCo	SpineCo	3 Months	[***]	[***]

Annex A to Transition Services Agreement

1

1.3 Shared Space	[***]	Space	OEMCo	SpineCo	12 months	[***]	[***]

[***]

Annex A to Transition Services Agreement

2

ANNEX B

TRANSITION SERVICES

[See attached.]

Annex B to Transition Services Agreement

Annex B- Schedule A

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms/Comments
SCM 1.1 Customer Management Alachua	OEMCo shall provide SpineCo with the following set of Transition Services in Alachua: [***]	People, Process, & Systems	SpineCo	OEMCo	6 months	[***]	[***]

SCM 1.2 Customer Management Neunkirchen	OEMCo shall provide SpineCo with the following set of Transition Services in Neunkirchen: [***]	People, Process, & Systems	SpineCo	OEMCo	6 months	[***]	[***]

Annex B - to Transition Services Agreement

1

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms/Comments
SCM 1.3 Order Entry & Fulfillment	[***]	People, Process, & Systems	SpineCo	OEMCo	6 months	[***]	[***]

SCM 1.4 Customer Service & Order Entry Knowledge Transfer	[***]	People & Systems	SpineCo	OEMCo	6 months	[***]	[***]

SCM 2.1 Vendor Management	[***]	People, Process, & Systems	SpineCo	OEMCo	9 months	[***]	[***]

Annex B to Transition Services Agreement

2

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms/Comments
SCM 2.2 Tactical Procurement	[***]	People, Process, & Systems	SpineCo	OEMCo	9 months	[***]	[***]

SCM 2.3 Procurement & Vendor Mgmt. Knowledge Transfer	[***]	People & Systems	SpineCo	OEMCo	9 months	[***]	[***]

SCM 3.1 Shared Space—MQT	[***]	Space	SpineCo	OEMCo	12 months	[***]	[***]

[***]

Annex B to Transition Services Agreement

3

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms/Comments

SCM 3.2 Shared Space—ALA	[***]	Space	SpineCo	OEMCo	6 months	[***]	[***]

[***]

Annex B to Transition Services Agreement

4

Annex B – Schedule B

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms /Comments
IT 1.1 SAP Process	[***]	Process & systems	SpineCo	OEMCo	12 Months	[***]	[***]

IT 1.2 SQL Reporting	[***]	Process & systems	SpineCo	OEMCo	12 months	[***]	[***]

Annex B - to Transition Services Agreement

5

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms /Comments
IT 1.3 Revenue Reporting Tool	[***]	Process & systems	SpineCo	OEMCo	12 months	[***]	[***]

IT 1.4 Crystal & Webi Reports	[***]	Process & systems	SpineCo	OEMCo	12 months	[***]	[***]

IT 1.5 Helpdesk	[***]	Process & systems	SpineCo	OEMCo	12 Months	[***]

Annex B to Transition Services Agreement

6

Transition Service	Description of Transition Service	Type of Transition Service	Recipient	Provider	Transition Period	Service Charge	Additional Terms /Comments
IT 1.6 Audit policies & procedures	[***]	Process	SpineCo	OEMCo	12 Months	[***]	[***]

IT 1.7 Backup storage and services	[***]	Systems	SpineCo	OEMCo	12 months	[***]

IT 1.8 Telephony and network/internet	Provide access to:	Systems	SpineCo	OEMCo	12 months	[***]

IT 1.9 Telephony and network/internet	[***]	Systems	SpineCo	OEMCo	3 months	[***]

Annex B to Transition Services Agreement

7

Annex C - SAP Process Migration Plan

[To be inserted prior to Closing]

Annex C - to Transition Services Agreement

1

EXHIBIT B

CONFIDENTIAL

Signing Version

MANUFACTURE AND DISTRIBUTION AGREEMENT (Hardware)1

This Manufacture and Distribution Agreement (“Agreement”) by and between RTI Surgical, Inc., a Delaware corporation (“RTI”), and RTI OEM, LLC, a Delaware limited liability company (“OEM”), is entered into as of the ____ day of ______________, 2020 (the “Effective Date”). RTI and OEM may be referred to herein as a “Party” or, collectively as the “Parties.”

WHEREAS, [RTI Surgical Holdings, Inc., a Delaware corporation,] and [BUYER] have entered into that certain Equity Purchase Agreement, dated January 13, 2020 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), which requires the execution and delivery of this Agreement by RTI and OEM as of the Effective Date;

WHEREAS, OEM is in the business of designing, manufacturing and selling surgical implants and instruments for use in hospitals throughout the world;

WHEREAS, RTI wishes to purchase from OEM and Distribute (as defined below) Products (as defined below);

WHEREAS, OEM desires to manufacture and sell the Products to RTI for such Distribution; and

WHEREAS, in connection with the implementation of this Agreement, RTI desires to engage OEM to provide certain Supply Chain Services (as defined below), as well as certain design and development services, and OEM is willing to provide such services pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1. Definitions. Capitalized terms have the meanings set out or referred to in this Section 1 or as otherwise defined in this Agreement. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning given to such term in the Purchase Agreement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

[1]

Note to Draft: This Agreement to be duplicated prior to Closing for tissue/biologic products, to be in a form substantially similar to this agreement, except for such changes to terms necessary to account for tissue/biologic product-specific details (including with respect to the tissue/biologic IP and DHF structure and applicable Laws), and where expressly noted in footnotes to this Agreement (the “Biologics MDA”). The Parties will determine between Signing and Closing if a second Biologics MDA will be required for Germany (if needed, the “Germany MDA”) or whether the Germany products will be covered by one Biologics MDA.

CONFIDENTIAL

Signing Version

“Affiliate” shall mean, when used with reference to a Party, any individual or entity directly or indirectly controlling, controlled by or under common control with such Party. For purposes of this definition, “control” means: (a) the direct or indirect ownership of at least 50% of the outstanding voting securities of an entity; (b) the right to control the policy decisions of such entity; or (c) has the power to elect or appoint at least 50% of the members of the governing body of the entity.

[***]

“Claim” means any Action brought against a Person entitled to indemnification under Section 10.

[***]

“Confidential Information” has the meaning set forth in Section 13.1.

“Contract Year” shall mean each twelve (12) month period following the Effective Date of this Agreement. For example, if the Effective Date of this Agreement was April 1, 2020, then Contract Year 1 would be April 1, 2020 through March 31, 2021, Contract Year 2 would be April 1, 2021 through March 31, 2022, Contract Year 3 would be April 1, 2022 through March 31, 2023, Contract Year 4 would be April 1, 2023 through March 31, 2024, and Contract Year 5 would be April 1, 2024 through March 31, 2025.

“Defective” means not conforming to the Product Warranty under Section 8.03.

“Defective Products” means goods shipped by OEM to RTI pursuant to this Agreement that are Defective.

“Disclosing Party” has the meaning set forth in Section 13.1.

“Effective Date” has the meaning set forth in the preamble.

“Force Majeure Event” shall mean any event beyond the reasonable control of the Party affected by such circumstance and which occurs without the fault or negligence of such Party or any of its subcontractors or suppliers, including, but not limited to, an act of God, delay or loss in transportation, fire, flood, earthquake, storm, war, riot, revolt, act of a public enemy, embargo, explosion, civil commotion, strike, third party criminal act, labor dispute, loss or shortage of power, impossibility of obtaining or shortage in supply of raw materials or any law, rule, regulation, order or other action by any public authority.

CONFIDENTIAL

Signing Version

“Fundamental Default” means (i) that fewer than 85% of the Products ordered for shipment pursuant to accepted Purchase Orders hereunder over any ninety (90) contiguous day period are delivered by OEM on–time (per Section 4.02), (ii) OEM commits an intentional breach of this Agreement, or (iii) OEM otherwise materially breaches this Agreement or the Quality Agreement and (x) fails to cure such breach within thirty (30) days after written notice from RTI or (y) repeats such material breach twice within one hundred eighty (180) days.

“Governmental Authority” shall mean any applicable domestic, federal, state, municipal, local, territorial or other governmental department, Regulatory Authority, judicial body or administrative body.

“Intellectual Property” has the meaning set forth in the Purchase Agreement.

“Law” shall mean any applicable declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority, as amended from time to time, including but not limited to Regulatory Requirements.

“Marketing Authorization” shall mean, with respect to any country or jurisdiction, the approval, clearance, permit, license, or other authorizing act of the applicable Regulatory Authority, including without limitation, Premarket Notification clearances (510(k) clearances), that is necessary under applicable Regulatory Requirements for the manufacture, marketing, transfer, and/or Distribution of Products in that country or jurisdiction, and satisfaction of all applicable regulatory and notification requirements.

“Marketing Partner” shall mean a Third Party that promotes, markets, and/or distributes Implants for a fee as an agent or representative for RTI (use of the term Marketing Partner is for convenience only, and is not intended to imply the existence of a legal partnership).

“Nonconforming Products” means any Products received by RTI from OEM pursuant to a Purchase Order that (i) do not conform to such Purchase Order, (ii) do not conform to the Specifications, (iii) are not properly packaged, (iv) do not include all required documentation or (v) for any other reason are not suitable for immediate release and sale.

“Party” has the meaning set forth in the preamble to this Agreement.

“Payment Failure” has the meaning set forth in Section 6.02(a).

“Person” shall mean any individual, group or entity, including Governmental Authorities.

“Personnel” of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.

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“Planned Products” are those products reflected on RTI’s 2020 Operating Plan and attached hereto as Exhibit [●].

“Price” has the meaning set forth in Section 5.01(a).

“Product(s)” means the products listed and described in Exhibit [●][, including any of the improvements, modifications, line extensions, additions of new features and refinements made pursuant to [the [Design and Development Term Sheet] or that are specific to such products].

“Product Warranty” has the meaning set forth in Section 8.03.

“Purchase Order” means RTI’s purchase order issued to OEM hereunder.

“Quality Agreement” means the Private Label Quality Agreement and the Contract Manufacturing Quality Agreement of even date herewith by and among the Parties, which set forth certain obligations of the Parties with respect to the regulatory matters.2

“Receiving Party” has the meaning set forth in Section 13.1.

“Regular Planning Meeting” has the meaning set forth in Section 2.05(c).

“Regulatory Authority” shall mean, with respect to any country or jurisdiction, any Governmental Authority involved in granting Marketing Authorization or in administering Regulatory Requirements in that country or jurisdiction.

“Regulatory Requirements” shall mean all Laws governing (i) the import, export, design, testing, manufacture, or Distribution of a Product, (ii) the establishment of recordkeeping or reporting obligations for third party complaints or adverse events, (iii) recalls, or (iv) similar regulatory matters.

“Relationship Manager” has the meaning set forth in Section 2.05(b).

“RTI’s Managed Inventory” shall mean the locations at OEM’s facilities where the Products are stored during OEM’s provision of certain Supply Chain Services following the release of such Products from OEM’s finished goods inventory.

“Safety Stock” has the meaning set forth in Section 3.04.

“Service Schedule” has the meaning set forth in Section 15.[●].

“Services” means any services provided by OEM pursuant to Section 4.05 or Section 15.

[2]

Note to Draft: Quality Agreements to be mutually agreed upon by the Parties between Signing and Closing, to be on terms substantially similar to those used by the Business prior to Signing, and to include liability/indemnity structure consistent with this Agreement (e.g., that OEM’s liabilities will be limited to manufacturing defects since Spineco will own the IP for these Products) and such other changes necessary to account for the difference in the nature of this arrangement from those arrangements prior to Signing, including with respect to change control procedures for DHFs.

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“Specifications” shall mean, with respect to each Product, (i) the design, functionality, processing, storing, packaging, shipping, sterilizing, and labeling used in the manufacture of the Product, and (ii) any standards, instructions, or protocols for processing, testing, storing, packaging, shipping, sterilizing, or labeling the Product set forth in any approved application for Marketing Authorization and any supplements and amendments thereto.

“Supply Shortfall” means a failure of OEM to supply at least eighty-five percent (85%) of the Binding Orders submitted by RTI under this Agreement for a specific category of Products (as designated on Exhibit [●]) for three (3) months in any consecutive rolling nine-month period.

“Taxes” means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Term” has the meaning set forth in Section 6.01.

“Third Party” shall mean any individual or entity other than a Party or an Affiliate of a Party.

“Warranty Period” with respect to any Product means the shorter of the packaging shelf life of such Product (as set forth on the documentation therefor) or three (3) years.

ARTICLE 2

PURCHASE AND SALE OF PRODUCTS

2.01 Appointment. OEM hereby appoints RTI, and RTI hereby accepts appointment to promote, market, and/or sell (collectively, “Distribute” or “Distribution”; RTI being a “Distributor”) the Products. RTI shall have the right to appoint its Marketing Partners to participate in the Distribution of the Products. RTI’s Distribution rights include the right for RTI to authorize its Affiliates and Marketing Partners to Distribute Products to the full extent of RTI’s rights to so Distribute; provided, however, that (1) RTI’s agreements with its Affiliates and Marketing Partners shall contain terms sufficient to require said Affiliates and Marketing Partners to be bound by the substantive terms of this Agreement affecting Distribution, Confidential Information, Intellectual Property rights, assisting with recalls, and compliance with applicable Laws, and (2) RTI shall be responsible for the actions of its Affiliates and Marketing Partners to the fullest extent as if their actions or inactions had been conducted by RTI.

2.02 Sole Source. Subject to Section 2.03, during the first [***] Contract Years OEM shall be RTI’s sole source provider for the Products. After the first [***] Contract Years, RTI shall be permitted to source the Products from Third Parties.

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2.03 Secondary Source of Products.

(a) In the event of a Supply Shortfall with respect to a category of Products, RTI shall have the right to utilize Third Party suppliers for the purpose of filling its shortfall with respect to such category of Products until such time as OEM has established, to RTI’s satisfaction, which shall not be unreasonably withheld, OEM’s ability to meet and maintain for the foreseeable future, capacity sufficient to meet RTI’s demand for such category of Products, but in no event less than one year (the “Supply Shortfall Period”). In addition, RTI shall have a reasonable period of no less than twelve (12) months following the Supply Shortfall Period during which to wind down its supply arrangement with any Third Party supplier utilized during the Supply Shortfall Period, if such wind down is necessary to comply with RTI’s sole source obligations during the first [***] Contract Years pursuant to Section 2.02.

(b) Notwithstanding anything to the contrary in Section 2.02, RTI will have the right at any time to qualify and otherwise prepare any Third Party to manufacture the Products for RTI by engaging such Third Party to manufacture Products to the extent required in connection with such qualification and preparation, and OEM shall reasonably assist and cooperate with RTI in any efforts of RTI to do so, but, for so long as RTI’s obligations under Section 2.02 remain in effect, not for commercial resale; and provided, that OEM shall have no obligation to grant such Third Party and access, or rights or license, to any Intellectual Property owned or controlled by OEM. To the extent that OEM’s performance of its obligations under this Section 2.03(b) to assist and cooperate with RTI to qualify and otherwise prepare a second source to manufacture Products and any then-existing Planned Products require substantial effort or material cost, then OEM shall promptly so notify RTI, and such obligations shall then be conditioned upon OEM’s acceptance of a Service Schedule therefor under Section 15. OEM shall promptly prepare and propose such a Service Schedule upon RTI’s request and shall make all commercially reasonable efforts to expeditiously resolve any concerns of RTI with respect thereto.

2.04 [Products in Development. If pursuant to Section 15 or otherwise, OEM develops, either solely or jointly with RTI, any Planned Products, OEM shall, to the extent RTI submits and OEM accepts Purchase Orders therefor pursuant to Section 3.01, manufacture such Planned Products for RTI pursuant to and in accordance with this Agreement.

(a) Promptly upon OEM’s completion of the development or design of a Planned Product, OEM shall provide RTI a report stating the price thereof hereunder as determined pursuant to Section 5.01, which report shall include all information reasonably required or requested by RTI to confirm that such price is set correctly. If RTI so requests, OEM shall be reasonably available under Section 15 to work with RTI to modify the proposed specifications for any Planned Product in light of RTI’s concerns regarding such price.

(b) To the extent that OEM’s performance of its obligations under Sections 2.04(a) to review or revise specifications for or determine the price of any Planned Product require substantial effort or material cost, then OEM shall promptly so notify RTI, and such obligations shall then be conditioned upon RTI’s acceptance of a Service Schedule therefor under Section 15. OEM shall promptly prepare and propose such a Service Schedule upon RTI’s request and shall make all commercially reasonable efforts to expeditiously resolve any concerns of RTI with respect thereto.]3

[3]

Note to Draft: The provisions of this Section 2.04 (Products in Development) are subject to revision prior to Closing in connection with finalization of Section 15, which will be updated to reflect the terms of the Design & Development Term Sheet.

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2.05 Resource Allocation; Relationship Manager.

(a) RTI acknowledges that, in addition to manufacturing Products for RTI hereunder, OEM is engaged in the business of designing and manufacturing medical devices for sale by OEM under OEM’s brands and of manufacturing medical devices in a private label capacity or as a contract manufacturer for other customers, and that those businesses of OEM rely on many of the assets and resources (including equipment, labor, raw materials, components, subcontractors, capital and other manufacturing inputs) that OEM also uses to perform its obligations under this Agreement (the “Assets and Resources”). Similarly, OEM acknowledges that, subject to Section 2.02, it is RTI’s sole source for Products, that, even if OEM were not restricted hereunder from using alternative suppliers, there are currently no alternative suppliers that could supply RTI with Products under acceptable terms, and, consequently, that RTI’s ability to successfully operate and maintain the value of its business depends upon OEM’s good faith performance of its obligations under this Agreement. Accordingly, OEM shall allocate the Assets and Resources, in terms of both quantity and quality, among its businesses described above in this Section 2.05(a) fairly and in good faith. In the case of a Force Majeure event, OEM will give equal priority to the needs of RTI in allocating OEM’s Assets and Resources.

(b) Each party shall appoint a primary “Relationship Manager” and an alternate for when the primary Relationship Manager is not reasonably available. The Relationship Managers shall manage the relationship of the parties under this Agreement and in connection with the performance hereof.

(c) On a regular basis mutually agreed to by the Parties throughout the Term (but not less often than quarterly), the Relationship Managers, and such other representatives of the Parties as the Relationship Managers shall reasonably decide to include, shall meet in person or via teleconference (“Regular Planning Meetings”). At the Regular Planning Meetings, the Parties shall discuss the allocation of Assets and Resources in light of RTI’s forecasts and plans and the needs of OEM’s businesses other than its business of performing under this Agreement. Subject to their mutual obligations of confidentiality, each Party shall, to facilitate the constructive dialog and collaborative planning that the Regular Planning Meetings are intended to foster, share with the other Party such information regarding the Assets and Resources and regarding its business needs, forecasts and plans as the other Party shall reasonably request. The Parties shall use all commercially reasonable efforts to reach consensus regarding the allocation of Assets and Resources in accordance with the requirements of this Section 2.05 and to amicably resolve any disputes regarding compliance by OEM with its obligations under Section 2.05(a). All Regular Planning Meetings shall be held at such times and locations as are mutually determined by the Relationship Managers.

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(d) OEM’s obligations under this Section 2.05 are in addition to, and in no way condition, qualify or limit, OEM’s other obligations under this Agreement. Accordingly, OEM’s compliance with this Section 2.05 will in no way excuse any breach by OEM of any other provision of this Agreement.

2.06 Terms of Agreement Prevail Over Purchase Order. The Parties intend for the terms and conditions contained in this Agreement and the Basic Purchase Order Terms contained in the applicable Purchase Order to exclusively govern and control each of the Parties’ respective rights and obligations regarding the subject matter of this Agreement, and this Agreement is expressly limited to such terms and conditions. Any conflicting or additional terms presented in any Purchase Order is waived and of no effect.

2.07 Specials. [Note to Draft: Prior to Closing, the Parties will enter into a Side Letter to this Agreement regarding Specials, on terms consistent with the [Specials Side Letter Term Sheet].]

2.08 [***]

ARTICLE 3

PROCESSING, SUPPLY, AND DISTRIBUTION

3.01 Forecasts. RTI has provided to OEM a rolling forecast (and corresponding Purchase Orders) of RTI’s actual or anticipated needs for volumes of Products for the period beginning Contract Year 1, [***]. Thereafter, by the last Business Day of each month, RTI will submit a rolling forecast, listed by SKU, of RTI’s actual or anticipated needs for volumes of Products over the 12-month period commencing on the following month (the “Rolling Forecast”). (For illustrative purposes only, September will be the first month of a rolling forecast submitted on the last Business Day of August.) All non-binding months of the rolling forecasts shall be based on RTI’s good faith estimates. Unless otherwise agreed to by OEM, the anticipated quantities for each Product (both by SKU and cumulatively) specified in the non-binding month of the Rolling Forecast immediately prior to its conversion to a binding month of the Rolling Forecast shall not increase by more than [***] upon its conversion to the binding month in the subsequent month’s Rolling Forecast (for illustrative purposes only, the firm orders for [***] on the Rolling Forecast submitted by the last Business Day of [***] (in which [***] are binding months) cannot increase by more than [***] from the anticipated orders for [***] on the Rolling Forecast submitted by the last Business Day of [***] (in which [***] non-binding month)).

[***]

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(a) During Contract Year 1, the first [***] months of each rolling forecast shall be binding on RTI (such portion of the Rolling Forecast being the “Binding Forecast”), and months [***] through [***] of the Rolling Forecast shall not be binding upon RTI, but are for planning purposes only;

(b) During Contract Year 2 (beginning with the first Rolling Forecast covering the 12-month period corresponding to Contract Year 2), the first [***] months of each rolling forecast shall be binding on RTI (such portion of the Rolling Forecast being the “Binding Forecast”), and months [***] through [***] of the Rolling Forecast shall not be binding upon RTI, but are for planning purposes only;

(c) During Contract Year 3 and each Contract Year thereafter (beginning with the first Rolling Forecast covering the 12-month period corresponding to Contract Year 3), the first [***] months of each rolling forecast shall be binding on RTI (such portion of the Rolling Forecast being the “Binding Forecast”), and months [***] through [***] of the Rolling Forecast shall not be binding upon RTI, but are for planning purposes only.

3.02 Purchase Orders. RTI will submit to OEM orders for Products correlating to the Binding Forecast (“Purchase Orders”) no later than:

(a) [***] days before the requested delivery date for deliveries to be made during Contract Year 1;

(b) [***] days before the requested delivery date for deliveries to be made during Contract Year 2; and

(c) [***] days before the requested delivery date for deliveries to be made during Contract Year 3 and each Contract Year thereafter; provided, however, that RTI may adjust projected delivery dates with respect to Products in months [***] of the Binding Forecast (not to exceed [***] of each month’s forecast) to month [***].

All accepted Purchase Orders for Products shall be firm and binding on RTI and OEM. OEM shall accept all Purchase Orders submitted by RTI for Products and any Planned Products; provided, however, that OEM will not be required to accept Purchase Orders (i) that designate a delivery date(s) less than the time periods specified above, or for a quantity of Product on the specified delivery date(s) that exceeds the sum of Products specified on the Binding Forecast, or (ii) that are not in conformity with the applicable requirements of this Agreement.

3.03 Interim Orders. In addition to Purchase Orders correlating to the Binding Forecast, RTI may submit additional orders for Products in excess of the amount specified in the Binding Forecast (an “Interim Order”). OEM agrees to respond in writing to each Interim Order within ten (10) Business Days of receipt, specifying the volumes accepted for production. OEM shall use commercially reasonable efforts to accommodate any Interim Orders. [***]

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3.04 Safety Stock. [***]

3.05 Effect of RTI’s Change of Control on Forecast. In the event of a Change of Control of RTI, RTI agrees that it (or its successor-in-interest, as applicable) shall submit (to the extent not already submitted) binding Purchase Orders for the first [***] months of the most recent Rolling Forecast submitted prior to the effective date of such Change of Control, and shall thereafter submit a Binding Forecast of [***] months (pursuant to Section 3.01(c)) and submit binding Purchase Orders at least [***] days before the requested delivery date for deliveries (pursuant to Section 3.02(c)) regardless of the Contract Year in which the Change of Control occurs. For avoidance of doubt, a Change of Control of RTI shall not alter or diminish RTI’s MAP obligations. For purposes of this Agreement, “Change of Control” shall mean (i) the closing of a merger, consolidation, liquidation or reorganization of a Party into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of such Party outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of a Party, in a single or series of related transactions; (iii) the sale, exchange, or transfer of all or substantially all of a Party’s assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of such Party immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred).

3.06 Minimum Annual Performance.5

(a) RTI shall purchase a minimum volume of Products from OEM to meet or exceed the Minimum Annual Performance (the “MAP”) for the first [***] Contract Years as measured by the aggregate Prices for Products ordered by RTI for delivery during such Contract Year.

[5]	Note to Draft: The MAP will be calculated based on [***].

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[***]

During [***], there shall be no MAP. In the event of a Force Majeure Event, the MAP with respect to the particular Contract Year affected by such Force Majeure Event shall be deemed reduced by the amount that RTI would have paid hereunder for the Products subject to the Force Majeure Event had they been timely shipped to RTI. This Section 3.06 shall terminate and be of no further force or effect upon the occurrence of a Fundamental Default.

(b) Within thirty (30) calendar days following the end of a Contract Year, OEM shall notify RTI in the event RTI failed to satisfy its MAP for the prior Contract Year and shall specify the amount of the deficiency (a “Deficiency Notice”). RTI shall have thirty (30) calendar days from receipt of the Deficiency Notice from OEM to cure the deficiency by (i) submitting a Purchase Order for Products in the amount of the deficiency, (ii) submitting a maintenance payment to OEM in an amount equal to [***], or (iii) a combination of (i) and (ii). Orders or payments made for the purpose of curing the deficiency will not count toward RTI’s MAP requirement (if any) for the then-current year.

ARTICLE 4

SHIPMENT, DELIVERY, ACCEPTANCE AND INSPECTION

4.01 Shipment. OEM may make partial shipments of Products to RTI within the designated delivery window, provided that doing so does not increase shipping costs incurred by RTI. RTI will be entitled to designate the common courier for shipment. In the absence of specific instructions, OEM may select a national courier (e.g., Fedex, UPS) of its choice.

4.02 Delivery. Subject to section 4.05, OEM shall deliver the Products Ex Works at OEM’s facilities as defined in Incoterms 2010. OEM will ship all Products purchased under an accepted binding Purchase Order on time. An on-time shipment shall be deemed to be a shipment made [***]. For this purpose, Nonconforming or Defective Products will not be deemed to be shipped until repaired or replaced Product is shipped. Such Nonconforming or Defective Products shall be replaced, including shipping, at no charge to RTI.

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4.03 Inspection of Shipments Received. RTI shall inspect Products received under this Agreement [***] after RTI receives such Products at its facility (or, if during the provision of Supply Chain Services, [***] Days after delivery of Products to RTI’s Managed Inventory pursuant to section 4.05(e)), including without limitation, all materials and documentation required to release or commercially sell or distribute such Products, and shall either accept or, only if any such Products are Nonconforming Products, reject such Products. RTI will be deemed to have accepted Products unless it provides OEM with written Notice of any Nonconforming Products [***] Business Days following receipt of the Products and all such materials and documentation at its facility, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by OEM (including the subject Products, or a representative sample thereof, which RTI contends are Nonconforming Products). Except for inspection required pursuant to Section 8.05(c), OEM acknowledges that inspection of Products shall be limited to inspection of the closed containers in which such Products are shipped to RTI, without opening any such containers, and of any related documentation and materials provided therewith. Accordingly, acceptance by RTI of any Products shall in no way waive or limit any of RTI’s rights under or relating to any Product Warranty or other rights. If RTI timely notifies OEM of any Nonconforming Products, OEM shall inspect such Product(s) for nonconformities and, provided a nonconformity exists, OEM shall elect to either:

(a) replace such Nonconforming Products with conforming Products; or

(b) refund to RTI such amount paid by RTI to OEM for such Nonconforming Products returned by RTI to OEM.

RTI shall ship all Nonconforming Products to OEM’s facility or to such other location as OEM may instruct RTI. OEM shall reimburse RTI for its shipment costs to OEM for verified Nonconforming Products, and if OEM exercises its option to replace Nonconforming Products, OEM shall ship to RTI, at OEM’s expense and risk of loss, the replacement Products.

4.04 Limited Right of Return. Except as provided under Section 4.03 and Section 8.05 or as may be required in connection with any recall or other act of any Governmental Authority, RTI has no right to return Products delivered to RTI pursuant to this Agreement.

4.05 Supply Chain Services.

(a) Provision of Services. Upon the terms and subject to all of the conditions contained herein, OEM shall provide (or cause to be provided) to RTI the services listed in Exhibit [●] attached hereto (the “Supply Chain Services”).

(b) Supply Chain Services Period. The Supply Chain Services set forth on Exhibit [●] shall commence on the Effective Date and shall continue for twelve (12) months (the “Supply Chain Services Period”). During the Supply Chain Services Period, OEM shall reasonably assist and cooperate with RTI in any efforts of RTI to replace, and cease the use of, the Supply Chain Services to be provided hereunder.

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(c) Extension. If, after the Effective Date, RTI identifies that it is not able by the end of the Supply Chain Services Period to complete its migration of one or more Supply Chain Services, then upon written notice provided to OEM at least sixty (60) days prior to the end of the Supply Chain Services Period, RTI shall have the right to request and cause OEM to provide all or some Supply Chain Services for up to six (6) additional months (an, “Extension Period”) provided that RTI shall pay [***]. For the avoidance of doubt, RTI may elect to extend certain Supply Chain Services (e.g., warehousing & storage) while not extending other Supply Chain Services (e.g., value added services).

(d) Early Termination. If RTI wishes to terminate any Supply Chain Services in whole or in part (by service and/or facility, as applicable) on a date that is earlier than the end of the Supply Chain Service Period or Extension Period, RTI shall notify OEM in writing of the proposed date on which such Supply Chain Services shall terminate (the “Supply Chain Services Termination Date”), at least sixty (60) days prior to the Supply Chain Services Termination Date. Effective on the Supply Chain Services Termination Date, such Supply Chain Service shall be discontinued. For the avoidance of doubt, RTI may elect to terminate certain Supply Chain Services (e.g., warehousing & storage) while retaining other Supply Chain Services (e.g., value added services).

(e) “Delivery” While Providing Services. During the period in which RTI provides Supply Chain Services to RTI, delivery for purposes of this Agreement will be deemed fulfilled when (a) OEM delivers to RTI appropriate certifications that the Products meet the Specifications and were manufactured in accordance with applicable Regulatory Requirements and (b) Products are transferred from OEM’s finished goods inventory to RTI’s Managed Inventory. Deliveries shall be deemed timely if Products are transferred to RTI’s Managed Inventory [***].

(f) Consignment of Products. Upon delivery of Products to RTI’s Managed Inventory pursuant to section 4.05(e), the following shall occur: (1) title to the Products shall pass from OEM to RTI, and (2) RTI shall consign such Products to OEM until shipped to End Users pursuant to Section 4.05(g). OEM will be responsible for storing the Products consigned to OEM in a manner consistent with Laws, the Specifications and standard operating procedures, and shall take commercially reasonable efforts to protect such Products from all losses resulting from theft, damage to or destruction of the Products from the time of consignment until OEM ships the Products to End Users at the direction of and on behalf of RTI pursuant to Section 4.05(g). OEM will be responsible for all losses resulting from theft, damage to or destruction of the consigned Products caused by the intentional misconduct or negligence of OEM or any of its employees or failure to use commercially reasonable efforts to protect Products as set forth above. OEM may not transfer ownership of the consigned Products as collateral or security, nor as a mortgage nor otherwise pledge or encumber the consigned Products in any other way in favor of Third Parties. OEM shall take such actions and execute and deliver such documents as RTI may reasonably request to protect, and maintain the protection of,

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RTI’s rights in the consigned Products, including filing financing and other similar statements as may be required to protect RTI’s ownership in any applicable jurisdiction. OEM shall clearly segregate all Products in RTI’s Managed Inventory from the property of OEM or third parties. RTI shall have the right, during normal business hours, to inspect the RTI Managed Inventory during the Term and for any period of time thereafter while OEM continues to manage the RTI Managed Inventory.

(g) Shipment from RTI’s Managed Inventory to End Users. As part of the “Shipping & Handling” activities listed in the Supply Chain Services, RTI will, from time-to-time and in its sole discretion, direct OEM to ship Products from RTI’s Managed Inventory to End Users (“Shipment Directions”). All Shipment Directions shall be in writing and delivered by email to an email address designated by OEM or delivered via any mutually-agreed upon method (e.g., a printed order from RTI’s in-facility terminal). OEM may change the contact information for receipt of Shipment Directions in its sole discretion upon notice to RTI. Valid Shipment Directions will specify (1) the types and quantities of Products to be shipped from RTI’s Managed Inventory, (2) the name, physical address, and phone number of the End User to which the Products will be shipped, and (3) the requested shipment date to the End User. Shipment Directions received by OEM prior to 5:00pm EST/EDST on a Business Day will be shipped the same day (unless otherwise instructed by RTI); Shipment Directions received on or after 5:00pm EST/EDST on a Business Day, or received on a day other than a Business Day, will be deemed received by RTI on the next Business Day and shall be shipped on such next Business Day (unless otherwise instructed by RTI). RTI shall bear sole responsibility for any loss caused by incorrect shipping information provided to OEM. All shipments shall be made by common carrier selected by RTI. If RTI does not designate a common carrier, OEM will ship via a nationally recognized common carrier, e.g., FedEx, UPS. RTI shall be responsible for all shipping, handling and related insurance costs for shipment which shall be paid pursuant to Section 5.02.

ARTICLE 5

PRICE AND PAYMENT

5.01 Product Price.

[***]

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5.02 Shipment Costs. [***]

5.03 Charges for Supply Chain Services. [***]

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5.04 Taxes. All Prices are exclusive of, and RTI is solely responsible for, and shall pay, and shall hold OEM harmless from, all Taxes, with respect to, or measured by, the sale, shipment, use or Price of the Products or any Supply Chain Services or other services (including interest and penalties thereon); provided, however, that RTI shall not be responsible for any Taxes imposed on, or with respect to, OEM’s income, revenues, gross receipts, use, Personnel or real or personal property or other assets.

5.05 Payment Term. OEM shall issue invoices to RTI for all Products ordered by RTI at or after the time that such Products are shipped or, in the event that OEM is providing storage services pursuant to Section 4.05, at the time the Products are delivered to RTI’s Managed Inventory, and for all Services provided in any month at or after the end of such month (or as otherwise specified in the applicable Service Schedule), setting forth in reasonable detail the amounts payable by RTI under this Agreement. RTI shall pay to OEM all undisputed invoiced amounts within [***] days of the date of such invoice (and shall pay amounts disputed pursuant to Section 5.06 within [***] days after such dispute is resolved). RTI shall make all payments in US dollars by check or wire transfer, in accordance with the wire instructions provided by OEM.

5.06 Invoice Disputes. RTI shall notify OEM in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within [***] Business Days from the date of such invoice, provided that if RTI inadvertently fails to review in a timely fashion any invoice received hereunder, then RTI may dispute such invoice at any time within [***] Business Days after receiving Notice from OEM that such payment is past due. RTI will be deemed to have accepted all invoices for which OEM does not receive timely notification of dispute, and shall pay all undisputed amounts due under such invoices within the period set forth in Section 5.05. The Parties shall seek to resolve any such disputes expeditiously and in good faith.

5.07 Late Payments. [***]

5.08 No Set-off Right. RTI shall not, and acknowledges that it will have no right to, offset any amounts owed to OEM under this Agreement against any other amounts owed (or to become due and owing) to it by OEM or OEM’s Affiliates, whether relating to OEM’s or its Affiliates’ breach or non-performance of this Agreement, any Purchase Order or any other agreement.

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ARTICLE 6

TERM; TERMINATION

6.01 Term. This Agreement shall begin on the Effective Date and shall continue for a period of five (5) years (the “Initial Term”) unless terminated earlier as provided herein. Upon expiration of the Initial Term, this Agreement shall be renewed automatically for successive periods of one (1) year (“Renewal Term”) unless a Party notifies the other Party of its intent not to renew at least six (6) months prior to the expiration of the Initial Term, or the then-current Renewal Term, as applicable. The Initial Term, together with the Renewal Term(s), if any, shall be referred to as the “Term”.

6.02 OEM’s Right to Terminate. OEM may terminate this Agreement by providing written Notice to RTI:

(a) if RTI fails to pay any undisputed amount when due under this Agreement if such failure to pay is not cured by RTI within thirty (30) days after RTI’s receipt of written Notice of such failure to pay (“Payment Failure”);

(b) if RTI is in material breach of any representation, warranty or covenant of RTI under this Agreement (other than committing a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by RTI within thirty (30) days after RTI’s receipt of written Notice of such breach;

(c) if RTI (i) becomes insolvent, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(d) in the event of a Force Majeure Event affecting RTI’s performance under this Agreement for more than one hundred twenty (120) consecutive days.

Any termination under this Section 6.02 will be effective on RTI’s receipt of OEM’s written Notice of termination or such later date (if any) set forth in such Notice.

6.03 RTI’s Right to Terminate. RTI may terminate this Agreement by providing written Notice to OEM:

(a) if OEM commits a Fundamental Default;

(b) if OEM (i) becomes insolvent, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

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(c) in the event of a Force Majeure Event affecting OEM’s performance under this Agreement for more than one hundred twenty (120) consecutive days.

Any termination under this Section 6.03 will be effective on OEM’s receipt of RTI’s written Notice of termination or such later date (if any) set forth in such Notice.

6.04 Effect of Expiration or Termination. Upon expiration or termination of this Agreement, this Agreement shall thereafter have no effect, except that:

(a) RTI shall purchase OEM’s Safety Stock of the Products, [***]

(b) To the extent Products remain in RTI’s Managed Inventory, RTI will direct OEM to ship all Products in RTI’s Managed Inventory to an establishment authorized by Laws to store such Products. RTI will continue to pay OEM the Supply Chain Service Charge for so long as OEM remains in possession of the RTI Managed Inventory. RTI shall be responsible for all shipping and handling charges;

(c) [***]

(d) OEM shall continue to process and deliver to RTI all Products that are the subject of an accepted Binding Order or Interim Order as of the effective date of expiration or termination and RTI shall pay the applicable Price for such Products. Notwithstanding the foregoing, (i) RTI is not obligated to accept delivery if RTI terminates this Agreement for cause; and (ii) OEM is not obligated to deliver to RTI if OEM terminates this Agreement for cause (except as otherwise provided herein);

(e) Payment obligations that have accrued and have been invoiced prior to the date of termination shall remain due and payable in accordance with the terms of this Agreement;

(f) Payment obligations that have accrued but have not been invoiced as of the date of termination shall be invoiced and paid in full within [***] of receipt of such invoice;

(g) Except as otherwise set forth in this Section, all rights and licenses granted by one Party to the other Party shall immediately cease, except RTI may continue to distribute its unexpired inventory of Products until the remaining inventory has been depleted;

(h) The terms and provisions of this Agreement that, by their sense and context, are intended to survive the termination or expiration of this Agreement shall so survive the termination or expiration, including, without limitation, the provisions regarding limited warranty, confidentiality, limitation of liability, indemnification, and notice; and

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(i) Notwithstanding any other provision hereof, if this Agreement terminates pursuant to Section 6.02(b) or 6.03 before RTI has fully qualified a second source that is fully ready and able to assume full responsibility for manufacturing the Products as required by RTI, and provided that RTI does not commit or timely cures any Payment Failure, the Parties’ respective obligations under this Agreement shall survive any such termination hereof until such time as RTI has fully qualified a second source of supply that is ready to commence fulfilling RTI’s requirements for Products, such time to qualify a second source not to exceed the period commencing upon termination of this Agreement and ending on the earlier of (i) the first (1st) anniversary of such termination and (ii) the fifth (5th) anniversary of the Effective Date, provided that such period may be extended if OEM fails in any material respect to fully perform its obligations under this Agreement or the Quality Agreement that relate to or affect RTI’s practical ability to assume full responsibility for manufacturing the Products.

ARTICLE 7

REGULATORY AND COMPLIANCE

7.01 General. Both Parties shall at all times comply with all Laws applicable to this Agreement and each Party’s respective performance of its obligations hereunder. Without limiting the generality of the foregoing, each Party shall (a) at its own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the manufacture, purchase, use or resale of the Products and (b) not engage in any activity or transaction involving the Products, by way of resale, lease, shipment, use or otherwise, that violates any Law.

7.02 Regulatory Matters. Each Product shall be designated on Exhibit [●] as being either subject to OEM’s legal and regulatory responsibility for the Product or as subject to RTI’s legal and regulatory responsibility for the Product. All regulatory matters, including, without limitation, labeling, pre-market notifications, recalls, complaint handling, field actions, responsibility for obtaining and maintaining Regulatory Authority approvals and/or clearances, advertising and promotional material, UDI, and traceability related to Products for which OEM has assumed legal and regulatory responsibility at the time such regulatory matter arises shall be handled in accordance with the Private Label Quality Agreement. All regulatory matters, including, without limitation, labeling, pre-market notifications, recalls, complaint handling, field actions, responsibility for obtaining and maintaining Regulatory Authority approvals and/or clearances, advertising and promotional material, UDI, and traceability related to Products for which RTI has assumed legal and regulatory responsibility at the time such regulatory matter arises shall be handled in accordance with the Contract Manufacturing Quality Agreement.

7.03 No Conflict Minerals. OEM shall comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act by sourcing conflict-free minerals for use in the manufacturing of metal implants and other products, and upon request, shall provide documentation of compliance to RTI and regulatory agencies.

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ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.01 RTI’s Representations and Warranties. RTI represents and warrants to OEM that:

(a) it is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by RTI, have been duly authorized by all necessary action on the part of RTI;

(d) the execution, delivery and performance of this Agreement by RTI will not violate, conflict with, require consent under or result in any breach or default under (i) any of RTI’s organizational documents or (ii) any applicable Law;

(e) this Agreement has been executed and delivered by RTI and (assuming due authorization, execution and delivery by OEM) constitutes the legal, valid and binding obligation of RTI, enforceable against RTI in accordance with its terms;

(f) it is in material compliance with all applicable Laws relating to this Agreement, the Products and the operation of its business, except to the extent RTI is responsible for any such compliance with applicable Laws relating to the Products; and

(g) it is not insolvent.

8.02 OEM’s Representations and Warranties. OEM represents and warrants to RTI

(a) it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by OEM, have been duly authorized by all necessary action on the part of OEM; and

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(d) the execution, delivery and performance of this Agreement by OEM will not violate, conflict with, require consent under or result in any breach or default under (i) any of OEM’s organizational documents, or (ii) any applicable Law;

(e) this Agreement has been executed and delivered by OEM and (assuming due authorization, execution and delivery by RTI) constitutes the legal, valid and binding obligation of OEM, enforceable against OEM in accordance with its terms;

(f) it is in material compliance with all applicable Laws relating to this Agreement, the Products and the operation of its business; and

(g) it is not insolvent.

8.03 [Product Warranty. Subject to the provisions of Sections 8.04 through 8.06, OEM warrants to RTI (the “Product Warranty”) that:

(a) During the Warranty Period, Products will materially conform to the applicable Specifications, will be free from defects in materials and workmanship, will be manufactured in compliance with all applicable Laws and will comply in all respects with all requirements of the Quality Agreement.

(b) RTI will receive good and valid title to all Products, free and clear of all encumbrances and liens of any kind.

8.04 Product Warranty Limitations. The Product Warranty does not apply to any

Product that:

(a) has been subjected to use contrary to any instructions issued by OEM, including, without limitation, any of the following to the extent specifically defined in such instructions: abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress or abnormal environmental conditions;

(b) has not been used, stored and maintained in accordance with the documentation therefor; or

(c) has been reconstructed, repaired or altered by persons other than OEM or its authorized Representative.

OEM shall notify RTI of any changes to the documentation for any Product relating to the use, storage or maintenance thereof and shall make commercially reasonable efforts to address any concerns expressed by RTI that such changes would impair the reliability or durability of such Products.]8

[8]	Product Warranty subject to confirmation.

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8.05 RTI’s Exclusive Remedy for Defective Products. RTI’s remedy under this Section 8.05 is conditioned upon RTI’s compliance with its obligations under Section 8.05(a) and Section 8.05(b) below. During the Warranty Period, with respect to any allegedly Defective Products:

(a) RTI shall notify OEM, in writing, of any claim of a violation of the Product Warranty within thirty (30) days from the date RTI discovers such violation, stating with specificity all defects to RTI’s knowledge, and making commercially reasonable efforts to furnish such other written evidence or other documentation as may be reasonably requested by OEM;

(b) To the extent in RTI’s possession or control, RTI shall ship such allegedly Defective Products to OEM’s facility located at Marquette, Michigan for inspection and testing by OEM;

(c) OEM shall inspect and test such Products and, except for any defect that has been caused by any of the factors described in Section 8.04 above, subject to Section 8.05(a) and Section 8.05(b), OEM shall elect to either (i) replace such Defective Products with Products that are not Defective Products; or (ii) refund to RTI such amount paid by RTI to OEM for such Defective Product; and

(d) OEM shall reimburse RTI for its shipment costs to OEM for verified Defective Products, and if OEM exercises its option to replace Defective Products, OEM shall ship to RTI, at OEM’s expense and risk of loss, the replacement Products.

RTI has no right to return any Product except as set forth in this Section 8.05 or Section 4.03 or as may be required in connection with any recall or other act of any Governmental Authority. In no event shall RTI reconstruct, repair, alter or replace any Product, in whole or in part, either itself or by or through any Third Party.

EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, AND WITHOUT IN ANYWAY LIMITING OR EXCLUDING ANY OF RTI’S REMEDIES FOR FAILURE TO COMPLY WITH ANY BINDING PURCHASE ORDER, FOR ANY BREACH OF SECTION 3 OR SECTION 15 OR UNDER SECTION 4.03 OR SECTION 10 OR UNDER THE APPLICABLE RECALL PROVISIONS OF THE QUALITY AGREEMENT, THE REMEDIES SET FORTH IN THIS SECTION 8.05 ARE RTI’S EXCLUSIVE REMEDY FOR THE DELIVERY OF DEFECTIVE PRODUCTS.

8.06 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES: NONRELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8.02 AND THE PRODUCT WARRANTY SET FORTH IN SECTION 8.03, AND EXCEPT FOR ANY WARRANTIES PROVIDED IN SECTION 15, (A) NEITHER OEM NOR ANY PERSON ON OEM’S BEHALF HAS MADE OR MAKES ANY EXPRESS, IMPLIED, STATUTORY, OR OTHER REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A

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PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR PERFORMANCE OF GOODS OR PRODUCTS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) RTI ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY OEM, OR ANY OTHER PERSON ON OEM’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 8.02 AND 8.03 OF THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT.

ARTICLE 9

[***]

[***]

[***]

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ARTICLE 10

INDEMNIFICATION10

10.01 Mutual Indemnification. Subject to the terms and conditions of this Agreement, including those set forth in Section 10.2 and Section 10.3 each Party (as “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, “Losses”), arising from any third-party Claim that arises out of or results from:

(a) a material breach or material non-fulfillment of any representation, warranty or covenant under this Agreement or the Quality Agreement by Indemnifying Party or Indemnifying Party’s Personnel;

[10]	Note to Draft: The parties acknowledge that the Biologics MDA will reflect a different allocation of indemnification obligations.

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(b) any gross negligence or willful misconduct the of Indemnifying Party or its Personnel in connection with the performance of its obligations under this Agreement or the Quality Agreement; or

(c) any failure by Indemnifying Party or its Personnel to materially comply with any applicable Laws, except to the extent the other Party is responsible for such compliance.

10.2 RTI Indemnification Obligations. Subject to the terms and conditions of this Agreement, including those set forth in Section 10.2 and Section 10.4 RTI (as Indemnifying Party) shall indemnify, defend and hold harmless OEM and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “OEM Indemnified Parties”) against any and all Losses arising from any third-party Claim that arises out of or results from: (i) any claim that the manufacture, use, sale or Distribution of Products infringes the Intellectual Property rights of any Third Party; or (ii) product liability claims, including any claims relating to bodily injury, death of any Person or damage to real or tangible personal property, caused by the Products; in each case, except to the extent (A) caused by any manufacturing defect caused by OEM or any modification or alteration to the manufacture of the Products by OEM not authorized by RTI or that does not comply with the Specifications, or (B) relating to a claim for which OEM is obligated to indemnify RTI under this Agreement. For the avoidance of doubt, OEM shall not be liable under this Section 10 for any Losses to the extent arising out of or in connection with the Specifications, except to the extent arising from or associated with OEM’s non-compliance with the Specifications.

10.3 OEM Indemnification Obligations. Subject to the terms and conditions of this Agreement, including those set forth in Section 10.1 and Section 10.4, OEM (as Indemnifying Party) shall indemnify, defend and hold harmless RTI and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “RTI Indemnified Parties”) against any and all Losses arising from any third-party Claim that arises out of or results from product liability claims, including any bodily injury, death of any Person or damage to real or tangible personal property caused by the Products and attributable to (i) any manufacturing defect in materials and workmanship caused by OEM, (ii) any Product that does not materially comply with the Specifications. For the avoidance of doubt, OEM shall not be liable under this Section 10.3 for any Losses to the extent arising out of or in connection with the Specifications, except to the extent arising from or associated with OEM’s non-compliance with the Specifications, and or for Losses relating to a claim for which RTI is obligated to indemnify OEM under this Agreement.

10.4 Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party is not obligated to indemnify or defend (if applicable) an Indemnified Party against any Claim if such Claim or corresponding Losses to the extent arising out of or resulting from the Indemnified Party’s or its Personnel’s:

(a) gross negligence or willful misconduct; or

(b) intention breach of any of its obligations set forth in this Agreement.

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10.4 Indemnification Procedure. To receive the foregoing indemnities, the Party seeking indemnification (“Indemnitee”) must: (i) provide notice to be received by the indemnifying Party (“Indemnitor”) within ten (10) Business Days of Indemnitee’s first notice of the Claim, provided however, that any failure or delay in providing written notice shall not affect the Indemnitor’s indemnification obligations, except to the extent the Indemnitor is prejudiced by such failure or delay; (ii) tender to Indemnitor full control and authority over the defense of the Claim; (iii) cooperate as reasonably requested by Indemnitor (at Indemnitor’s expense) in Indemnitor’s defense of the Claim; and (iv) not enter into any settlement or compromise of such Claim defended by Indemnitor without the express written authorization of Indemnitor. Indemnitor shall not settle or compromise a Claim without Indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless: (i) the sole relief provided in such settlement or compromise constitutes monetary damages borne in full by Indemnitor; and (ii) such settlement or compromise does not include any finding or admission of a violation by Indemnitee of any Laws or third patty’s rights; or require any changes in the Indemnitor’s or Indemnitee’s business practices that would impair performance of either Party’s obligations under this Agreement.

ARTICLE 11

LIMITATION OF LIABILITY

11.01 NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT AS PROVIDED IN SECTION l l.03, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

11.02 MAXIMUM LIABILITY FOR DAMAGES. EXCEPT AS PROVIDED IN SECTION l 1.03, IN NO EVENT SHALL EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO OEM PURSUANT TO THIS AGREEMENT IN THE ONE YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

11.03 Exceptions. Notwithstanding any other provision hereof, this Section 11 shall not apply to, and shall neither exclude any damages or other remedies nor limit any liability of either Party arising out of or in connection with, either Party or its Affiliates’ (i) gross negligence or willful misconduct giving rise to a breach of this Agreement or the termination hereof, (ii) breach of Section 13 or (iii) obligations under Section 10.

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ARTICLE 12

INTELLECTUAL PROPERTY

Except as provided in Section 15, neither Party shall obtain from the other Party, whether expressly, impliedly, or by estoppel, any rights to the Intellectual Property of the other Party by operation of this Agreement or the Quality Agreement, except that the Parties will grant, and do hereby grant, a limited license to its Intellectual Property solely to the extent reasonably necessary for each Party to satisfy its respective performance obligations or exercise its rights under this Agreement and the Quality Agreement. Nothing in this Agreement shall be deemed to otherwise affect the transfer and/or license of Intellectual Property rights conferred in any other agreement.

ARTICLE 13

CONFIDENTIALITY

13.01 Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, forecasts, confidential information and materials comprising or relating to Intellectual Property, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” is collectively referred to as “Confidential Information” hereunder. Notwithstanding the foregoing, Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives;

(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

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(e) is required to be disclosed pursuant to applicable Law or rules or regulations of any stock exchange.

13.02 Protection of Confidential Information. The Receiving Party shall, for so long as it retains any Confidential Information that qualifies as a trade secret under applicable law, and for five (5) years from disclosure of any Confidential Information that does not qualify as a trade secret:

(a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall promptly return all Confidential Information and copies thereof that it has received under this Agreement.

ARTICLE 14

INSURANCE

During the Term and for a period of five (5) years thereafter each Party shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, commercial general liability insurance (including product liability coverage) in a sum no less than [***] with financially sound and reputable insurers, and upon the other Party’s request, shall provide the other Party with a certificate of insurance evidencing the insurance coverage specified in this Section.

ARTICLE 15

DESIGN & DEVELOPMENT SERVICES

[To be completed prior to close by the Parties prior to Closing to include the terms of the Design & Development Services Term Sheet attached hereto, as well as the mechanisms to provide support under Sections 2.03(b) and Section 9.04]

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ARTICLE 16

MISCELLANEOUS11

16.01 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

16.02 Notices. With the exception of forecasts, communications in the ordinary performance of this Agreement, and payments to be provided under this Agreement, any official notice, waiver or consent required or permitted by this Agreement to be given or delivered shall be in writing and shall be either delivered in person, sent by a nationally recognized courier (e.g. FedEx, UPS), or sent by registered or certified mail (with postage prepaid and return receipt requested), as follows:

If to OEM, to:

Attention:

with a copy to:

If to RTI, to:

Attention:

with a copy to:

Any official notice, waiver or consent shall be effective (i) upon delivery if delivered in person, (ii) the next Business Day in the locality of the recipient if delivered by next Business Day express courier service, or (iii) three (3) Business Days after post mark if sent by registered or certified mail. Either Party may change its address upon formal notice to the other Party.

16.03 No Assignment. Neither Party may assign any of its rights hereunder to any Third Party without the written consent of the other Party, except that either party may assign its rights hereunder to an Affiliate. Any assignment hereunder shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

16.04 No Third Party Beneficiaries. Except for the rights granted to directors, officers, agents and employees in Sections 10.01, nothing in this Agreement is intended to confer benefits, rights or remedies unto any person or entity other than the Parties and their successors and permitted assigns.

[11]	Note to Draft: Provisions to be conformed to Purchase Agreement, as appropriate.

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16.05 Entire Agreement; Amendments. This Agreement, the exhibits and schedules referred to herein, the documents delivered pursuant hereto contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

16.06 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such Party. For this purpose, an email, even if it includes a signature block of the sender, shall not be considered a “writing”, although an electronic copy of a document duly executed on behalf of a Party hereto shall be considered a “writing” even if transmitted by email or other electronic means. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

16.07 Expenses. Except as expressly set forth herein, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

16.08 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

16.09 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A manual signature on this Agreement or any document executed in connection with this Agreement, the image of which is transmitted electronically (including facsimile or e-mail), shall constitute an original signature for purposes of this Agreement.

16.10 Further Assurances. Each Party agrees, subsequent to the execution and delivery of this Agreement and without any additional consideration, to execute, acknowledge and deliver such further documents and instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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16.11 Jurisdiction; Specific Performance. Any proceeding hereunder may only be brought in federal or state court in Alachua, Florida. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

16.12 Independent Contractors. RTI and OEM are independent contractors. Nothing herein shall be deemed to create an agency, joint venture or partnership between RTI and OEM.

16.13 Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

16.14 Force Majeure. OEM shall not be deemed to breach this Agreement to the extent that OEM is prevented from or delayed in performing its obligations hereunder due to any causes that are, and that would notwithstanding the exercise of reasonable diligence be expected to be, beyond OEM’s reasonable control (such causes, “Force Majeure Events”), but only to the extent that (i) the effects of such Force Majeure Events upon the functions, activities and efforts of OEM to perform its obligations hereunder is not greater or more than its effects on such similar or related functions, activities or efforts of OEM or its vendors performed in connection with OEM’s own business and (ii) OEM uses its commercially reasonable efforts to mitigate the effects of the Force Majeure Events, including without limitation, by working around any constraints on OEM’s ability of perform its obligations hereunder that arise as a result of such Force Majeure Event (“Work-Around Efforts”). Upon any Force Majeure Event, OEM shall give notice of such event as soon as reasonably practicable to RTI stating the extent and duration of the impact that such event will have on its performance of its obligations hereunder and the cause thereof, and OEM shall resume the performance of its obligations as soon as reasonably practicable. OEM shall not be liable for the nonperformance or delay in performance of its obligations under this Agreement when such failure is due to a Force Majeure Event, provided that OEM implements any feasible Work-Around Efforts.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RTI Surgical, Inc.

By:
Name:
Title:

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RTI OEM, LLC

By:
Name:
Title:

CONFIDENTIAL

Signing Version

Exhibit [●]

Products

[Parties to Insert]

CONFIDENTIAL

Signing Version

Exhibit [●]

Planned Products

[***]

CONFIDENTIAL

Signing Version

Exhibit [●]

Supply Chain Services

Function	Detailed Requirements/Other Matters	Service Period	Service Charges During Initial Service Period – Fixed	Service Charges During Extension Period	Service Fee- Variable
SCM 1.1 Warehousing & storage	OEM to provide the following services to RTI: [***]	12 months with extension period of up to 6 months	[***]	[***]	[***]

SCM 1.2 Shipping & Handling	OEM to provide the following services to RTI: [***]	12 months with extension period of up to 6 months	[***]	[***]	[***]

SCM 1.3 Returns processing	OEM to provide the following services to RTI: [***]	12 months with extension period of up to 6 months	[***]	[***]	[***]

SCM 1.4 Value added services	OEM to provide the following services to RTI: [***]	12 months with extension period of up to 6 months		[***]	[***]

[***]

EXHIBIT E

NONEXCLUSIVE PATENT LICENSE AGREEMENT

THIS NONEXCLUSIVE PATENT LICENSE AGREEMENT (the “Agreement”) is made and entered into as of [●], 2020 (the “Effective Date”), by and between [●] (“[SpineCo]”), a [●] corporation with an address at [●], and [●] (“[OEMCo]”), a [●] corporation with an address at [●].1

In consideration of the agreements contained herein, and further in consideration of the Equity Purchase Agreement, dated as of January [●], 2020 (the “Purchase Agreement”), by and between RTI Surgical Holdings, Inc. (“Parent”) and Ardi Bidco Ltd., (“Buyer”), and subject to the terms and conditions set forth herein, [SpineCo] and [OEMCo] (each referred to herein individually as a “Party” and collectively as the “Parties”) agree as follows:

Agreement

1.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, “control” means the power to direct the management or affairs of a Person through the ownership of more than fifty per cent (50%) of the voting equity securities of such Person.

“Business” has the meaning set forth in the Purchase Agreement.

“Design & Development Services” means the [Design and Development Services]2 provided pursuant to the Manufacture and Distribution Agreements.

“Existing OEM Technology” means patents (other than the Licensed OEM Patents), know-how, trade secrets, and confidential information (i) owned by [OEMCo] or any Group Company as of the Effective Date, and (ii) used in connection with the SpineCo Business as of the Effective Date or to be used in the products listed in Exhibit C.

“Existing Products” means the products made by or on behalf of RTI Surgical or its Affiliates at or prior to the Effective Date.

“Existing SpineCo Technology” means patents (other than the Licensed Spine Patents), know-how, trade secrets, and confidential information, (i) owned by [SpineCo] and its Affiliates (other than [OEMCo] or any Group Companies) as of the Effective Date and (ii) used in connection with the Business as of the Effective Date or to be used in the products listed in Exhibit D.

[1]	Note to Draft: Parties to be confirmed prior to Closing.
[2]	Note to Draft: To be updated prior to Closing to reflect the incorporation of the terms of the Design & Development Term Sheet into the Manufacture and Distribution Agreements.

“Governmental Body” means any foreign, federal, state, local, municipal or other government, governmental authority or regulatory body or supervisory authority or self-regulatory body, including any court, tribunal, judicial body or arbitrator (public or private).

“Group Companies” means RTI OEM, LLC, a Delaware limited liability company, Tutogen Medical GmbH, a German limited liability company, Tutogen Medical (United States), Inc., a Florida corporation and RTI Donor Services, Inc., a Delaware corporation.

“License” means the license granted to [SpineCo] in Sections 2.1 and to [OEMCo] in Section 2.2.

“Licensed OEM Patents” means the patents and patent applications owned, sublicensable, or controlled by [OEMCo] or its Affiliates as of the Effective Date and (i) listed in Exhibit B, or (ii) otherwise used in the SpineCo Business as conducted as of the Effective Date or intended for use in connection with the products listed in Exhibit C, in each case (i) and (ii), including any patent and patent applications resulting from all parents, continuations, continuations-in-part, divisionals, foreign counterparts, renewals, reexaminations, and reissuances of the patents and patent applications included in (i) or (ii).

“Licensed OEM Product” means (i) any Existing Products primarily intended for use outside of the Spine Field and line extensions thereof, and/or (ii) any products resulting from the projects listed in Exhibit D and primarily intended for use in the fields indicated in Exhibit D (as well as future improvements, modifications, enhancements or variations thereof as indicated in Exhibit D); that, in each case (a) if made, used, imported, offered for sale or sold without a license, would infringe one or more claims of a Licensed Spine Patent or (b) is manufactured using techniques covered by a Licensed Spine Patent or (c) when used for its intended purpose is covered by a Licensed Spine Patent.

“Licensed Spine Patents” means the patents and patent applications owned, sublicensable, or controlled by [SpineCo] or its Affiliates as of the Effective Date and (i) listed in Exhibit A, or (ii) otherwise used in the Business as conducted as of the Effective Date or intended for use in connection with the products listed in Exhibit D, in each case (i) and (ii), including any patent and patent applications resulting from all parents, continuations, continuations-in-part, divisionals, foreign counterparts, renewals, reexaminations, and reissuances of the patents and patent applications included in (i) or (ii).

“Licensed Spine Product” means (i) any Existing Products primarily intended for use in the Spine Field and line extensions thereof (to the extent such line extensions are developed pursuant to the Design & Development Services), and/or (ii) any products primarily intended for use in the Spine Field and listed in Exhibit C; that, in each case (a) if made, used, imported, offered for sale or sold without a license, would infringe one or more claims of a Licensed OEM Patent or (b) is manufactured using techniques covered by a Licensed OEM Patent or (c) when used for its intended purpose is covered by a Licensed OEM Patent.

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“Manufacture and Distribution Agreements” means [the MDA, Biologics MDA, and Germany MDA]3.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“RTI Surgical” means RTI Surgical, Inc.

“SpineCo Business” means the marketing, sale or direct distribution of surgical implants, instruments, or biologics used in the treatment of conditions affecting the spine (x) as represented by Parent’s “Spine” or “International” lines of business and (y) as otherwise described in RTI Surgical’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 5, 2019.

“Spine Field” means the marketing, sale or direct distribution of surgical implants, instruments, or biologics used in the treatment of conditions affecting the spine.

“Territory” means all countries worldwide.

2.	License.

2.1. License Grant by [SpineCo]. [SpineCo] and its Affiliates hereby grant to [OEMCo] and its Affiliates a nonexclusive, nontransferable (except as set forth in Section 10.4), fully paid-up license (with no right to sublicense) during the term of this Agreement, under the Licensed Spine Patents, to: (a) use, make, have made, import, sell, and offer to sell Licensed OEM Products within the Territory; (b) use any method or process in manufacturing Licensed OEM Products outside the Spine Field (except as otherwise set forth on Exhibit D); and (c) otherwise practice the claimed inventions of the Licensed Spine Patents for making, using, selling, offering for sale, or importing Licensed OEM Products outside the Spine Field (except as otherwise set forth on Exhibit D). [SpineCo] will also grant, and does hereby grant, a limited license to the Licensed Spine Patents solely to the extent reasonably necessary for each Party to satisfy performance obligations or exercise rights under separate valid written agreements between the Parties, such as design, manufacturing, or distribution agreements. The license rights granted in this Section 2.1 extends to manufacturers, suppliers, distributors, agents, representatives, end users and customers of [OEMCo] and its Affiliates to the limited extent of their acts in connection with only the Licensed OEM Products.

[3]	Note to Draft: To be further defined.

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2.2. License Grant by [OEMCo]. [OEMCo] and its Affiliates hereby grant to [SpineCo] and its Affiliates a nonexclusive, nontransferable (except as set forth in Section 10.4), fully paid-up license (with no right to sublicense) during the term of this Agreement, under the Licensed OEM Patents, to: (a) use, make, have made, import, sell, and offer to sell Licensed Spine Products for use in the Spine Field and within the Territory; (b) use any method or process in manufacturing Licensed Spine Products; and (c) otherwise practice the claimed inventions of the Licensed OEM Patents for making, using, selling, offering for sale, or importing Licensed Spine Products for use in the Spine Field. [OEMCo] will also grant, and does hereby grant, a limited license to the Licensed OEM Patents solely to the extent reasonably necessary for each Party to satisfy performance obligations or exercise rights under separate valid written agreements between the Parties, such as design, manufacturing, or distribution agreements. The license rights granted in this Section 2.2 extend to manufacturers, suppliers, distributors, agents, representatives, end users and customers of [SpineCo] and its Affiliates to the limited extent of their acts in connection with only the Licensed Spine Products.

2.3. No Implied License. Except as expressly provided in Sections 2.1 and 2.2, nothing in this Agreement is intended to confer, by implication, estoppel, or otherwise, any license to or rights in any intellectual property rights of [SpineCo], [OEMCo] or their Affiliates.

2.4. Mutual Covenants Not To Sue.

2.4.1. Subject to the terms and conditions of this Agreement, [SpineCo], on behalf of itself and its current and future Affiliates and their successors and assigns, hereby covenants under the Existing SpineCo Technology not to bring any proceeding before any Governmental Body against [OEMCo], its Affiliates or its or their successors and assigns that alleges that the current and future operation of the Business, as conducted as of the Effective Date or as contemplated in Exhibit D, infringes upon or otherwise violates the Existing SpineCo Technology.

2.4.2. Subject to the terms and conditions of this Agreement, [OEMCo], on behalf of itself and its current and future Affiliates and their successors and assigns, hereby covenants under the Existing OEM Technology not to bring any proceeding before any Governmental Body against [SpineCo], its Affiliates or its or their successors and assigns that alleges that the current and future operation of the SpineCo Business, as conducted as of the Effective Date or as contemplated in Exhibit C, infringes upon or otherwise violates the Existing OEM Technology.

2.4.3. The above covenants extend solely to: (i) the Parties; (ii) third-party suppliers, manufacturers, contractors or consultants, solely to the extent such third parties perform services on behalf of or provide products to the businesses of the Party receiving the covenant and its Affiliates, (iii) distributors, licensees or resellers, solely to the extent such persons use or resell, license or distribute products or services received from the Party receiving the covenant and its Affiliates, and (iv) customers, solely for end-use purposes.

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2.4.4. The Parties intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code, 11 U.S.C. Section 365 (and any amendment thereto) and any equivalent Law in any foreign jurisdiction, each of the above covenants will be treated as a license to intellectual property, and the parties, in their status as grantee parties of such covenants, as applicable, may elect to retain their rights under their covenant if any grantor of such covenant rejects the covenant in bankruptcy.

3. Challenges to Licensed Patents. [SpineCo] shall not challenge any of the Licensed OEM Patents and [OEMCo] shall not challenge any of the Licensed Spine Patents. If either Party or any of its Affiliates asserts a claim or defense, or directly or indirectly assists or cooperates with any other person in asserting a claim or defense, in any legal proceeding (including any proceeding before the U.S. Patent and Trademark Office or any similar government agency in any other jurisdiction) that any of the Licensed Spine Patents or Licensed OEM Patents is invalid or unenforceable for any reason, in which case the Party bringing such a challenge will be considered a “Challenging Party,” then the other Party may, by written notice, terminate its license grant to the Challenging Party under such applicable Licensed Spine Patent or Licensed OEM Patent without affecting the license granted to it under Section 2 by the Challenging Party. Notwithstanding the foregoing sentence, (a) the Parties and their Affiliates shall retain all rights to defend themselves (and shall retain all rights to assist manufacturers, suppliers, distributors, agents, representatives, end users and customers in defending) in any way against any charge of infringement of the Licensed Spine Patents or the Licensed OEM Patents maintained or brought against them for any activities, whether or not such charge of patent infringement is brought in violation of this Agreement and/or the covenants herein and (b) prior to any such termination, the other Party shall provide the Challenging Party notice of a violation of this Section 3 and an opportunity to cure such violation within thirty (30) days of such written notice. Disclosure of information by the Parties or any of their Affiliates to a third party as required by any law, rule, order, discovery request or subpoena resulting from disputes not arising from the that Party is permitted and shall not be considered to be a challenge to or assistance to others in challenging the validity or enforceability of the Licensed Patents for purposes of this Section 3.

4.	Prosecution, Enforcement and Maintenance.

4.1. Prosecution and Maintenance. SpineCo (with respect to the Licensed SpineCo Patents) and OEMCo (with respect to the Licensed OEMCo Patents) retain the sole right to protect at their sole discretion the Licensed SpineCo Patents and Licensed OEMCo Patents (as applicable), including deciding whether and how to file and prosecute applications for patents, whether to abandon prosecution of such applications, and whether to discontinue payment of any maintenance or renewal fees with respect to any patents. If SpineCo (with respect to the Licensed SpineCo Patents) or OEMCo (with respect to the Licensed OEMCo Patents) wishes to abandon a patent included in the Licensed SpineCo Patents or Licensed OEM Patents, as applicable, for reasons other than refusal by the relevant patent office, it shall notify the other Party in due advance, and such other Party may within sixty (60) days after receipt of such notice request that the relevant patent is transferred to it at its sole expense. In the event that any patent or patent application is transferred in accordance with this Section 4.1, it shall be included within the Licensed Spine Patents or Licensed OEM Patents, as applicable, owned by the Party to which the patent or application is transferred, effective as of the date of such transfer.

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4.2. Third Party Infringements.

4.2.1. [SpineCo] shall promptly notify [OEMCo] in writing of any actual or possible infringement, misappropriation, or other violation by any third party, of any Licensed OEM Patents that come to [SpineCo’s] or any of its Affiliates’ attention, as well as the identity of such third party or alleged third party and any evidence of such infringement, misappropriation or other violation within SpineCo’s (or any of its Affiliates’) custody or control that it is reasonably able to provide. OEMCo shall have the sole right to determine at its sole discretion whether any action shall be taken in response to such infringements, misappropriations or other violations.

4.2.2. [OEMCo] shall promptly notify [SpineCo] in writing of any actual or possible infringement, misappropriation, or other violation by any third party, of any Licensed SpineCo Patents that come to [OEMCo’s] or any of its Affiliates’ attention, as well as the identity of such third party or alleged third party and any evidence of such infringement, misappropriation or other violation within OEMCo’s (or any of its Affiliates’) custody or control that it is reasonably able to provide. SpineCo shall have the sole right to determine at its sole discretion whether any action shall be taken in response to such infringements, misappropriations or other violations.

5.	Confidentiality.

5.1. Confidential Information. The terms of this Agreement, and any nonpublic information regarding the Licensed Spine Products, Licensed OEM Products, Licensed Spine Patents, and Licensed OEM Patents (whether orally, in writing, or otherwise) in connection with or during the term of this Agreement, including all pending patent applications, correspondence to and from the patent offices, invention disclosures, and inventor notebooks, will be considered “Confidential Information” for purposes of this Agreement.

5.2. Protection of Confidential Information. The Parties will not use any Confidential Information of the other Party for any purpose not otherwise allowed by this Agreement, and will disclose the Confidential Information only to the employees and agents, including attorneys and accountants, of the Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Party’s duty hereunder. The Parties will protect the Confidential Information from unauthorized use, access, or disclosure in the same manner as the Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

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5.3. Exceptions. Each Party will be allowed to disclose the Confidential Information to the extent that such disclosure is (a) specifically approved in writing by the other Party, (b) necessary in the course of legal proceedings for the Party to defend itself or to enforce its rights under this Agreement and subject to a reasonable protective order; (c) required by law or by the order of a court or similar judicial or administrative body, provided that the Party who seeks to disclose the Confidential Information notifies the other Party of such required disclosure promptly and in writing and cooperates with the other Party, at the other Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure; or (d) necessary for the design, sale, and/or manufacture of Licensed Spine Products and/or Licensed OEM Products in conjunction with third parties.

5.4. Return of Confidential Information. Each Party will return to the other Party or destroy all tangible copies of Confidential Information in the Party’s possession or control and use best efforts to permanently erase all electronic copies of Confidential Information promptly upon the written request of the other Party or the expiration or termination of this Agreement, whichever occurs first. Notwithstanding the foregoing, the Parties may retain, to the extent required by law or regulation, professional accounting obligations, customary record-keeping policies, or litigation or compliance obligations, copies of the Confidential Information; and further, electronic archival copies of Confidential Information need only be destroyed in accordance with such Party’s standard destruction policy for such archival copies.

6.	Representations and Warranties.

6.1. Mutual Representations and Warranties. Each Party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreement of such Party or any judgment, order, or decree by which such Party is bound.

6.2. [SpineCo] Representations and Warranties. [SpineCo] represents and warrants that it has full right, power, and authority to license the Licensed Spine Patents in the Territory, and that granting of a non-exclusive license to the Licensed Spine Patents to [OEMCo] does not and will not conflict with or result in a breach of any other agreement of [SpineCo] or any judgment, order, or decree by which such [SpineCo] is bound.

6.3. Disclaimer. Neither Party makes any representations or warranties of any kind, other than the representations and warranties expressly stated in this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement should be construed as: (a) a warranty or representation by the licensing Party as to the validity, enforceability, or scope of any Licensed Patent; (b) a warranty or representation by the licensing Party that any pending application included in any of the licensed patents will issue as a patent or that the licensing Party will prosecute or maintain such patents; (c) a warranty or representation by the licensing Party that using, making, selling, offering for sale, or importing a product as permitted under this Agreement will not infringe any patent of a third party; or (d) a warranty or representation by the licensing Party that it will enforce any licensed patent against a third party.

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7. Indemnification. Each Party will indemnify and hold harmless the licensing Party and its Affiliates, directors, officers, employees, and agents from and against any and all claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to (a) the design, manufacture, marketing, distribution, sale, or use of their respective licensed products covered under this Agreement, except to the extent such products are the subject of another agreement between the Parties (such as a Manufacturing and Distribution Agreement), (b) the indemnifying Party’s material breach of its representations, warranties and covenants set forth in this Agreement or (c) any fraud, gross negligence or willful misconduct by the indemnifying Party in connection with its performance under this Agreement. Each Party will use reasonable efforts to notify the other Party promptly of any claim for which it believes there is any entitlement to indemnification. If a Party is defending a third-party claim pursuant to this section, it will have the right to participate in the defense of such claim with its own counsel and at its own expense. No settlement of any such claim will be binding on a Party without its express prior written consent.

8. Limitation of Liability. EXCEPT TO THE EXTENT RELATING TO A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSE OEM PATENTS OR LICENSED SPINE PATENTS (AS APPLICABLE) LICENSED HEREUNDER, WHETHER IN CONTRACT OR TORT OR OTHERWISE, EVEN IF THE LICENSING PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE TERMS OF THIS SECTION 8 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS OF LIABILITY.

9.	Term and Termination.

9.1. Term. This Agreement will take effect on the Effective Date and will remain in effect until all patents subject to this Agreement have expired, been abandoned, or been ruled invalid or unenforceable in a final, non-appealable decision by a court of competent jurisdiction, or until earlier terminated in accordance with this Agreement.

9.2. Termination for Cause. Each Party may immediately terminate this Agreement, by giving written notice of termination to the other Party if any of the following events occurs: (a) the other Party materially breaches this Agreement and fails to cure such material breach within thirty (30) days after written notice; (b) the other Party attempts to assign any right or delegate any duty under this Agreement in violation of Section 10.4 (Assignment); (c) the other Party becomes insolvent or is unable to pay its debts as they become due, makes an assignment for the benefit of its creditors, enters into bankruptcy or similar proceedings, or has a receiver or custodian appointed for it or (d) the other Party ceases to conduct business or enters into dissolution or liquidation proceedings.

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9.3. Survival. Upon termination or expiration of this Agreement, Sections 1 (Definitions), 5 (Confidentiality), 6.3 (Disclaimer), 7 (Indemnification), 8 (Limitation of Liability), 9.3 (Survival), and 10 (General) will survive.

10.	General.

10.1. Patent Marking. Each Party shall use its best efforts to mark and cause its Affiliates to mark prominently all products subject to this Agreement under any patents licensed under this Agreement in accordance with 35 USC § 287 in accordance with the practice of the Parties prior to the Effective Date.

10.2. Notice. All notices or other communications required or permitted hereunder (“Notice”) shall be in writing and shall be delivered personally, by email, or sent by private overnight courier or by registered or certified mail, and shall be deemed given when delivered personally, by email or by courier or otherwise, as follows:

If to [OEMCo], to4:

[OEMCo]

Attention: [●]
Email: [●]

with a copy to:

Montagu Private Equity SAS

41, avenue George V

75008 Paris

France

Attention: [●]

Email: [●]

If to SpineCo, to:

[SpineCo]

Attention: [●]
Email: [●]

[4]	Note to Draft: Notice detail to be added prior to Closing.

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with a copy to:

RTI Surgical Holdings, Inc.

Attention: [●]
Email: [●]

10.3. Governing Law; Jurisdiction; Venue. This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without giving effect to any Requirements of Law of the State of Delaware that would require or permit the application of the Requirements of Law of any other jurisdiction. [Section 13.12 of the Purchase Agreement are hereby incorporated by reference.]

10.4. Assignment. Except as permitted herein, neither Party may assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement (by operation of law or otherwise) without the other Party’s prior written consent. Consent is not required in the event that such assignment is made (i) to an Affiliate in connection with a reorganization of assets or manufacturing or (ii) in connection with a sale, transfer, or assignment of all or substantially all of the assets or rights relating to the applicable line of business, including by way of the merger, assignment or other transaction.

10.5. Remedies. The rights and remedies of the Parties will be cumulative (and not alternative). If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

10.6. Waiver. All waivers must be in writing and signed by an authorized representative of the Party to be charged. For this purpose, an email, even if it includes a signature block of the sender, shall not be considered a “writing”, although an electronic copy of a document duly executed on behalf of a party hereto shall be considered a “writing” even if transmitted by email or other electronic means. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

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10.7. Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

10.8. Independent Contractors. This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the Parties except that of independent contractors.

10.9. Construction. The section headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear. The word “or” shall not be exclusive. Unless the context otherwise requires, references herein, to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections” are intended to refer to sections of this Agreement. This Agreement may be executed in several counterparts, each of which will be considered an original and which together will be considered one and the same agreement.

10.10. Bankruptcy. The Parties acknowledge and agree that this Agreement is a contract under which each Party is a licensor of intellectual property as provided in Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”).

10.11. Entire Agreement; Amendments. This Agreement, including the Exhibits referred to herein (which are part of this Agreement), contains the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, communications, and understandings between the Parties (whether written or oral) relating to the subject matter hereof. This Agreement does not negate any nondisclosure agreement or similar agreement containing confidentiality obligations between the Parties dated on or before the Effective Date or any written agreement by the Parties signed as of or after the Effective Date. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument that specifically refers to this Agreement and the Parties’ intention to modify it and that is duly executed and delivered on behalf of both Parties.

10.12. No Admission of Liability. The Parties agree that this Agreement shall not be construed as an admission of liability by either [SpineCo] or [OEMCo], that it is a compromise resulting from settlement negotiations as defined by Fed.R.Evid. 408, and that this Agreement is inadmissible and may not be used by the Parties or anyone not a party to this Agreement to prove or disprove the validity, infringement, or amount of any disputed claim, including any disputed claim of infringement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in the manner appropriate for each as of the Effective Date.

[SpineCo]	[OEMCo]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Attached Exhibits:

Exhibit A	Licensed Spine Patents

Exhibit B	Licensed OEM Patents

Exhibit C	Current and Anticipated [SpineCo] Projects

Exhibit D	Current and Anticipated [OEMCo] Projects

[SIGNATURE PAGE TO NONEXCLUSIVE PATENT LICENSE AGREEMENT]

EXHIBIT F

CONFIDENTIAL

Project Kings

Key Terms of Limited Partnership Agreement

This term sheet (the “Term Sheet”) is a summary of the material terms of the limited partnership agreement (the “Agreement”) of a newly formed Delaware limited partnership (the “Partnership”) to be entered into by and among (i) the General Partner (defined below) and (ii) one or more affiliates of Montagu Private Equity SAS as limited partners (“Montagu”), certain members of management and affiliates of RTI Surgical Holdings, Inc. (collectively, the “Co-Investor” and together with Montagu the “Unitholders”). The Agreement will be executed in connection with the proposed acquisition by Montagu of the Group Companies pursuant to that certain Equity Purchase Agreement to be entered into by and among one or more affiliates of Montagu and RTI Surgical Holdings, Inc. (the “Purchase Agreement”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

Securities:	The Co-Investor will invest on the same economic terms as Montagu and receive the same securities as Montagu (the “Units”). The Units issued to Co-Investor shall be equal to the Rollover Amount. Other than the Units and any incentive equity, no other securities of the Partnership shall be issued and outstanding as of the Closing.

Governance:	An affiliate of Montagu will serve as the general partner of the Partnership (the “General Partner”).

Consent Rights:	So long as the Co-Investor holds Units, it will have an approval right with respect to: (i) amendments to organizational documents that constitute a material and adverse change specific to the Co-Investor or that would reasonably be expected to, considered objectively, materially and disproportionately adverse to the Co-Investor (in each case as compared to other investors) and (ii) any transactions between Montagu (and/or its affiliates) on the one hand, and the Partnership and its subsidiaries, on the other hand, that are not on an arms-length terms; provided, that no such Co-Investor approval will be required in connection with the remittance of consulting fees to Montagu pursuant to the full potential plan.

Transfer Restrictions:	The Co-Investor shall not, directly or indirectly, transfer all or any part of its Units without the prior written consent of the General Partner, other than permitted transfers to their affiliates (other than competitors) which such transfers shall be made in compliance with applicable law and pursuant to the transfer requirements of the Agreement, including the tag-along and drag-along provisions.

Tag-Along Rights:	If Montagu proposes to sell or transfer any of its Units to a third party that is not a permitted transferee of Montagu (whether pursuant to a merger, stock sale or similar transaction), the Co-Investor shall have the right to participate in such transfer by transferring up to its pro rata portion of the Units proposed to be transferred to such third party on the same terms and conditions.

Drag-Along Rights:	If at any time, in order to effect a sale of the Partnership, the General Partner agrees to effect, in one transaction or a series of related transactions, in the aggregate, the transfer of more than 50% of the total issued and outstanding Units or the sale of all or substantially all of the assets of the Partnership, in each case, to a third party that is not an affiliate of the General Partner (whether pursuant to a merger, stock sale or similar transaction) (a “Drag-Along Sale”), the General Partner may compel the Unitholders (the “Drag-Along Holders”) to transfer their respective pro rata portions of the Units proposed to be transferred to such third party on the same terms and conditions, subject to customary carveouts. The Drag-Along Holders will cooperate with such actions requested by the General Partner to consummate the Drag-Along Sale.

Preemptive Rights:	If at any time prior to an IPO, the Partnership proposes to issue Units or any securities convertible or exchangeable into Units, Montagu and the Co-Investor shall have the right to purchase up to their respective pro rata portion of the Units proposed to be issued, subject to certain customary carve-outs.

Information Rights:	The Co-Investor will be entitled to receive (i) quarterly financial statements of the Partnership within 45 days after fiscal quarter-end and (ii) annual audited financial statements of the Partnership within 120 days of the fiscal year end; provided, that in the event the Co-Investor is acquired by a competitor (whether pursuant to a merger, stock sale or similar transaction), the Co-Investor will no longer be entitled to receive the foregoing financial statements.

Registration Rights:	The Co-Investor shall be entitled to customary piggyback registration rights.

Governing Law:	The Agreement shall be governed by the laws of Delaware.

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